  As Filed with the Securities and Exchange Commission on December 15, 1999

                                                      Registration No. _________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                               RIDDELL SPORTS INC.
             (Exact name of registrant as specified in its charter)

                       ----------------------------------

      Delaware                         3949                        22-2890400
----------------------         ---------------------------      ----------------
(State or other juris-         primary standard industrial      (I.R.S. Employer
 diction of incorpora-         classification code number        identification
 tion or organization)                                                number)

       50 East 42nd Street, Suite 1808, New York, NY 10017 (212) 808-5400
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       ----------------------------------

                                DAVID GROELINGER
                             CHIEF FINANCIAL OFFICER
                              RIDDELL SPORTS INC.,
                     50 EAST 42ND STREET, NEW YORK, NY 10017
                                 (212) 808-5400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ----------------------------------

                                   COPIES TO:

CLIFFORD A. BRANDEIS, ESQ.                    RUBI FINKELSTEIN, ESQ.
ZUKERMAN GORE & BRANDEIS, LLP                 ORRICK HERRINGTON & SUTCLIFFE, LLP
900 THIRD AVENUE                              666 FIFTH AVENUE
NEW YORK, NEW YORK  10022                     NEW YORK, NY 10103
Phone: (212) 223-6700                         Phone: (212) 506-5000
Fax: (212) 223-6433                           Fax: (212) 506-5151

      Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. //

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. //

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. //

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. //

---------------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------
                                             Proposed
                                             Maximum     Proposed
                                             Offering    Maximum          Amount of
Title of Each Class of        Amount to be   Price Per   Aggregate        Registration
Securities to Be Registered   Registered     Unit        Offering Price   Fee
---------------------------------------------------------------------------------------
Common Stock, par value       1,287,500         $3.125   $4,023,437.50    $1,062.25(1)
$.01 per share
---------------------------------------------------------------------------------------
Rights                        1,000,000            N/A             N/A             (2)
---------------------------------------------------------------------------------------
Warrants                      1,000,000            .01         $10,000        $2.64(3)
                                                                              -----
---------------------------------------------------------------------------------------
Total                                                                        $1,064.89
                                                                             =========
---------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c), and includes an additional 37,500 shares of Common Stock which the Underwriter has the option to purchase to cover over-allotments, if any.

(2) Pursuant to Rule 457(3), no registration fee is payable with respect to the rights since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)   Calculated pursuant to Rule 457(g)(i).

The information in this prospectus is not complete and may be changed. Riddell Sports may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      SUBJECT TO COMPLETION DECEMBER 15, 1999

Preliminary Prospectus

                               Subscription Rights
                                   to Purchase

                           RIDDELL SPORTS INC. [LOGO]

                      1,000,000 Shares of Common Stock and
           Accompanying Distribution of Common Stock Purchase Warrants

      We are distributing rights to purchase shares of our common stock to persons who owned our common stock as of the close of business on December 27, 1999, the record date. We will issue up to 1,000,000 shares of common stock in the offering. You will have the right to subscribe for 0.10795 shares of common stock for each share of our common stock that you owned on the record date. You will not have the right to purchase any fractional shares. The subscription price is $_______ for each whole share.

      If you exercise your rights, you will also receive, for no additional money, a common stock purchase warrant to purchase, if conditions are met, stock from Riddell of a new or existing subsidiary that conducts substantially all of our Internet operations.

      If you do not properly exercise your rights before 5:00 p.m., Eastern Standard Time, on February [ ], 2000, your rights will expire.

      Our shares are listed for trading on the American Stock Exchange under the symbol "RDL." On December 10, 1999, the last reported sale price for our common stock on the American Stock Exchange was $3.125 per share. The rights will be transferable, but will not be listed or quoted on a formal exchange.

      H.C. Wainwright & Co., Inc. will act as solicitation agent for us in connection with the rights offering.

      Concurrently with the rights offering, we are offering to sell an additional 250,000 shares of our common stock to the public under a separate prospectus plus up to an additional 37,500 shares to cover over-allotments.

      See "Risk Factors" beginning on page 20 to read about factors you should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                          Per Share      Total
Subscription Price..................................   $              $

Solicitation Agent Fee..............................   $              $

Proceeds, before expenses, to Riddell...............   $              $

                           H.C. Wainwright & Co., Inc.

                        Prospectus dated [       ], 2000

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which the offer or solicitation is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

In this prospectus, "Riddell," "we," "us" and "our" refer to Riddell Sports Inc. and our subsidiaries, unless the context specifically indicates otherwise.

                                TABLE OF CONTENTS
                                                                            Page

THE BOARD RECOMMENDATION.......................................................1

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING................................1

PROSPECTUS SUMMARY.............................................................7

RISK FACTORS..................................................................20

TRADE NAMES AND TRADEMARKS....................................................31

FORWARD-LOOKING STATEMENTS....................................................32

THE RIGHTS OFFERING...........................................................33

THE CONCURRENT OFFERING.......................................................43

USE OF PROCEEDS...............................................................44

DILUTION .....................................................................45

CAPITALIZATION................................................................46

SELECTED FINANCIAL DATA.......................................................47

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS..................................51

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY...............................61

BUSINESS .....................................................................62

MANAGEMENT....................................................................85

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT.......................................................90

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................101

PLAN OF DISTRIBUTION.........................................................103

DESCRIPTION OF CAPITAL STOCK.................................................104

DESCRIPTION OF DEBT SECURITIES...............................................106

CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................107

LEGAL MATTERS................................................................110

EXPERTS......................................................................110

WHERE YOU CAN FIND MORE INFORMATION..........................................110

INDEX TO FINANCIAL STATEMENTS................................................F-1

                             NO BOARD RECOMMENDATION

      Our Board of Directors believes that the rights offering is in our best interests. The rights offering will enable us to raise capital to finance our Internet operations and for additional working capital.

      Our Board of Directors is not making any recommendation to you as to whether you should exercise your right to purchase our common stock. You must make your own decision as to whether to exercise your right. You should not view the group of certain of Riddell's officers and directors and certain other individuals who it is currently anticipated will agree to exercise all rights granted to them and to purchase up to $_______ of the remaining shares offered under the rights offering, as a recommendation or other indication by Riddell or our Board of Directors, that the exercise or sale of your rights is in your best interests. An investment in shares of our common stock must be made according to your own evaluation of your own best interests.

      American Stock Transfer & Trust Company, our transfer agent, has agreed to provide services to us and act as the subscription agent in connection with the rights offering. If you require assistance, please contact our subscription agent toll free at (800) 937-5449.

                 QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

      Q:    What is the rights offering?

      A: The rights offering is a distribution of rights on a pro rata basis to all of our common stockholders as of December 27, 1999, the record date. "Pro rata" means in proportion to the number of shares of our common stock that you and the other stockholders hold on the record date. We are distributing rights to purchase an aggregate of 1,000,000 shares of common stock. The actual number of rights we will distribute per share will depend upon the number of shares of common stock outstanding on the record date for the rights offering. The number of rights per share will be calculated by dividing (i) 1,000,000, the total number of shares of common stock that may be purchased in the rights offering, by (ii) the total number of outstanding shares of common stock as of the record date. Based upon the number of shares outstanding at December 1, 1999, each share of common stock would be entitled to 0.10795 of a full right.

      Q: How many rights will I receive for each share of common stock that I own?

      A: You will receive 0.10795 of one full right for each share of common stock that you own. That means for approximately every 10 shares of common stock that you own you will receive one full right.

      Q:    What is a right?

      A: Each full right is the privilege to purchase one additional share of Riddell's common stock for the subscription price.

      Q:    What is the subscription price per share?

      A:    The subscription price per share is $______________.

      Q: What if the exercise of my rights results in a fractional share of common stock?

      A: If the exercise of your rights would result in the purchase of a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares. You may not purchase a fractional share.

      Q:    Why is Riddell offering the rights?

      A: Riddell is offering the rights to finance its new Internet business and for additional working capital.

      Q:    How soon must I act?

      A: Your rights expire at 5:00 p.m., New York City time, on February______, 2000. The subscription agent must receive all required documents and payments in good funds before that time and date.

      Q: What documents and form of payment are required to exercise my rights?

      A: If you are a record holder of Riddell common stock on December 27, 1999, you are receiving with this prospectus a subscription certificate and instructions on how to exercise your rights to purchase shares. The subscription certificate must be properly filled out and delivered with full payment in good funds to American Stock Transfer & Trust Company before the expiration of the rights on or before February ______, 2000. The subscription price must be paid in good funds, which means by wire transfer, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights. The instructions also describe an alternate procedure called "Notice of Guaranteed Delivery". The "Notice of Guaranteed Delivery" allows an extra three days for you to deliver the subscription certificate if full payment in good funds is received on or before the expiration date, February _____, 2000, and if a securities broker or qualified financial institution signs the form to guaranty that the subscription certificate will be timely delivered. Subscription documents and payments should be sent to American Stock Transfer & Trust Company at 40 Wall Street, 46th floor, New York, NY 10005.

      Q: What if a broker, bank or other nominee is the record holder of my shares?

      A: If you wish to exercise your rights to purchase shares, please promptly contact the broker, bank or other company holding your shares. Because your broker or other nominee holder is the record holder of the shares you own, they must complete the subscription certificate on your behalf for the shares that you wish to purchase or arrange for a subscription certificate issued in your name. The broker, bank or other nominee will be requested to contact you for instructions on exercising your rights.

      Q: Will our Board of Directors make a recommendation whether I should exercise my rights?

      A:    No.

      Q:    What is the standby group?

      A: The standby group is a group of individuals who agree to exercise all of their rights and who also agree to purchase up to a certain dollar amount of shares offered under the rights offering that are not purchased by the other stockholders. We currently anticipate that a group of our officers, directors and some other individuals will agree to exercise all of the rights granted to those members of the standby group who are stockholders as of the record date, and, in addition, will also agree to purchase up to $__________ worth of the shares offered under the rights offering that are not purchased by the other stockholders.

      Q: If I have any questions about this rights offering, who should I contact?

      A: For questions about the rights offering or additional copies of offering documents call the subscription agent, American Stock Transfer & Trust Company, at (800) 937-5449, (212) 936-5100, or
            (718) 921-8200.

            For other questions and copies of our recent SEC filings contact Riddell at (773) 794-1994, extension 307, or refer to other sources, described under "Where You Can Find More Information" below.

      Q:    Am I required to exercise my rights?

      A:    No.

      Q:    What will happen if I do not exercise my rights?

      A: If you do not exercise any rights, the number of shares which you own will not change, but, if the rights offering is completed, your percentage ownership of Riddell's total outstanding common stock will decline. Also, even if you do exercise all of your rights, if Riddell completes the concurrent offering, your percentage ownership of Riddell's total outstanding common stock will decline.

      Q:    What is the concurrent offering?

      A: At the same time as we are conducting the rights offering to our current stockholders we are also offering to sell 250,000 shares of our common stock to the general public.

      Q:    Why are we conducting the concurrent offering?

      A: For the same reasons that we are conducting the rights offering, to finance our new Internet business and for additional working capital.

      Q:    May I transfer my rights?

      A: Yes, rights will be transferable, but it is not anticipated that a formal market will be made in the rights. Therefore, they will not be listed for trading on any exchange, although it is possible that an informal market may develop. We cannot ensure that the rights will have any value or can be sold. You may also wish to transfer rights to allow your broker or other person to exercise your rights for you. The reverse side of the subscription certificate contains instructions for these types of transfers.

      Q:    Will my money be returned if the rights offering is cancelled?

      A:    Yes, but without any payment of interest.

      Q: What fees or charges apply if I purchase shares or attempt to sell my rights?

      A: If you exercise rights through a broker or other holder of your shares, you will be responsible for paying any fees that they may charge you. If you elect to sell your rights, you are also responsible for any fees or sales commissions that may apply to that transaction. We will not be charging you any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. We will be responsible for paying the solicitation agent its fee.

      Q: May I change or cancel my exercise of rights after I send in the required forms?

      A:    No.

      Q: What is the common stock purchase warrant that Riddell is offering along with the rights?

      A: Attached to each full right is a common stock purchase warrant that will entitle you to purchase shares of common stock from Riddell if, in the future, Riddell decides to conduct substantially all of its Internet operations through a newly formed or existing subsidiary. All of the warrants received by holders who exercise rights, collectively, are exercisable for __________% of the common stock owned by Riddell in this prospective Internet subsidiary at the time the common stock purchase warrants are exercisable. You will only receive this common stock purchase warrant if, and to the extent, you exercise your rights.

      Q:    When are the common stock purchase warrants exercisable?

      A: Assuming that we decide to conduct our Internet operations in the future through a newly formed or presently existing subsidiary, the common stock purchase warrants are exercisable if we effect an initial public offering of the stock of this Internet subsidiary before December 31, 2002, in which event the warrant will be exercisable for six months commencing on the closing of the initial public offering. If we do not establish such an Internet subsidiary by December 31, 2002, or we establish this subsidiary but do not take it public by December 31, 2002, your warrants will automatically expire and will no longer be exercisable.

      Q: What will be the exercise price of the common stock purchase warrant?

      A: The exercise price for the common stock purchase warrant will be $0.01 per share.

      Q: May I transfer the common stock purchase warrants that I receive if I exercise my rights?

      A: No, with one exception. They can be transferred to your estate if you die.

                               PROSPECTUS SUMMARY

      This summary highlights some of the information provided elsewhere in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. You should read the entire prospectus carefully. Portions of this prospectus, such as the Risk Factors section starting on page 20, are not summarized below.

      Riddell also encourages you to review the financial statements and other information provided in the reports and other documents it files under the Securities Exchange Act of 1934, as described in the "Where You Can Find More Information" section in this prospectus at page 110.

                                     Riddell

Our Business

      Riddell is a leading marketer and manufacturer of branded products and services to the extracurricular activities portion of the educational market. We believe that the extracurricular activities market encompasses approximately 30 million young men and women in the United States who participate in team sports and other organized activities outside the classroom. We estimate that this market generates approximately $5 billion in sales annually, including approximately $2 billion in athletic equipment and uniforms for team sports and various products and services for cheerleaders and dancers.

      Under our many brands, the best known of which are Riddell(Registered) and Varsity Spirit(Registered) (which we own) and Umbro(Registered) (which we license), we are:

      o     A leading provider of equipment and clothing for team sports;

      o The only national reconditioner of football protective and other athletic equipment;

      o The largest designer, marketer and supplier of innovative cheerleader and dance team uniforms and accessories;

      o The biggest operator of cheerleading and dance team training camps and clinics;

      o A leading organizer of special events for extracurricular activities;

      o A nationwide provider of soccer apparel, equipment and footwear for team play; and

      o A supplier of sports collectible products through retailers in the U.S. and internationally.

      We believe that Riddell branded football equipment is worn by more than 50% of all high school and collegiate football players. We also have a longstanding agreement with the NFL for the promotion of our Riddell brand. Over 80% of the NFL players choose to wear our helmets. We believe that our Varsity Spirit brand cheerleading uniforms are worn by approximately 40% of all high school and 75% of all collegiate cheerleaders. In 1999, our cheerleading camps were attended by more than 217,000 students, and, in 1999, more than 25,000 people traveled to the Walt Disney Resort in Orlando, Florida to participate in and view our various cheerleading and dance competitions.

      In the fourth quarter of 1998, we became the exclusive U.S. licensee for Umbro branded soccer apparel, footwear and equipment for the team channel of distribution. Umbro is one of the leading soccer brands worldwide.

Our objectives and strategies

      Our objectives are to increase our current market share and broaden the recognition of our brands in the extracurricular activities market. We intend to implement these objectives by continuing to focus on adding new product lines, developing new special events, competitions and conventions, increasing the size of our sales force and broadening our already successful integrated marketing approach. We believe that the implementation of our Internet operations will enhance our integrated marketing approach.

Our opportunities for growth

      Over the past few years we have positioned ourselves for growth in four areas:

      o Football, baseball and softball game uniforms to high school and collegiate teams

      o Football, baseball and softball game uniforms and equipment to recreational youth leagues

      o     Apparel, equipment and footwear to the team soccer market

      o     New Internet operations

Our advantages

      We believe that we have three principal advantages that will support our growth opportunities:

      o Our direct, proprietary sales force has approximately 320 people who are responsible for developing and maintaining relationships among the 40,000 junior and senior high schools, colleges and numerous recreational organizations throughout the United States. Our sales force will be particularly important in connection with sales of athletic clothing and equipment to high schools, colleges and recreational youth leagues. We believe that we have the only national sales force in the U.S. serving the extracurricular market.

      o Our efficient manufacturing and sourcing capabilities support our direct sales effort and enable us to produce and deliver competitively priced high quality customized products faster than our competitors.

      o Our relationship marketing, which we began 25 years ago, is a year-round, integrated marketing approach that creates a strong bond between us and our customers. In the case of cheerleading it includes conducting training camps, clinics and conventions, producing various nationally-televised and regional championships and performance events and selling cheerleading uniforms and accessories. Our relationship marketing is designed so that each of our products and services reinforce one another, as well as strengthen overall brand awareness. We believe that our new Internet operations are a logical extension of, and will effectively reinforce, our relationship marketing strategy.

Our Internet operations

      Our Internet business, which will be funded, in part, by the proceeds of this offering, has a community and a commerce orientation. We started our Internet operations in the fourth quarter of 1999 with our first two web sites: a community web site with e-commerce elements for cheerleaders, www.varsity.com, and an e-commerce web site for sports collectibles, www.riddell.com.

      o Community: We will be developing web sites for identifiable, highly-focused communities in the extracurricular activities market. We believe that the community members in this market, such as cheerleaders, football players and other participants in extracurricular activities, often define their lives through their participation in these activities. As a result, we believe that these community members will become frequent visitors to our web sites. Our community web sites will provide these users with meaningful, timely, activity-specific content. We believe as we create web sites for these discrete, highly-focused communities, that our combined group of users will represent a large, sought after audience for third-party advertisers and marketers.

      o Commerce: On our community sites, we anticipate that users will be able to purchase our products and purchase the products of other marketers who will want to sell to our community members. We will offer products that will appeal to the members of our focused community sites as well as products that will appeal to members of different communities. We also plan to sell advertising, as we believe the school leaders and trend setters that use our community web sites will be an attractive audience to other marketers. We also believe that our web site for sports collectibles will be attractive to a broad range of sports fans.

      We believe that the Internet will help us expand our traditional business, increase our brand recognition and give rise to new revenue streams.

      o Direct link to our customers: We believe that the content and community-building aspects of each community web site will enhance our existing relationships and help us build new relationships with coaches and participants in various extracurricular activities. The Internet will also provide us with another way to rapidly disseminate new product information and promote our camps, clinics, competitions and performance events.

      o Market penetration: We believe that the Internet will be particularly effective with respect to the sale of uniforms and equipment to recreational youth leagues, a large and highly-fragmented market.

      o Expand into new businesses: In addition to new revenue streams from alliances with other companies and the sale of advertising, we believe that the Internet will ultimately provide us with a cost-effective vehicle to begin marketing beyond our traditional extracurricular groups (i.e., cheerleaders and team sports) to non-athletic extracurricular activities (e.g., musical organizations, drama clubs, chess clubs, etc.).

      o Broaden distribution of sports collectibles: We believe that the web site dedicated to our retail products will overcome the geographical constraints and inventory limitations of retail stores, which preclude our ability to offer collectibles of every team in every city. The Internet will also enable us to offer customized products that cannot readily be sold through traditional commercial channels.

      We are a Delaware corporation with our principal offices located at 50 East 42nd Street, Suite 1808, New York, NY 10017. Our phone number is (212) 808-5400. Our current web sites are www.varsity.com and www.riddell.com. The information contained on our web sites is not intended to be a part of this prospectus.

                             Summary Financial Data

      The selected financial information set forth below is derived from the more detailed financial data and related notes thereto included elsewhere in this prospectus. This information shall be read in conjunction with such financial data.

                                (In Thousands, except per share amounts)
                        --------------------------------------------------------
                            Year Ended December 31,           Nine Months Ended
                                                                September 30,
                        --------------------------------------------------------
                         1996       1997         1998         1998        1999
                         ----       ----         ----         ----        ----
                                                              Unaudited
                                                              ---------
Statements of
Operations
Data:

Net revenues           $72,382    $138,273     $186,600     $159,326    $179,750

Gross profit            33,569      57,598       73,059       64,087      74,781

Interest expense         2,763      11,879       14,656       11,114      11,668

Net Income
(loss)                   2,843        (559)      (7,139)       3,804       8,184

Net Earnings
(loss) per share

         Basic           $0.35      $(0.07)      $(0.78)       $0.42       $0.88

         Diluted          0.33       (0.07)      $(0.78)        0.37        0.78

EBITDA(1)               $7,909     $15,330      $13,230      $19,164     $25,042

1) EBITDA is the sum of our earnings or loss before extraordinary items (and the cumulative effect of changes in accounting principles (as applicable)), interest, income taxes, depreciation and amortization expense. EBITDA is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a our operating performance or as a measure of our liquidity.

                                     December 31,          September 30,
                                     -------- ---          --------- ---
                              1996       1997       1998       1998       1999
                             -------    -------    -------    -------    -------
                                                              Unaudited
                                                              ---------
Balance Sheet Data:

Working capital              $25,957    $37,599    $37,963    $59,634    $65,110

Total assets                  76,361    181,761    186,211    201,942    210,300

Long-term debt, less
current portion               29,984    122,500    126,900    138,200    145,144

Stockholders' equity          27,745     32,125     25,451     36,129     33,635

                             The Rights Offering

Securities offered                             Rights to purchase 1,000,000
                                               shares of our common stock.
                                               Further, to those individuals and
                                               entities who exercise rights, we
                                               will issue warrants which, upon
                                               exercise, will represent in the
                                               aggregate, _____ (____%) percent
                                               of Riddell's ownership in a new
                                               or existing subsidiary that we
                                               may establish in the future to
                                               conduct most of our Internet
                                               operations.

Concurrent offering                            Concurrently with the rights
                                               offering, we are offering 250,000
                                               shares of newly-issued shares of
                                               stock.

Shares of common stock                         9,263,957 outstanding on
outstanding prior to this offering             December 1, 1999.

Shares of common stock outstanding             10,513,957. Unless expressly
after this offering (assuming completion       stated to the contrary, the share
of this rights offering in full and the sale   information in this prospectus
of 250,000 shares in the concurrent            excludes:
offering under a separate prospectus)
                                               o 2,435,025 shares issuable upon
                                               exercise of options granted
                                               pursuant to Riddell's 1991 Stock
                                               Option Plan and 1997 Stock Option
                                               Plan as of December 1, 1999.

                                               o 1,395,011 shares of common
                                               stock issuable upon conversion at
                                               $5.3763 per share (subject to
                                               certain adjustments) of Riddell's
                                               4.1% Convertible Subordinated
                                               Note due 2004.

                                               o The shares issued upon exercise
                                               of the underwriter's
                                               over-allotment option in the
                                               concurrent offering.

Record date                                    December 27, 1999.

Expiration date and time                       The rights expire at 5:00 p.m.,
                                               New York City time, on February
                                               __, 2000, unless properly
                                               exercised before that time and
                                               date.

Rights                                         To each record holder of common
                                               stock on December 27, 1999
                                               Riddell is granting 0.10795 of a
                                               right for each share of common
                                               stock held on such date. To
                                               exercise the right, you must
                                               deliver one full right for each
                                               share of common stock you would
                                               like to purchase.

Subscription price                             The subscription price for each
                                               full right is

                                               $____ per share, payable in cash.
                                               Payment by personal check must
                                               clear payment on or before the
                                               expiration date, which may
                                               require five or more business
                                               days from the date that we
                                               receive your personal check. As a
                                               result, we recommend that
                                               stockholders pay the subscription
                                               price by certified or cashier's
                                               check drawn on a U.S. bank, U.S.
                                               postal money order or wire
                                               transfer of funds.

                                               The subscription price will be
                                               approved by those members of our
                                               Board of Directors that are not
                                               members of the Standby Group.

Transferability of rights                      The rights are transferable, but
                                               we do not anticipate that a
                                               formal market will be made in the
                                               rights or that they will be
                                               listed for trading on any
                                               exchange; although an informal
                                               market may develop. The rights
                                               are issued in the form of
                                               subscription certificates which
                                               accompany this prospectus sent to
                                               the record holders.

Fractional shares                              We will not issue fractional
                                               shares. If your rights would
                                               allow you to purchase a
                                               fractional share, you may
                                               exercise your rights only by
                                               rounding down to and paying for
                                               the nearest whole share, or
                                               paying for any lesser number of
                                               whole shares.

No revocation                                  Once you submit the form of
                                               subscription certificate to
                                               exercise any rights, you are not
                                               allowed to revoke, or change the
                                               exercise or request a refund of
                                               monies paid.

Common Stock Purchase Warrant                  If the right is exercised, the
                                               exercising holder will receive,
                                               for no additional cash, a common
                                               stock purchase warrant that will
                                               entitle the exercising holder to
                                               purchase shares in a new or
                                               existing subsidiary of ours that
                                               we may establish through which we
                                               would conduct substantially all
                                               of our Internet operations. These
                                               warrants will only be exercisable
                                               if we establish an Internet
                                               subsidiary (which presently does
                                               not exist) and we effect an
                                               initial public offering of such
                                               subsidiary on or before December
                                               31, 2002, in which event you will
                                               have six months after the closing
                                               of the initial public offering to
                                               exercise your common stock
                                               purchase warrant. If we do not
                                               establish the Internet subsidiary
                                               before December 31, 2002, or
                                               establish the Internet
                                               subsidiary but do not effect an
                                               initial public offering for such
                                               subsidiary before December 31,
                                               2002, the common stock purchase
                                               warrant will automatically expire
                                               and will no longer be
                                               exercisable. These warrants have
                                               an exercise price of $0.01 per
                                               share and are non-transferrable
                                               except in the event of the death
                                               of the holder.

Reasons for the rights offering                To finance our Internet business
                                               and for additional working
                                               capital.

No board or committee recommendation           Our Board of Directors will not
                                               make any recommendation to
                                               stockholders regarding the
                                               exercise of rights under this
                                               offering. Stockholders who do
                                               exercise rights risk investment
                                               loss on new money invested. We do
                                               not assure you that the
                                               subscription price will be below
                                               the market price for the common
                                               stock, or that anyone purchasing
                                               shares at the subscription price
                                               will be able to sell those shares
                                               in the future at a higher price.
                                               See "Risk Factors -- Risks
                                               relating to the rights offering."

Standby purchase commitment                    It is currently anticipated that
                                               a group to consist of some of
                                               Riddell's officers and directors
                                               and certain other individuals
                                               with whom we are currently in
                                               discussions regarding joining
                                               this group (the "Standby Group")
                                               will agree to exercise all of the
                                               rights granted to those members
                                               of the Standby Group who are
                                               stockholders on the record date.
                                               In addition, the Standby Group
                                               will be contractually bound to
                                               purchase up to $____________ of
                                               the shares offered under the
                                               rights offering that are not
                                               purchased by stockholders who are
                                               not a part of the Standby Group.
                                               The rights granted to the Standby
                                               Group represent ____% of all of
                                               the rights being issued to
                                               stockholders. See "Risk Factors -
                                               Risks Relating to the rights
                                               offering"

Conditions to the rights offering              The obligations of the Standby
                                               Group to complete its purchase of
                                               shares under the proposed standby
                                               agreement are subject to certain
                                               conditions described under
                                               "Rights Offering -- Conditions
                                               relating to the rights offering."
                                               If the standby agreement with the
                                               Standby Group is not consummated
                                               in accordance with its terms for
                                               any reason, or if the other
                                               conditions are not satisfied or
                                               waived, we may terminate the
                                               rights offering and the
                                               concurrent offering in their
                                               entirety. If the rights offering
                                               is terminated, we will refund
                                               without interest to those persons
                                               who subscribed for shares in the
                                               rights offering all payments
                                               received from those subscribers.

Subscription agent                             American Stock Transfer & Trust
                                               Company

Solicitation agent                             H.C. Wainwright & Co., Inc.

Procedure for exercising rights                To exercise rights, you must
                                               complete the subscription
                                               certificate and deliver it to
                                               American Stock Transfer & Trust
                                               Company with full payment under
                                               the subscription privilege.
                                               American Stock Transfer & Trust
                                               Company must receive the proper
                                               forms and payments in good funds
                                               on or before the expiration date.

                                               You may deliver the documents and
                                               payments by mail or commercial
                                               courier. If regular mail is used
                                               for this purpose, we recommend
                                               using insured, registered mail.
                                               You may use an alternative, the
                                               "Notice of Guaranteed Delivery",
                                               if you are unable to deliver the
                                               subscription certificate before
                                               the expiration date, subject to
                                               the requirements of this
                                               procedure described under "The
                                               Rights Offering--Special
                                               procedure under "Notice of
                                               Guaranteed Delivery Form."

Payment adjustments                            If you send a payment that is
                                               insufficient to purchase the
                                               number of shares requested, or if
                                               the number of shares requested is
                                               not specified in the forms, the
                                               payment received will be applied
                                               to exercise the subscription
                                               privilege to the extent of the
                                               payment. If the payment exceeds
                                               the subscription price for the
                                               full exercise of the subscription
                                               privilege, the excess will be
                                               refunded to you as soon as it is
                                               practicable. You will not receive
                                               interest on any payments received
                                               under the rights offering.

Nominee accounts                               If you wish to purchase shares in
                                               this offering and your shares are
                                               held by a securities broker,
                                               bank, trust company or other
                                               nominee, you should promptly
                                               contact your record holder(s) and
                                               request that they exercise rights
                                               on your behalf. You may also
                                               contact the nominee and request
                                               that the nominee send a separate
                                               subscription certificate to you.
                                               If you are a record holder who
                                               wishes an institution such as a
                                               broker or bank to exercise your
                                               rights for you, you should
                                               contact that institution promptly
                                               to arrange the method of
                                               exercise. If you are a nominee
                                               who desires subscription
                                               certificates re-issued in smaller
                                               denominations, you must act
                                               promptly under special procedures
                                               described under "The Rights
                                               Offering--How to transfer
                                               rights."

                                               You are responsible for the
                                               payment of any fees that brokers
                                               or other persons holding your
                                               shares may charge.

                                               You are not responsible for any
                                               fees payable to the Subscription
                                               Agent or the solicitation agent.

Exercise by foreign and certain other          American Stock Transfer & Trust
stockholders                                   Company will hold subscription
                                               certificates for stockholders
                                               having addresses outside the
                                               United States. In order to
                                               exercise rights, holders with
                                               addresses outside the United
                                               States must notify American Stock
                                               Transfer & Trust Company and
                                               timely follow other procedures on
                                               or before the expiration date of
                                               the rights.

U.S. income tax consequences                   For United States federal income
                                               tax purposes, we believe that a
                                               stockholder will not recognize
                                               taxable income as a result of the
                                               distribution of the rights. Upon
                                               exercise of the rights, we
                                               believe that receipt of the
                                               common stock purchase warrants
                                               will be treated as a distribution
                                               of property and taxable as a
                                               dividend to the stockholders to
                                               the extent the fair value of the
                                               common stock purchase warrant on
                                               the date of receipt exceeds the
                                               subscription price allocated to
                                               the warrants. See "The Rights
                                               Offering - Federal Income Tax
                                               Consequences" and "Certain
                                               Federal Income Tax Consequences".
                                               Each stockholder should, and is
                                               urged to, consult their own tax
                                               adviser concerning the tax
                                               consequences of this offering
                                               under the holder's own tax
                                               situation. This prospectus does
                                               not summarize tax consequences
                                               arising under state tax laws,
                                               non-U.S. tax laws, or any tax
                                               laws relating to special tax
                                               circumstances or particular types
                                               of taxpayers.

Stock certificates                             We will deliver stock
                                               certificates representing common
                                               stock purchased by the exercise
                                               of rights as soon as practicable
                                               after the expiration date of the
                                               rights.

Warrant certificates                           We will deliver warrant
                                               certificates representing the
                                               common stock purchase warrants
                                               granted to you upon the exercise
                                               of your rights as soon as
                                               practicable after the expiration
                                               date of the rights.

Amendment, extension and termination           We may amend or extend the rights
                                               offering. We reserve the right to
                                               withdraw the rights offering at
                                               any time prior to the expiration
                                               date for any reason, in which
                                               event all funds received in the
                                               rights offering will be returned
                                               without interest to those persons
                                               who subscribed for shares in the
                                               rights offering.

                           The Concurrent Offering

Shares offered by Riddell                      250,000 shares of common stock

Shares to be outstanding after the offering    10,513,957.
(and assuming the sale of 1,000,000 shares of our common stock pursuant to the rights offering under a separate prospectus)

Use of proceeds                                To finance our Internet business
                                               and for additional working
                                               capital

American Stock Exchange symbol                 "RDL"

                                  RISK FACTORS

      You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase our shares. Many factors, including the risks described below and other risks that we have not recognized, could cause our operating results to be different from our expectations and plans.

      This risk factor section is divided into three sections. The first section relates to the general business risks associated with Riddell. The second section relates solely to the risks associated with this offering. The third section relates to the risks specifically associated with the our Internet business.

General business risks

      Our significant corporate indebtedness could affect our financial health. We have significant corporate indebtedness. In June of 1997, we borrowed $115 million to acquire the Varsity Spirit Corporation and refinance certain of our then outstanding indebtedness. We also have a revolving credit facility of $48 million which we use for working capital purposes, primarily to finance inventory and receivables and a $7.5 million convertible note. As of September 30, 1999, we had $115 million outstanding in respect of the Senior Notes, $22.64 million outstanding in respect of our revolving credit facility and $7.5 million outstanding in respect of the convertible note, for approximately $145 million in total outstanding indebtednesss.

      Some of the risks associated with our corporate indebtedness include:

      o As the amount of money we have borrowed is large relative to our size, our ability to raise additional capital, if needed, in the future, may be limited.

      o A significant portion of our cash flow is needed to pay interest and principal on our debt when due. Also, as our revolving credit line has a variable rate of interest, an increase in interest rates could be harmful to us.

      o We are more vulnerable to economic downturns and more limited in our ability to withstand competitive pressures, particularly from those competitors that have not borrowed as much money as we have.

      o Our ability to pay principal and interest when it becomes due or to refinance our debt depends on our future operating performance and cash flows, which are subject to factors beyond our control, such as prevailing economic conditions, prevailing interest rate levels and financial, competitive, business and other factors.

      o If we do not have enough cash flow to make principal and interest payments on our debt obligations when they come due, we may not be able to raise cash to meet our payment obligations because of the restrictive agreements in our debt obligations.

      o If we default on our credit obligations, and our default is not cured or waived, our default could result in other debt obligations automatically becoming due under what are commonly referred to as cross-default provisions.

      Restrictive covenants limit our discretion on various business matters. Our financing agreements contain financial and operating covenants that encumber our assets and restrict our ability to use our discretion on various business matters, including our ability to:

      o     borrow additional money;

      o     pay dividends and make specified other payments;

      o     loan money to our subsidiaries or other parties;

      o     make investments, loans and guaranties; and

      o     sell our assets.

      We depend on third-parties to manufacture most of our products. We depend on foreign and domestic third-parties to manufacture most of our athletic equipment, practicewear, uniforms, cheerleading accessories and collectible products. We do not have any long term contracts with our manufacturers, and we compete with other companies for third-party production capacity. Our arrangements with our non-U.S. suppliers are subject to the risks generally associated with doing business abroad, such as:

      o     changes in import duties;

      o     tariffs;

      o     foreign governmental regulations;

      o     political unrest;

      o     foreign currency fluctuations;

      o     disruptions or delays in shipments;

      o     weather and time risks associated with transoceanic shipping;

      o additional U.S. quotas, duties, taxes or other restrictions that could be imposed on importation of products in the future; or

      o changes in economic conditions in countries in which our manufacturing sources are located.

      If any such factors were to render the conduct of business in a particular country undesirable or impractical, or if our current foreign or domestic manufacturers were to cease doing business with us for any reason, our business and operating results could be severely impacted.

      We also purchase raw materials used in our protective products from third-party suppliers. In particular, we rely on a single supplier to fulfill our requirements for resin, an integral component in our football and baseball batters' helmets. If our supplier should fail to continue to fulfill our resin requirements and a satisfactory alternate supplier could not be found, our financial results could be materially adversely affected.

      Our business is highly seasonal and follows an annual pattern. Our working capital needs vary throughout the year typically requiring us to increase our debt during the first and most of the second quarters of each year. We then usually generate cash flow to decrease our indebtedness starting late in the second quarter and into the fourth quarter of each year. This working capital pattern is influenced by the following factors:

      o We sell our extracurricular products and reconditioning services throughout the year. However, many schools and colleges do not make payments for these products and services until the following July to October period when the school year begins.

      o We incur costs in preparing for our cheerleading camps during the fourth quarter and into the second quarter, while we receive the revenues from camps during the period from June to August.

      o Semiannual interest payments on our $115 million Senior Notes are due each January and July.

      Our quarterly financial results also fluctuate based on the seasonality of our business. In recent years operations have been most profitable in the second and third quarters, with the third quarter being the strongest. Losses have been incurred in the first and fourth quarters. This seasonal profitability pattern is influenced by the following factors:

      o We deliver most of our extracurricular products and reconditioning services in the first three quarters of each calendar year.

      o Most of our camp revenue relates to cheerleading camps held during the summer. However, we incur costs preparing for the upcoming camp season during the fourth through second quarter of each year.

      o Our sales of sports collectible products are usually at their highest during the third and fourth quarters as retailers build inventory in anticipation of both the football and holiday shopping seasons.

      See "Business - Seasonality and Backlog" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources".

      We are subject to product liability and personal injury claims because of the nature of our products. Given the nature of the products we manufacture, recondition and sell, particularly our line of football helmets, we have in the past, and will likely continue in the future, to be subject to product liability and personal injury claims. Principally these claims have related to head and neck injuries suffered during the course of a football game. We may also be subject to personal injury claims arising from our cheerleader and dance team camps and activities. Due to the uncertainty of litigation, we cannot assure you that the ultimate cost of these claims will fall within the established reserves on our financial statements, or that we will have adequate insurance coverage to cover these claims in the future. Also, our insurance coverage expires in 2005 and we cannot assure you that, subsequent to 2005, our insurer will remain viable and that future rate increases will not make such insurance uneconomical. We cannot assure you that one or more meritorious claims against us for product liability, serious personal, bodily injury will not have a material adverse effect on our business, financial condition or results of operations. See "Business - Product Liability Proceedings and Insurance."

      We operate in a competitive market where there are companies larger than us. In our team sports business, we compete with several large national companies, such as Bike Athletic Co, Inc., Douglas, Inc., Gear 2000, Inc., Schutt, Inc., Rawlings Sporting Goods Company, Inc., Diamond Sports Co., and Wilson Sporting Goods Company, and in our athletic clothing business, with national companies such as Champion Products, Inc. and Russell Athletic, Inc. and with Adidas, Nike and other companies for soccer team apparel, footwear and equipment. Some of our competitors offer a broad line of sports equipment and are significantly larger and have substantially greater financial and other resources at their disposal than we do. We also compete with numerous independent dealers who market competitors' products and with numerous smaller manufacturers and suppliers of sporting goods, reconditoners, services and collectibles. In particular, the protective equipment reconditioning and the sports collectibles industries are fragmented.

      We compete with one major national company, National Spirit Group Limited, that markets cheerleader and dance uniforms and accessories and cheerleader and dance camps. We also compete with other smaller national and regional competitors that serve the uniform and accessories market or that operate cheerleader and dance team camps and clinics.

      Competitive pressure could have a material adverse effect on our business, financial condition and results of operations.

      Our market share information may not be dependable. The market share and other market data contained in this prospectus are based on independent industry publications and our good faith estimates. However, we cannot independently verify market share data with complete certainty due to the unavailability of raw data and the voluntary nature of the data gathering process. Further estimates of market data may be incorrect, possibly to a material degree. Management's estimates with respect to our market are based only on the limited data in the public domain and our participation in the team sports and school spirit industries.

      Future sales of our common stock could adversely affect our stock price and our ability to raise funds in the stock offering. An aggregate of 4,434,119 shares of the our common stock are "restricted securities" as that term is defined by Rule 144 of the Securities Act of 1933, and may be sold only in compliance with Rule 144 of the Securities Act. Ordinarily, under Rule 144, a person who is an affiliate (as that term is defined in Rule 144) of ours and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (i) one percent of the outstanding class of such securities, or (ii) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of ours who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. Possible or actual sales of our outstanding common stock by our stockholders under Rule 144 could have a depressive effect on the price of the our common stock. There are currently 4,380,119 shares of our common stock eligible for sale pursuant to Rule 144, 97% of which are owned by our officers and directors. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales might occur. These factors could also make it more difficult to raise funds through future offerings of common stock or other equity.

      Directors and officers control over 50% of Riddell; their interests may be different and conflict with yours. After the offering, over 51% of outstanding shares of common stock could be owned by our officers and directors assuming all exercise their rights on a pro-rata basis. Management may also increase their holdings as a result of the offering and participation in the standby group. See "Security Ownership of Certain Beneficial Owners and Management" As a result, certain officers and directors will own a sufficient number of shares of the outstanding voting stock of Riddell to elect the directors of Riddell and approve corporate actions and transactions on behalf of Riddell and otherwise control the business and operations of the Riddell. The interest of management could conflict with yours.

      Increased government regulation could harm our business. At present, no national governing body regulates cheerleading and dance team activities at the collegiate level. Although voluntary guidelines relating to safety and sportsmanship have been issued by the NCAA and some of the athletic conferences, to date, cheerleading and dance teams generally are free from rules and restrictions similar to those imposed on other competitive athletics at the college level. However, if rules limiting off-season training are applied to cheerleading and/or dance teams (similar to rules imposed by the NCAA on other sports), it is likely that we would be unable to offer a significant number of our camps either because participants would be prohibited from participating during the summer or because suitable sites would not be available. Although we are not aware of any school officially adopting these activities as a competitive sport, recognition of cheerleading and/or dance teams as "sports" would increase the possibility that these activities may become regulated. If we were restricted from training during the off-season, such regulations would likely have a material adverse effect on our business, financial condition and results of operations.

      At the high school level, some state athletic associations have classified cheerleading as a sport and have in some cases imposed certain restrictions on off-season practices and out-of-state travel to competitions. However, in all cases to date, we have been able to work with these state athletic associations to designate acceptable times for the cheerleaders within these states to attend camps. We have agreements with several state associations to assist with sponsoring and execution of official competitions with these states. To date, state regulations have not had a material effect on our ability to conduct normal business activities within those states.

      Our success depends on our key personnel. Our executive officers and other key employees have been primarily responsible for the development and expansion of our business and the loss of services of one or more of these individuals could have a material adverse effect on our financial condition.

      A material decline in revenues from the MacGregor trademark could hurt our business. If there were a material decline in the revenues from the MacGregor trademark, then the carrying amount of the MacGregor trademark rights could be deemed to have been impaired. A write-down for such impairment could have a material adverse effect on our financial position and results of operations.

      Our information systems may be subject to potential year 2000 problems. We have substantially completed the process of assessing which of our information systems may be subject to year 2000 problems and are taking corrective actions to minimize the potential impact of year 2000 problems. Our corrective actions may not be sufficient to protect us from year 2000 problems and all of the corrective actions may not be completed. We also face potential year 2000 issues with third parties such as our customers, our suppliers and travel systems. If year 2000 problems impact our business, our operating results and financial condition could be materially harmed.

Risks relating to the rights offering

      We cannot assure you that the subscription price set by the rights offering will be below the trading price for our stock, or that the trading price for our stock will not decline during or after the rights offering.

      You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If the rights offering is canceled, we are obligated only to refund payments actually received, without interest.

      You need to act promptly and follow subscription instructions to exercise your rights. Stockholders who desire to purchase shares in the rights offering or to transfer or sell their rights must act promptly to ensure that all required forms and payments are actually received by American Stock Transfer & Trust Company prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, American Stock Transfer & Trust Company may, depending on the circumstances, reject your subscription or accept it to the full extent of the payment received. Neither Riddell, the solicitation agent, nor American Stock Transfer & Trust Company undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

      If you use a personal check to pay for shares, the check must clear prior to the expiration date, and the clearing process may require 5 or more business days.

      There may be a delay in your ability to resell the shares that you purchase. If you exercise rights, you may not be able to resell the new shares purchased until you (or your broker or other nominee) have received a stock certificate for the shares purchased. Although we will endeavor to issue the appropriate certificates as soon as practicable after completion of the rights offering, there may be some delay between the expiration date and the time we are able to issue the new stock certificates.

      Our failure to meet certain conditions of the standby commitment may result in a failure to have a standby commitment. To enable us to receive gross proceeds of approximately $______________ from the rights offering, a group consisting of certain of our officers and directors and certain outsiders has agreed to act as a standby purchaser and purchase up to $____________ of our common stock offered hereby, less amounts subscribed for by other holders of rights. However, this commitment is subject to certain conditions to closing. Our failure to meet any of these conditions, unless waived, may result in the failure to have a standby commitment.

      You will experience dilution in your ownership of Riddell. In the event that the rights offering is completed and you do not exercise all of the rights that have been issued to you in the rights offering, your percentage ownership of Riddell will decline because those who do exercise rights will receive additional shares of common stock of Riddell. Further, even if the rights offering is not completed, or it is completed and you do exercise all of your rights, if we complete the concurrent offering in which we are selling additional shares of our common stock to the general public, your percentage ownership in Riddell will decline.

      Your potential interest in an Internet subsidiary is subject to future dilution. If you exercise your rights you will receive common stock purchase warrants which, upon exercise, will represent your pro rata portion of _______% of our ownership of a new or existing subsidiary through which we will conduct substantially all of our Internet operations. If we form an Internet subsidiary and prior to a public offering, we issue shares of common stock or other securities issuable or convertible into shares of common stock of the subsidiary to third parties to raise capital, or issue warrants or options to employees, consultants or directors of the Internet subsidiary, your pro rata interest of the Internet subsidiary will be diluted. Therefore, any interest that you may have in our Internet subsidiary by virtue of your common stock purchase warrants may be substantially diluted.

      We cannot assure you that your common stock purchase warrants will be of any value. In the event that we do not, in the future, decide to conduct substantially all of our Internet operations through a newly-formed or existing subsidiary and effect an initial public offering of that subsidiary by December 31, 2002 your warrants will expire and will be of no value. Even if we do establish such a subsidiary and effect an initial public offering by December 31, 2002, there can be no assurance that your warrants will have any value, or that the shares underlying the warrants issuable to you upon your exercise of the warrants will have any value. Even if we do establish an Internet subsidiary and take it public by December 31, 2002 we cannot assure you that our Internet subsidiary will be successful.

Risks relating to the Internet business

      We face difficulties typically encountered by development stage companies in new and rapidly evolving markets because of our new Internet initiative. We have just recently begun developing our web sites. An investor purchasing our common stock must therefore consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, such as online commerce. These risks include our ability to:

      o     develop our web sites;

      o     acquire rights to content for our web sites;

      o     create a customer base for our web sites;

      o respond to changes in a rapidly evolving and unpredictable business environment;

      o     maintain current and develop new strategic relationships;

      o     manage growth;

      o     continue to develop and upgrade our technology; and

      o attract, retain and motivate qualified personnel to run our web sites.

      We cannot assure you that our sale of products and offering of services on the Internet will achieve market acceptance with customers.

      We do not yet have all of our planned web sites operational. We are in the process of building additional web sites. Our initial web sites became operational in the fourth quarter of 1999 and may encounter programming and other problems. We have not sold any advertising and, as a result, our revenues from our Internet business may be low for some time.

      We have never been engaged in electronic commerce. In addition, none of the management's key executives or other personnel have, until recently, been engaged in the business of electronic commerce. Accordingly, we cannot assure you that we will be able to establish and maintain an Internet business that will be successful. In order to successfully establish and operate an electronic commerce, or Internet related business, we have to attract and retain a number of individuals who are capable of effectively helping to formulate the Internet business plan and thereafter establish, maintain and expand the Internet operations. There is heavy competition for these individuals and there can be no assurances that we will be able to attract and retain qualified individuals.

      Content on our web sites may not attract sufficient numbers of customers and advertisers. Our future success on the Internet will depend upon our ability to attract users to our web sites to purchase our merchandise and to attract advertisers to our web sites. We cannot assure you that we will be attractive to a sufficient number of users or advertisers to generate significant revenues. We cannot assure you that we will be able to anticipate, develop, monitor and successfully respond to rapidly changing consumer tastes and preferences to continually attract large numbers of users to our web sites. If we are unable to develop Internet content that allows us to attract, retain and expand a loyal user base, our operating results and financial condition could be materially adversely affected.

      We will rely, in part, on licensed third-party content on our web sites. We plan to license some of the content for our web sites to build communities and attract and retain customers, users and advertisers. If we are unable to obtain desirable content from current licensors or from new licensors, it will affect the number of visitors to our web sites, which could materially harm our Internet business. In addition, if we are unable to obtain content at an acceptable cost, it could materially harm our ability to compete in our Internet business and our operating results and financial condition could be materially adversely affected.

      Our success depends on the continued growth of online commerce. Use of the Internet by consumers is in its early stages and, as a result, the degree of acceptance of the Internet as a medium for commerce is uncertain. If online commerce does not continue to grow or grows more slowly than expected, our Internet business will be materially harmed. A number of factors could slow the growth of online commerce, including the following:

      o the network infrastructure required to support a substantially larger volume of transactions may not be developed;

      o     government regulation may increase;

      o telecommunications capacity problems may result in slower response times; and

      o consumers may have concerns about the security and privacy of online commerce transactions.

      We may not be able to compete successfully against current and future competitors on the Internet. Our success will depend upon our ability to attract customers by providing efficient means to buy our products and providing high-quality content and value-added services to build our communities for advertising revenues and the sale of additional products. The market for our products and services is intensely competitive. In addition, the online commerce market for our products and services is new, rapidly evolving and competitive. There are no substantial barriers to entry in electronic commerce. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. If we are unable to successfully compete, our operating results and financial condition could be materially adversely affected.

      If we fail to keep pace with rapid technological changes on the Internet, it could materially harm our ability to attract and retain customers. Internet technology, commercial applications and online uses are all rapidly evolving. If we do not successfully respond to rapid changes involving the Internet, our Internet business will be materially harmed. In this regard, we must continue to develop, enhance and improve the responsiveness and features of our web sites and develop new features to meet customer needs. We also must respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

      We are subject to government regulation and legal liabilities that may be costly and may interfere with our ability to conduct business on the Internet. Laws and regulations directly applicable to online commerce or Internet communications are becoming more prevalent. Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. Such legislation could hamper the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Although our transmissions originate in New York, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be adversely affected.

      We may be subject to liability for sales and other taxes. We do not plan to collect sales or other similar taxes in most states for sales on the Internet. Our Internet business could be materially harmed if additional sales and similar taxes are imposed on us, or if penalties are assessed on us for past nonpayment of these taxes. Recently adopted legislation provides that, prior to November 2001, a state cannot impose sales taxes on products sold on the Internet unless these taxes could be charged on non-Internet transactions involving the products. During this moratorium, it is possible that taxing mechanisms may be developed that would, following the moratorium, impose increasing sales and similar tax burdens on us. If these burdens are placed on us, our Internet business could be materially harmed and there could be a material adverse effect on our operating results and financial condition.

      We may experience problems from computer systems that are not ready on a timely basis to process information associated with the year 2000. Many existing software programs may not accurately process dates arising in the year 2000 and after because they use only two digits to identify a year and assume that the two missing digits are always "19." We cannot assure you that all of the computer systems and related products and software that are important to our Internet business will be ready by the deadline to address the concerns arising from the year 2000 problem. If they are not ready, we may experience difficulty in properly managing our web sites and face the possibility of business interruptions, financial loss, reputational harm and legal liability. Any of these could materially harm our Internet business, operating results and financial condition.

      Our Internet business will depend upon the operations and technology of various other Internet sites, credit card issuers, as well as other third parties. Our Internet business, operating results and financial condition may be materially harmed if these or other third parties are not year 2000 compliant on a timely basis. We have not developed any contingency plans to address the worst case scenario that might if occur if year 2000 issues make the Internet or our web sites unavailable.

      We may be subject to privacy regulations which could limit the effectiveness of our Internet sales and marketing efforts. Web sites typically place certain "cookies" on a user's hard drive without the user's knowledge or express consent. Our web sites and other web sites use cookies for a variety of reasons, including for the collection of data derived from the user's Internet activity. Most currently available web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. In addition, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our ability to target advertising or collect and use information in certain European countries.

      We display a privacy policy on our web sites. The policy is accessible to all users of our sites. Notwithstanding this policy, any penetration of our network security or other misappropriation of our users' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as misuses for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and several states have investigated the use by certain Internet companies of personal information. We could incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

      In 1998, the U.S. Congress enacted the Children's Online Privacy Protection Act of 1998. The principal provisions of the law are to become effective on April 21, 2000. Among other things, subject to certain limited exceptions, this act:

      o makes it unlawful for an operator of a web site or online service directed to children under age 13, and for any operator that has actual knowledge that it is collecting personal information from such a child, to collect personal information from the child without having obtained verifiable parental consent; and

      o prohibits conditioning the participation of a child under age 13 in a game, the offering of a prize, or another activity on the child disclosing more personal information than is reasonably necessary to participate in such activity.

      The Federal Trade Commission has not yet promulgated regulations interpreting this act. We depend upon collecting personal information from our customers. We believe that the promulgation of regulations under this act will make it more difficult for us to collect personal information from certain users of a community web site.

      General security concerns could affect our Internet business. The need to securely transmit confidential information (such as credit card and other personal information) over the Internet has been a significant barrier to e-commerce and communications over the Internet. Any compromise of security could deter more people from using the Internet or from using it to transmit confidential information. Furthermore, decreased traffic and e-commerce sales as a result of general security concerns could cause advertisers to reduce their amount of online spending. Such security concerns could reduce our market for e-commerce and indirectly influence our ability to sell online advertising. We may also incur significant costs to protect Riddell against the threat of problems caused by such security breaches. Further, if third parties were to misappropriate our users' personal information or credit card information, users could possibly bring claims against us.

                           TRADE NAMES AND TRADEMARKS

      This prospectus also includes trade names and trademarks of other companies. Our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship of Riddell by, the trade name or trademark owners.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Our statements of plans, intentions, objectives and future economic or operating performance contained in this prospectus are forward-looking statements. Forward-looking statements include but are not limited to statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "will," "would," "anticipated" or "anticipates."

      Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from results anticipated in the forward-looking statements. We make cautionary statements in certain sections of this prospectus, including in the Risk Factors beginning on page 20. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus. No forward-looking statement is a guarantee or promise of future performance. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               THE RIGHTS OFFERING

Basic Subscription Right

      As soon as practicable after the date of this prospectus, Riddell is distributing, at no charge, to holders of our common stock on the record date, December 27, 1999, rights to purchase additional shares of its common stock. We are distributing 0.10795 of a right for each share of common stock held on the record date. Each full right is exercisable for one share of common stock at a subscription price of $___________ per share. We have reserved a total of 1,000,000 shares of common stock for the exercise of the rights. Further, if you exercise your rights, you will also receive, for no additional money, a common stock purchase warrant that may entitle you to purchase stock in a new or existing subsidiary of ours that may be created sometime in the future to conduct substantially all of our Internet operations. All of the warrants that are issued to those individuals and entities who exercise rights will, in the aggregate, be exercisable for __________ of our ownership interest in such subsidiary at the time the warrants first become exercisable. See "Common stock purchase warrants" in this section below and "Description of Securities -- Warrants".

      We are sending a subscription certificate and related instructions to each record holder along with this prospectus to evidence the rights. In order to exercise rights, you must fill out and sign the appropriate subscription certificate and timely deliver it with full payment for the shares to be purchased.

      A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held on the record date by their beneficial owners, upon proper showing to American Stock Transfer & Trust Company.

Fractional shares

      We will not issue any fractional shares. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding downward to the nearest number of whole shares and refunding without interest any payment received for a fractional share as soon as practicable.

Expiration time and date

      The subscription privilege expires at 5:00 p.m., New York City time, on February __, 1999. After the expiration date, rights will no longer be exercisable by anyone.

      In order to exercise rights in a timely manner, you must assure that American Stock Transfer & Trust Company actually receives, prior to expiration of the rights, the properly executed and completed subscription certificate (or form of "Notice of Guaranteed Delivery"), together with full payment in good funds for all shares you wish to purchase.

Reasons for the rights offering

      We are offering the rights to finance our Internet business and for additional working capital.

No Board investment recommendation to stockholders

      Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. If you do not exercise all of your rights, you will own a smaller percentage of the total outstanding common stock after completion of the rights offering. If you exercise rights, you risk investment loss on new money invested. We can not ensure that the subscription price will be below the market price for the common stock during the rights offering, or that anyone purchasing shares will be able to sell those shares in the future at a higher price.

Common stock purchase warrants

      Holders who exercise their rights shall receive, for no additional consideration, common stock purchase warrants that are exercisable for a portion of Riddell's ownership interest in a future subsidiary (either newly formed or presently existing) whose principal business is Riddell's Internet operations. All of the warrants issued, in the aggregate, will represent the right to purchase ______ (_____%) percent of Riddell's ownership interest in this Internet subsidiary at the time the warrants first become exercisable. These warrants will only become exercisable if (i) we form or use a presently existing subsidiary to conduct substantially all of our Internet operations, and (ii) we effect an initial public offering for this subsidiary on or before December 31, 2002. If we effect an initial public offering of our Internet subsidiary by December 31, 2002, the warrants will be exercisable for six (6) months after the closing of the initial public offering, after which time they will expire. If we do not establish an Internet subsidiary by December 31, 2002, or establish such a subsidiary but do not effect an initial public offering for our Internet subsidiary on or before December 31, 2002, these common stock purchase warrants shall expire on December 31, 2002 and shall no longer be exercisable. If we do effect an initial public offering of our Internet subsidiary on or before December 31, 2002 we will also register at that time the shares of common stock issuable to you upon your exercise of the common stock purchase warrants. The common stock purchase warrants will have an exercise price of $.01 per share, are not transferable (except in the event of the death of the holder, in which event they are transferable to the estate of the holder), are subject to dilution, and will only be issued to those individuals or entities who exercise rights.

General terms and assumptions

      The record date is December 27, 1999.

      Only holders of record of common stock at the close of business on the record date, or those to whom rights have been validly transferred, may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, American Stock Transfer & Trust Company, as of the record date.

      o The text below generally assumes that you are a record holder of shares, unless otherwise noted.

      o If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to your broker or other person holding your shares, in order to exercise rights. Your broker or other person holding your shares is the record holder and will have to act in order for you to exercise rights. We have asked the securities brokers and other nominee holders of our stock to contact you to obtain your instructions concerning rights you are entitled to exercise.

      o No interest will be paid on your funds delivered to exercise rights, regardless of whether the funds are applied to the purchase of shares or returned for any reason.

American Stock Transfer & Trust Company

      American Stock Transfer & Trust Company is acting as the subscription agent for the rights offering under an agreement with Riddell.

      All subscription certificates, payments of the subscription price, nominee holder certifications and notices of guaranteed delivery, to the extent applicable to your exercise of rights, must be delivered to:

      American Stock Transfer & Trust Company
      40 Wall Street, 46th floor
      New York, NY 10005

      We will pay the fees and expenses of American Stock Transfer & Trust Company, except applicable brokerage commissions, taxes and other expenses relating to the sale of rights for your account by American Stock Transfer & Trust Company. Riddell has also agreed to indemnify American Stock Transfer & Trust Company against certain liabilities in connection with the rights offering.

Solicitation agent

      We have engaged the services of H.C. Wainwright & Co., Inc. to act as solicitation agent in the rights offering. See "Plan of Distribution."

Standby purchase

      It is currently anticipated that, pursuant to a Standby Purchase Agreement, certain of our directors and executive officers and certain other individuals (the "Standby Group"), will agree to exercise all of their respective rights granted to them by this prospectus, which is ____% of all rights being offered to stockholders, and to stand by to purchase up to $___________ worth of the shares that are offered by this prospectus that are not purchased by the other stockholders who have failed to exercise their rights.

Conditions relating to the rights offering

      If the proposed Standby Purchase Agreement is not consummated in accordance with its terms for any reason, including the failure to satisfy applicable conditions specified in the agreement, we may terminate the rights offering in its entirety. If the rights offering is terminated for this or any other reason, we will instruct American Stock Transfer & Trust

Company to refund without interest to those persons who subscribed for shares in the rights offering all payments received by American Stock Transfer & Trust Company.

      The material conditions to the Standby Purchase Agreement will likely include the following, which must be satisfied or waived as of the date and time the rights expire:

      o we must not have experienced any material adverse change affecting our business, prospects, financial position, stockholders' equity or results of operations;

      o the Securities and Exchange Commission must not have issued a stop order relating to the registration statement filed with the Securities and Exchange Commission relating to this prospectus;

      o representations made by the parties in the agreement must be true and correct; and

      o the rights offering must have been completed in the manner described in this prospectus.

Method of exercise of rights

      Please do not send subscription certificates or related forms to Riddell. Please send the properly completed and executed form of subscription certificates with full payment to American Stock Transfer & Trust Company at:

      American Stock Transfer & Trust Company
      40 Wall Street, 46th floor
      New York, NY 10005

      You should read carefully the subscription certificates and related instructions and forms which accompany this prospectus. You should call American Stock Transfer & Trust Company or the solicitation agent promptly with any questions you may have.

      You may exercise your rights by delivering to American Stock Transfer & Trust Company, at the address specified in the instructions accompanying this prospectus, at or prior to expiration of the rights:

      o the properly completed and executed subscription certificate(s) which evidence the rights that you wish to exercise, and

      o payment in full in good funds of the subscription price for each share you wish to purchase under the subscription privilege.

      If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription certificates from a broker, bank or other institution eligible to guarantee signatures in order to transfer the subscription certificates in whole or to transfer a portion of your rights.

Required forms of payment for exercise

      If you exercise any rights, you must deliver full payment in the form of:

      o a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to American Stock Transfer & Trust Company Subscription Agent, or by wire transfer of funds to the account maintained by the American Stock Transfer & Trust Company for this rights offering at _______________________, Attention:
            _____________________.

      In order for you to timely exercise your rights, American Stock Transfer & Trust Company must actually receive the subscription price before expiration of the rights in the form of:

      o     a personal check which must have timely cleared payment, or

      o a certified or cashier's check or bank draft drawn upon a U.S. bank or a U.S. postal money order, or collected funds in American Stock Transfer & Trust Company's account designated above.

      Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Special procedure under "Notice of Guaranteed Delivery" form

      If you wish to exercise rights but cannot ensure that American Stock Transfer & Trust Company will actually receive the executed subscription certificate before the expiration of the rights, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

      o American Stock Transfer & Trust Company must receive full payment prior to the expiration time for all shares you desire to purchase under the subscription privilege.

      o American Stock Transfer & Trust Company must receive a properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate at or prior to the expiration time.

      o The "Notice of Guaranteed Delivery" must be executed by both you and one of the following: a member firm of a registered national securities exchange, an NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to American Stock Transfer & Trust Company. The cosigning institution must guarantee in the Notice of Guaranteed Delivery that the subscription certificate will be delivered to American Stock Transfer & Trust Company within three AMEX trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

      o American Stock Transfer & Trust Company must receive the properly completed subscription certificate(s) with any required signature guarantee within three AMEX trading days following the date of the related Notice of Guaranteed Delivery.

      o If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

      A Notice of Guaranteed Delivery may be delivered to American Stock Transfer & Trust Company in the same manner as subscription certificates at the address set forth above under "The Rights Offering--American Stock Transfer & Trust Company," or may be delivered by telegram or facsimile transmission (telecopier no. (718) 234-5001).

      Additional copies of the form of Notice of Guaranteed Delivery are available upon request from American Stock Transfer & Trust Company.

Incomplete forms; insufficient or excess payment

      If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered.

      If your payment exceeds the amount required to pay for the shares you indicate in your subscription certificate, then we will return any payment not applied to the purchase of shares under the rights offering procedures without interest to those who made these payments as soon as practicable by mail.

Exercise of less than all rights

      If you subscribe for fewer than all of the shares represented by your subscription certificate, you may (1) attempt to sell your remaining rights, or
(2) receive from American Stock Transfer & Trust Company a new subscription certificate representing the unused rights. See "The Rights Offering-how to transfer rights" below.

Instructions to nominee holders

      If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of our stock, we are requesting that you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

      To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and submit them on a timely basis to American Stock Transfer & Trust Company with the proper payment.

Risk of loss on delivery of subscription certificate forms and payments

      Each holder of rights bears all risk of the method of delivery to American Stock Transfer & Trust Company of subscription certificates and payments of the subscription price.

      If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to American Stock Transfer & Trust Company and clearance of payment prior to the expiration time.

      Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

How procedural and other questions are resolved

      Riddell is entitled to decide all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Any such determination will be final and binding. Riddell, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise or any right because of any defect or irregularity.

      Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as Riddell determines, in our sole discretion. Neither Riddell nor American Stock Transfer & Trust Company have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. They will not incur any liability for failure to give such notification.

      Riddell reserves the right to reject any exercise of rights if the exercise does not comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome. See "The Rights Offering-right to block exercise due to regulatory issues" below.

Questions and assistance concerning the rights

      You should direct any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to American Stock Transfer & Trust Company, at 40 Wall Street, 46th floor, New York, NY 10005, (800) 937-5449, (212) 936-5100 or (718) 921-8200.

No revocation

      Once you have exercised the subscription privilege, you may not revoke or change your exercise.

How to transfer rights

      It is not anticipated that a formal market will be made in the rights or that they will be traded on any exchange. Although an informal market may develop, there is no assurance that any market will develop for the rights.

      You may transfer all of the rights evidenced by a single subscription certificate by signing the subscription certificate for transfer in accordance with the appropriate form printed on the subscription certificate.

      You may transfer a portion of the rights evidenced by a single subscription certificate by delivering to American Stock Transfer & Trust Company the subscription certificate properly signed for transfer, with separate written instructions to register a portion of the rights in the name of your transferee and to issue a new subscription certificate to the transferee covering the transferred rights. In that event and by appropriate written instructions, you may elect to receive a new subscription certificate covering the rights you did not transfer, or may request that American Stock Transfer & Trust Company sell your retained rights in the manner described below.

      If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the expiration time for (1) the transfer instructions to be received and processed by American Stock Transfer & Trust Company, (2) new subscription certificates to be issued and transmitted and (3) the rights evidenced by the new subscription certificates to be exercised or sold by the intended recipients.

      It may require from two to ten business days, or more, to complete transfers of rights, depending upon how you deliver the subscription certificate and payment and the number of transactions you request. Neither Riddell nor American Stock Transfer & Trust Company will be liable to you or any transferee of rights if subscription certificates or any other required documents are not received in time for exercise or sale prior to the expiration time.

      If you exercise or sell rights in part, a new subscription certificate for the remaining rights will be issued to you only if American Stock Transfer & Trust Company receives a properly endorsed subscription certificate from you no later than 5:00 p.m., New York City time, on the fifth business day prior to the expiration date. It will not issue new subscription certificates for partially exercised or sold warrants submitted after that time and date. If you do submit a partial exercise or sale after that time and date, you will not be able to exercise the unexercised or unsold rights.

      Unless you make other arrangements with American Stock Transfer & Trust Company, a new subscription certificate issued after 5:00 p.m., New York City time, on the fifth business day before the expiration date will be held for pick-up by you at American Stock Transfer & Trust Company.

      If you request a reissuance of a subscription certificate, the delivery of that document will be at your risk.

      You, and not Riddell or American Stock Transfer & Trust Company, will be responsible for paying any commissions, fees and other expenses (including brokerage commissions and transfer taxes) you may incur for a purchase, sale or exercise of rights.

      If you do not exercise your rights prior to the expiration time, those rights will expire and will no longer be exercisable by you.

Foreign and unknown addresses

      Riddell is not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by American Stock Transfer & Trust Company for those stockholders. To exercise their rights, these stockholders must notify American Stock Transfer & Trust Company prior to 11:00 a.m., New York City time, on _____________, 2000. At that time, if a foreign holder has not given any other instructions, these rights will be sold, subject to availability of buyers. If the rights can be sold, a check for the proceeds from the sale of these rights, less a pro rata portion of any applicable brokerage commissions, taxes and other expenses, will be sent by mail to the foreign holders. These sales for foreign holders will be aggregated so that each foreign holder will receive a weighted average price for the sales, if any.

      If you have sold rights through American Stock Transfer & Trust Company but it does not know your address or cannot otherwise make delivery of sale proceeds to you, your sale proceeds will be held in a special account. These proceeds will be delivered to Riddell if you do not claim them within two years after the expiration date of the rights offering.

Right to block exercise due to regulatory issues

      We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

      We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

No adjustment to outstanding stock options or other stock awards

      Riddell will not, solely as a result of the rights offering, adjust the number of shares of common stock reserved for issuance under our stock award plans for employees and other eligible participants, the number of shares subject to outstanding awards of stock options or awards of restricted stock. Riddell may, as a result of the rights offering, be required to adjust the number of shares of common stock reserved in the event of the conversion of the outstanding Convertible Note into shares of common stock.

Amendment, extension and withdrawal

      If the standby agreement with the Standby Group is not consummated, we may terminate the rights offering in its entirety and, if we do, we will refund all funds received for the exercise of rights, as described under "The Rights Offering - conditions relating to the rights offering."

      Subject to the foregoing, Riddell reserves the right to withdraw the rights offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned to those persons who subscribed for shares in the rights offering.

Issuance of stock certificates

      Stock certificates for shares purchased in the rights offering will be issued to you as soon as practicable after the expiration date. American Stock Transfer & Trust Company will deliver subscription payments to Riddell only after consummation of the rights offering and the issuance of stock certificates to those exercising rights.

      If you exercise rights, you will have no rights as a stockholder until certificates representing shares you purchased are issued. Unless otherwise instructed in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Issuance of warrant certificates

      Warrant certificates representing the common stock purchase warrants granted to you upon the exercise of your rights will be issued to you as soon as practicable after the expiration date.

                           THE CONCURRENT OFFERING

      In addition to the rights offering, we are also selling an additional 250,000 shares of our common stock for $_________ per share. There will be 10,513,957 shares outstanding after the concurrent offering and assuming the sale of 1,000,000 shares pursuant to the rights offering. The proceeds generated by the concurrent offering shall be used to finance our Internet business and for additional working capital.

      Riddell's common stock is traded on the American Stock Exchange under the symbol "RDL".

                                 USE OF PROCEEDS

      The net proceeds to Riddell from the exercise of rights in the rights offering and the sale of common stock in the concurrent offering are approximately $____________ (or $___________ if the underwriters' over-allotment option is exercised in full), after deducting fees and estimated expenses. We will use the net cash proceeds from the rights offering and the concurrent offering to finance our Internet business and for additional working capital purposes.

                                    DILUTION

      Our net tangible book value, as of September 30, 1999, was $(73,039,000), or $(7.89) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding at September 30, 1999.

      After giving effect to our sale of the 1,250,000 shares of common stock in this rights offering and the concurrent offering, at an assumed offering price of $_____ per share, and after deducting estimated expenses related to this rights offering and the concurrent offering, our pro forma net tangible book value as of September 30, 1999, would have been $________, or $_____ per share. This represents an immediate increase in pro forma net tangible book value of $_____ per share to existing shares, and an immediate dilution of $____ per share to new shares.

      The following table illustrates this per share dilution:

            Assumed offering price per share                          $

            Net tangible book value per share at
            September 30, 1999                            $ (7.89)

            Increase per share attributable to new shares ______

            Pro     forma net tangible book value
            per share after the offering                              __________

            Dilution per share to new shares                          $
                                                                      ==========

      Assuming the exercise in full of the underwriter's over-allotment option, the pro forma as adjusted net tangible book value of Riddell at September 30, 1999 would have been approximately $____ per share, representing an immediate increase in net tangible book value of $___ per share to Riddell's existing stockholders and an immediate dilution in net tangible book value of $___ per share to new investors.

      The foregoing discussion and tables assume no exercise of any outstanding stock options. As of December 1, 1999 there were outstanding options to purchase 2,435,025 shares of common stock at a weighted average exercise price of $4.28 per share. The discussion and table also assumes no conversion of the Convertible Subordinated Note. Riddell's 4.1% Convertible Subordinated Note is convertible into 1,395,011 shares of common stock at a conversion rate of $5.3763 per share, subject to certain adjustments.

                                 CAPITALIZATION

      The table also shows, in the column labeled "As Adjusted", our capitalization as adjusted for the completion of the rights offering at a subscription price of $_____ per share and the concurrent offering at a price of $_____ per share and includes the application of the net cash proceeds from the offering.

      You should read this table in conjunction with the consolidated financial statements and the notes to those statements which are included elsewhere in this prospectus.

                                                        September 30, 1999
                                                        --------- --- ----

                                                        Actual       As Adjusted
                                                        ------       -- --------
                                                             (Unaudited)
                                                             (In thousands)

Long-term debt                                           $145,144    $

Stockholders' equity (Note 8):

      Preferred stock, $0.01 par; authorized 5,000,000         --           --
      shares; none issued

      Common stock, $0.01 par; authorized 40,000,000           93
      shares; issued and outstanding 9,258,957 and __________shares, respectively

Capital in excess of par                                   36,849

Accumulated deficit                                        (3,307)      (3,307)
                                                        ---------    ---------
      Total Stockholders' equity                           33,635
                                                        ---------
      Total capitalization                               $178,779    $
                                                        =========

                             SELECTED FINANCIAL DATA

      Our selected consolidated financial information presented below as of and for the years ended, December 31, 1994, 1995, 1996, 1997 and 1998 has been derived from our audited consolidated financial statements. The selected financial information as of and for the nine months ended, September 30, 1998 and September 30, 1999 has been derived from our unaudited condensed consolidated financial statements, which, in our opinion, reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation of our financial position and results of operations information for such periods. Our historical results are not necessarily indicative of future operating results or financial position. You should read this information together with the other information contained under the captions "Capitalization," "Management's Discussion and the Analysis of Financial Condition and Results of Operations" and with our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes to those financial statements included elsewhere in this prospectus.

                           (In thousands, except per share amounts)
                 ----------------------------------------------------------------------------------
Operating Data                           Year Ended December 31,                Nine Months Ended
(1)                                                                                September 30
                 ----------------------------------------------------------------------------------
                   1994         1995        1996        1997       1998(7)      1998        1999
                 ---------    ---------   ---------   ---------   ---------   ---------   ---------
                                                                                    Unaudited
                                                                                    ---------
Net revenues       $55,412      $67,043     $72,382    $138,273    $186,600    $159,326    $179,750

Cost of             29,792       35,794      38,813      80,675     113,541      95,239     104,969
revenues         ---------    ---------   ---------   ---------   ---------   ---------   ---------

Gross profit        25,620       31,249      33,569      57,598      73,059      64,087      74,781

Selling,
general and
administrative
expenses (2)        28,614       25,983      27,853      46,278      64,617      49,169      54,024

Other charges        1,188           --          --          --         925          --          --
(6)              ---------    ---------   ---------   ---------   ---------   ---------   ---------

Income (loss)       (4,182)       5,266       5,716      11,320       7,517      14,918      20,757
from
operations

Interest             2,001        2,795       2,763      11,879      14,656      11,114      11,668
expense          ---------    ---------   ---------   ---------   ---------   ---------   ---------

                           (In thousands, except per share amounts)
                 ----------------------------------------------------------------------------------
Operating Data                           Year Ended December 31,                Nine Months Ended
(1)                                                                                September 30
                 ----------------------------------------------------------------------------------
                   1994         1995        1996        1997       1998(7)      1998        1999
                 ---------    ---------   ---------   ---------   ---------   ---------   ---------
                                                                                    Unaudited
                                                                                    ---------
Income (loss)
before taxes,
extraordinary
item and
cumulative
effect of
changes in
accounting
principles          (6,183)      2,471       2,953        (559)     (7,139)      3,804       9,089

Income taxes        (1,250)        100         110          --          --          --         905
(credits)         --------    --------    --------    --------    --------    --------    --------

Income (loss)
before
extraordinary
item(3)            $(4,933)     $2,371      $2,843       $(559)    $(7,139)     $3,804      $8,184
                  ========    ========    ========    ========    ========    ========    ========
Earnings
(loss) per
share before
extraordinary
item:

      Basic         $(0.62)      $0.29       $0.35      $(0.07)     $(0.78)      $0.42       $0.88

      Diluted        (0.62)       0.29        0.33       (0.07)     $(0.78)       0.37        0.78

EBITDA(5)          $(2,229)     $7,433      $7,909     $15,330     $13,230     $19,164     $25,042

Balance                               December 31,                         September 30,
Sheet Data                            ------------                         -------------
(1)(4)

                 -------------------------------------------------------------------------
                   1994       1995       1996       1997       1998       1998       1999
                 -------    -------    -------    -------    -------    -------    -------
                                                                               Unaudited
                                                                               ---------
Working          $11,036    $19,286    $25,957    $37,599    $37,963    $59,634    $65,110
capital

Total assets      72,252     74,125     76,361    181,761    186,211    201,942    210,300

Long-term
debt, less
current
portion           20,168     23,600     29,984    122,500    126,900    138,200    145,144

Stockholders'     24,431     24,902     27,745     32,125     25,451     36,129     33,635
equity


1)    In June 1997 Riddell acquired Varsity Spirit Corporation.

2) In 1994 selling, general and administrative expenses included an adjustment to record a $4.6 million charge for a product liability litigation loss.

3) An extraordinary item in 1995 consisted of a $1,900,000 ($0.23 per share) provision for costs relating to fraudulent transfer litigation.

4) See Note 11 to Riddell's audited consolidated financial statements relating to contingent liabilities.

5) EBITDA is the sum of our earnings or loss before extraordinary items (and the cumulative effect of changes in accounting principles (as applicable)), interest, income taxes, depreciation and amortization expense. EBITDA is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of our operating performance or as a measure of our liquidity.

(6) Other charges of $1,188,000 in 1994 consisted of certain costs relating to a change in Riddell's method of distributing team sports products. Other charges of $925,000 in 1998 consisted of lease termination and employee severance costs related to a restructuring plan adopted in 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Operations for 1998 were impacted by $1.5 million of losses relating to new product initiatives and $3.1 million of costs (including the restructuring plan costs referred to in note 6 above) relating to certain strategic changes which were undertaken to improve future profitability, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      We acquired Varsity Spirit Corporation on June 19, 1997. The Varsity acquisition significantly increased the size of our business and significantly changed our financial structure. Varsity's operations include the design and marketing of cheerleader and dance team uniforms and the operation of cheerleader and dance team camps, clinics and special events. These operations have become a part of our extracurricular segment which we have previously referred to as the institutional segment. Accordingly, references to our extracurricular segment in this prospectus refers to that portion of our business that we have historically referred to as our institutional segment.

      The Varsity acquisition significantly increased the size of our business. On a pro forma basis, revenue for Riddell combined with Varsity was $174.1 million, more than double our 1996 historical stand alone revenues for the year before the acquisition. Revenues have since grown to $186.6 million for the year ended December 31, 1998.

      Our historical operating results for 1997 and 1996 do not include Varsity's operations for the portion of the periods before the Varsity acquisition. This makes comparisons of operating results less meaningful. In order to overcome this limitation, part of the discussion and analysis that follow is based on comparisons to operating results for 1997 and 1996 adjusted on a pro forma basis to include Varsity's results for the period before the acquisition and other matters related to the Varsity acquisition. The pro forma adjustments are described in Note 2 of the Audited Consolidated Financial Statements included in this prospectus.

      Set forth below is the percentage of our revenues generated by each of our three principal segments for each of the twelve month periods ending December 31, 1996, 1997 and 1998 and for each of the nine month periods ended September 30, 1998 and 1999. Information for each of the twelve month periods ending December 31, 1996 and 1997 is pro forma, giving effect to our acquisition of Varsity in June, 1997.

                                           Year ended December 31,  Nine month
                                                                   period ended
                                                                   September 30,

                                           1996    1997    1998    1998    1999
                                           ----    ----    ----    ----    ----
Extracurricular Segment:
   Spirit and dance products and services  55.0%   58.2%   60.1%   60.8%   58.8%
   Team Sports products and services       30.2%   30.0%   29.3%   30.1%   34.0%
                                           ----    ----    ----    ----    ----
        Total extracurricular segment      85.2%   88.2%   89.4%   90.9%   92.8%

Retail Segment                             13.3%   10.4%    9.7%    8.2%    6.8%

Licensing Segment                           1.5%    1.4%    0.9%    0.9%    0.4%

Results of Operations

      Nine Months Ended September 30, 1999 Compared to the Nine Months Ended September 30, 1998

Overview

      Operations for the nine-month period ended September 30, 1999 resulted in net income of $8.1 million, or $0.78 per share on a diluted basis as compared to $3.8 million, or $0.37 per share on a diluted basis, for the first nine-months of 1998.

      Tax expense for the nine-month period was higher in 1999 than 1998 because of an adjustment arising from certain changes in estimates.

      Income before taxes for the nine-month period increased $5.3 million to $9.1 million, a 139% improvement in comparison to $3.8 million of income before taxes for the 1998 year-to-date period. The improvement was principally due to increased revenues and related improvements in gross margin and operating expense rates.

Revenues

      Revenues for the nine-month period ended September 30, 1999 increased 13%, or $20.4 million, to $179.7 million from $159.3 million for the year-to-date period of 1998.

      The revenue gain came from our extracurricular segment which includes: (i) cheerleading uniforms, camps and special events, (ii) athletic equipment and reconditioning lines and a new line of game uniforms and (iii) Umbro-branded team soccer apparel, equipment and footwear. For the nine-month period, extracurricular revenues increased 15%, or $22.0 million, to $166.8 million for 1999 from $144.8 million for the year-to-date period of 1998. All extracurricular product lines showed sales volume increases over the year ago period and generally higher selling prices also contributed to the revenue increases. Revenues also benefitted from first year sales of our new line of Umbro-branded team soccer products and our new line of athletic game uniforms. These two new product lines generated 37% of the revenue growth for the nine-month period.

      Revenues from the retail segment were $12.2 million for the first nine months of 1999, down $0.9 million from the year-ago period. The declines were anticipated as part of a strategy which called for lower sales and higher profitability and are principally the result of a decrease in the volume of youth football equipment sold to retailers because we are shifting our emphasis on youth football equipment sales to the direct sales force within our extracurricular segment.

      Revenues from trademark licensing declined to $0.2 million in the third quarter of 1999 from $0.3 million for the third quarter of 1998. For the nine-month period royalty revenues declined to $0.8 million for the nine-month period of 1999 from $1.4 million for the 1998 period. The decline was anticipated due to the expiration of certain licenses in 1998.

Gross profit

      Gross profit increased to $74.8 million for the nine-month period of 1999 from $64.1 million in 1998. Gross margins improved in both the extracurricular and retail segments. Gross margin rates increased by 1.4 points to 41.6% for 1999 from 40.2% for the year-to-date period of 1998. Margin rates improved as a result of modest increases in selling prices, favorable negotiations with vendors and contractors, improved leverage due to higher absorption of the fixed portion of operating costs against higher revenue and certain other actions taken at the end of 1998 which also reduced costs for 1999.

Selling, general and administrative expenses

      Selling, general and administrative expenses decreased as a percentage of revenues for the third quarter and the year-to-date period.

      Selling, general and administrative expenses decreased as a percentage of revenues to 30.1% of revenues in the 1999 nine-month period from 30.9% last year. The improvement is principally the result of cost savings initiatives implemented at the end of 1998 and improved absorption of the relatively fixed portions of selling, general and administrative expenses resulting from the increase in revenues.

Interest expense

      Interest expense increased by $0.6 million to $11.7 million for the nine-month period ended September 30, 1999 from $11.1 million for the first nine months of 1998. The increase is attributable to an increase in average indebtedness which was principally due to higher indebtedness at the beginning of 1999 than at the beginning of 1998, increased working capital demands related our new line of Umbro-branded team soccer products and volume growth in other product lines.

Income taxes

      Income tax expense for the nine-month period ending September 30, 1999 reflects an adjustment relating to the valuation of deferred taxes. No tax expense, other than this adjustment, has been recorded for the 1999 period as we have net operating loss carryforwards which offset any such taxes. As a result, tax expense is not comparable between the nine-month periods of 1999 and 1998.

      We have net operating loss carryforwards that offset most income tax payments which would otherwise be due for the year.

      Year Ended December 31, 1998 compared to Pro forma Year Ended December 31, 1997

Overview

      Operations for 1998 resulted in a net loss of $7.1 million. While we achieved satisfactory performance in our core extracurricular business, we incurred a loss of $1.5 million relating to several new product initiatives and suffered from weak performance in our retail and licensing segments. We also incurred costs of $3.1 million relating to certain strategic changes being undertaken to improve future profitability. These factors are discussed in greater detail in the following paragraphs and comparisons.

      The loss of $1.5 million from new initiatives within our extracurricular segment included start up costs for a new line of team soccer apparel, equipment and footwear to be marketed under the newly acquired license to use the Umbro trademark in the United States; entry into new areas of the school and private dance studio dance market including the Company Dance(Registered) program; and the introduction of athletic game uniforms. These activities were unprofitable during 1998 due to start up costs and because some activities were started too late in the year to generate enough revenues to offset the costs. We believe that the losses incurred for these activities are valuable investments in the future and views these areas as important to our future growth potential.

      Operations for 1998 were also impacted by lower profits from the trademark licensing and retail product segments. Licensing declined as our license to Kmart for MacGregor(Registered) branded apparel and bags was not renewed when it expired in June 1998, although the license was renewed for other products. Profitability of the retail segment decreased due to a decline in sales of sports collectible products.

      We also initiated a series of strategic actions in late 1998 which we believe will assist in facilitating future profitability. These actions include the implementation of a restructuring plan involving the consolidation of several of our reconditioning facilities and the elimination of approximately 40 jobs including two senior positions. Together these actions led to a $925,000 restructuring charge in 1998. The charge includes a provision of $800,000, included in accrued liabilities at December 31, 1998, for certain lease termination and employee severance costs, most of which will be expended during 1999. The restructuring actions are expected to yield annual savings of over $1.0 million after 1999, once facility closures are completed and new centralized operations are fully implemented.

      Other strategic actions generated additional charges in excess of $2.0 million in 1998. The charges include costs relating to changes in product lines and marketing materials which are discussed further in the comparisons of gross margins and selling, general and administrative expenses, below.

      Several cost saving measures were also implemented late in 1998 as part of our strategic review. Areas which should generate future savings include negotiated vender cost reductions, consolidation of general insurance policies and a move of our corporate offices in New York City to smaller, less costly space. We believe these cost savings actions, combined with the benefits from the above mentioned restructuring plan, should reduce our costs by $2.0 to $3.0 million annually in 1999 and future years.

Revenues

      Revenues for 1998 increased $12.5 million, or 7%, to $186.6 million in comparison to pro forma revenues of $174.1 million for 1997.

      All of our revenue gains came from the extracurricular segment where revenues increased 9% or $13.2 million, from $153.6 million on a pro forma basis for 1997 to $166.8 million for 1998. Increased volume in cheerleading and dance uniform and accessory products accounted for the largest part of this revenue increase, registering a sales increase of $7.1 million, with most of the gain occurring in the line's core products. In addition, camp and event revenue increased $3.7 million primarily due to a strong increase in special event attendance. Athletic product volume increased $2.4 million due largely to expanded offerings of athletic practice wear and a new emphasis on the youth football market where sales had previously been declining in recent years.

      Revenues from the retail segment were relatively stable with 1998 revenues of $18.1 million compared to 1997 revenues of $18 million. Sales of athletic products to recreational team dealers and distributors increased, offsetting declines in the sales of sports collectible products. Sales of sports collectible products decreased due to lower demand for certain products introduced in recent years such as miniature hockey and baseball helmets.

      Royalty income from trademark licensing decreased by $0.8 million to $1.6 million in 1998 in comparison to trademark licensing royalties of $2.4 million in 1997. This decrease is attributable to the expiration in June 1998 of a license for MacGregor branded apparel and bags with Kmart.

Gross profit

      Gross profit for 1998 increased to $73.1 million from $71.0 million on a pro forma basis for 1997. Gross margins decreased as a percentage of sales to 39.2% for 1998 from 40.8% on a pro forma basis for 1997. Gross profits were impacted by a 1998 charge to reflect product line changes and other strategic decisions which affected the realizable value of inventories. This charge, along with the decrease in royalty income discussed above, accounted for most of the decline in margins. Margins were also impacted by a shift in the mix of products sold as most of the year's revenue gains occurred in product lines that carry lower margins than the average of our other products.

Selling, general and administrative expenses

      Selling, general and administrative expenses for 1998 increased by $1.6 million to $64.6 million from $63.0 million on a pro forma basis for 1997. In addition to a normal level of growth related increases, expenses for 1998 included charges taken late in the year relating to strategic changes in product lines and marketing materials as discussed above and over $2.0 million of expenses related to the new initiatives mentioned in the overview above.

      Selling, general and administrative expenses decreased as a percentage of sales to 34.6% for 1998 from 36.2% on a pro forma basis for 1997. However, 1997 expenses included unusual expenses from the Varsity acquisition and the settlement of certain non-product liability litigation as discussed below in the comparison of 1997 to 1996.

Interest expense

      Interest expense for 1998 increased 3%, or $0.4 million over 1997 interest computed on a pro forma basis. The increase is due to a higher level of working capital indebtedness during the year.

Income taxes

      We did not recognize income tax benefits arising from the 1998 net loss. The unrecognized tax benefits, together with unrecognized tax benefits arising from net operating losses in prior years, would be utilized with the generation of approximately $7.0 million in future pre-tax income and adjustments.


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

      We have certain nondeductible annual expenses which would be added as adjustments to pretax income to calculate taxes. These expenses include nondeductible amortization of approximately $2.1 million, most of which arises from goodwill associated with the Varsity acquisition.

      Pro Forma Year Ended December 31, 1997 Compared to Pro Forma Year Ended December 31, 1996

Revenues

      Pro forma revenues for the year ending December 31, 1997 increased $13.3 million, or 8%, to $174.1 million from $160.8 million in 1996. We achieved revenue gains in our extracurricular segment while experiencing offsetting declines in the Retail and Licensing segments.

      Extracurricular segment revenues increased 12%, or $16.7 million, from $136.9 million on a pro forma basis for 1996 to $153.6 million on a pro forma basis for 1997. Most of the gains related to the operations acquired from Varsity. Uniforms and accessories sales increased by $7.0 million due to volume growth. Growth in the number of summer camp participants contributed an additional $6.0 million to camp and event revenues. Extracurricular sales of athletic products and reconditioning services increased $3.7 million as we experienced volume gains from our newly introduced line of athletic practice clothing and from most of our core football protective product lines. These gains more than offset a decline in sales of youth athletic products.

      Retail segment revenues declined by 15%, or $3.3 million, from $21.4 million for 1996 to $18.1 million for 1997. The decline was principally due to decreased volume of sports collectible products. We believe the principal reasons for the decline are related to an industry-wide cautiousness in making inventory commitments for licensed sports products.

      Royalty income from licensing in 1997 decreased by 4%, or $0.1 million. We recognized gains in MacGregor royalties from Kmart and royalties from our Riddell apparel and sock licenses. These gains were offset by royalty declines due to the expiration of a MacGregor license with Thom McAnn which had generated $0.3 million in prior years and the temporary cessation of royalty receipts from our Riddell footwear licensee. As described elsewhere in this prospectus, we have assigned certain portions of the future royalties from our Riddell footwear licensee, for up to ten years, to other parties to settle certain litigation. While the license was transferred to a new licensee in 1998, the assignment remains in place.

Gross profit

      Pro forma gross profit for 1997 was $71.0 million, an increase over pro forma gross profit of $68.4 million for 1996. Gross margins, on a pro forma basis, decreased as a percentage of revenues to 40.8% in 1997 from 42.5% for 1996. There were several factors which influenced the decline in gross margin rates. Pro forma gross profit was reduced by $0.8 million of charges stemming from a revaluation of inventory in June 1997 and included in Varsity's preacquisition results. There was an increase in freight and overtime costs incurred in the extracurricular segment's cheerleading uniform business in order to overcome certain production delays which occurred during the year. The decline in sales of sports collectibles discussed above significantly impacted gross profit and the margins as these


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

products carried higher than average margins. Sales of our new line of practice wear reduced gross margins, as expected, since these products carry a lower margin than our historical product lines. Introduction of our practice wear line also negatively impacted 1997 margins due to start up costs of related screen printing operations and introductory pricing. Finally, while the volume of our reconditioning business increased, margins were down due to higher costs associated with the initial year of reconditioning work on equipment from new customers gained during the year and an increase in material and parts usage.

Selling, general and administrative expenses

      On a pro forma basis, selling, general and administrative expenses for 1997 increased by $7.6 million to $63.0 million from pro forma expenses of $55.5 for 1996. Expenses relating to various litigations (exclusive of product liability matters) that were resolved during 1997 amounted to $2.8 million for 1997 and $1.2 million for 1996. Expenses for 1997 also included a charge of $0.6 million relating to in-the-money Riddell stock options contractually granted to certain of our employees who previously were employed by Varsity (as further discussed in Note 9 of the Consolidated Financial Statements) and a charge of $0.4 million stemming from a revaluation of receivable reserves in June 1997 that was included in Varsity's preacquisition results. Pro forma selling, general and administrative expenses excluding these items were relatively stable as a percentage of revenues, increasing from 33.7% of revenues for 1996 to approximately 34.0% of revenues in 1997.

Interest expense

      Interest expense computed on a pro forma basis for 1997 increased 2%, or $0.2 million over pro forma 1996 levels. The increase was principally due to increases in base interest rates relating to our revolving line of credit. Historical interest expense, excluding any pro forma adjustments for 1997, included a $3.0 million onetime commitment fee for bridge financing relating to the Varsity acquisition.

Income taxes

      The pro forma net loss for 1997 did not include any tax benefit. Pro forma tax expense for 1996 was reduced by the benefit of net operating loss carryforwards available for recognition during the year. Even though the pro forma operating results for 1996 resulted in a loss before taxes, tax expense of approximately $0.6 million would have been included if net operating loss carryforwards had not been available to offset the expense. The tax would have been due to adjustments for nondeductible expenses, as discussed above in the 1998 to 1997 comparison of operating results.

Umbro license

      In 1998, we entered into a license agreement with Umbro International, Inc. which entitles us to market and manufacture Umbro brand soccer team apparel, footwear, equipment and accessories on an exclusive basis to the team channel of distribution throughout the United States, Puerto Rico and the U.S. Virgin Islands. The term of the license is five years with an option to renew for an additional five-year period if we achieve certain performance levels. The license is royalty-free in 1999. We are required to begin paying royalties in the year 2000, at which time we are also required to meet annual minimum sales figures. If we fail to meet required minimum sales levels subsequent to 1999


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

for two consecutive annual periods, Umbro has the right to terminate the license.

MacGregor trademark

      We acquired certain rights to the MacGregor trademark as part of an acquisition in 1988 at an allocated cost of approximately $18.0 million. We are amortizing the trademark over a period of forty years. The unamortized cost of this asset included in intangible assets at September 30, 1999 was approximately $12.9 million (See Note 7 of the Audited Consolidated Financial Statements). If there were a material decline in the revenues from the MacGregor trademark, then the carrying amount of the MacGregor trademark rights could be deemed to have been impaired. A write-down for such impairment could have a material adverse effect on our financial position and results of operations.

Liquidity and capital resources

      The seasonality of our working capital needs is primarily impacted by three factors. First, a significant portion of the products we sell into the extracurricular segment are sold throughout the year on dated-payment terms, with the related receivables becoming due when the school year begins during the following July to October period. Second, we incur costs relating to our summer camp business from the fourth quarter and into the second quarter as we prepare for the upcoming camp season, while camp revenues are mostly collected in the June to August period. Lastly, our debt structure impacts our working capital requirements as the semi-annual interest payments on our $115 million, 10.5% Senior Notes come due each January and July.

      To finance these seasonal working capital demands, we maintain a credit facility in the form of a revolving line of credit. The outstanding balance on the credit facility follows the seasonal cycles described above, increasing during the early part of the operating cycle in the first and second quarters of each year and then decreasing from the third quarter and into the fourth quarter as collections are used to reduce the outstanding balance.

      At September 30, 1999 the outstanding balance under the credit facility was $22.6 million. This compares with outstanding balances of $4.4 million at December 31, 1998 and $15.7 million at September 30, 1998. The change in the outstanding balance between December 31, 1998 and September 30, 1999 reflects the seasonal working capital pattern presented above, while the increase in outstanding borrowings between September 30, 1999 and September 30, 1998 reflects the factors discussed above in the paragraph on interest expense in the comparison of results of operations between these periods.

      In April 1999, we entered into a revised credit facility with Bank of America National Trust and Savings Association. The revised credit facility matures at the end of December 2003 and provides for borrowings of up to $48 million depending on certain levels of receivables and inventories. The revised credit facility replaced our $35 million credit facility with NationsBank, now named Bank of America, and NBD Bank. NBD Bank subsequently became a participant in the new facility. We sought the increased size of the credit facility to provide working capital for new initiatives, especially our new line of Umbro-branded team soccer products.

      Our current debt service obligations are significant and, accordingly, our ability to meet our debt service and other obligations will depend on our future performance and is


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

subject to financial, economic and other factors, some of which are beyond our control. Furthermore, due to the seasonality of working capital demands described above, year-over-year growth in our business and working capital could lead to higher debt levels in future periods. We believe that operating cash flow together with funds available from our credit facility will be sufficient to fund our current debt service, seasonal and other current working capital requirements.

      We are conducting the rights offering and concurrent offering to finance our Internet business and for additional working capital. We believe we could finance our Internet business from the existing capital resources described above. However, the resources provided by the offering will provide us with greater flexibility in developing our Internet business and not require that we divert capital that we would otherwise use for our base business. It is likely that our Internet business will not be profitable and could generate losses which could exceed the proceeds from the rights offering and the concurrent offering.

Year 2000 issues

      Riddell, like virtually all companies and organizations, is faced with addressing the Year 2000 issue which relates to the possibility that computer systems and computer chips embedded in equipment may not be able to properly process data after December 31, 1999.

      The most significant Year 2000 issues facing Riddell are associated with the computer information systems used to plan, operate and track our business. We have substantially completed the process of assessing which of our information systems are subject to potential Year 2000 problems and of taking corrective action to minimize the potential impact of Year 2000 problems. The status of this program on each of our four major computer information systems follows:

      Helmet manufacturing and retail operations: Year 2000 issues have been addressed by replacing hardware and software with new systems certified as Year 2000 compliant by the vendor. The system replacement is part of a modernization effort that was initiated in early 1997 and was completed in November 1999.

      Extracurricular athletic product distribution and reconditioning operations: Existing system software was upgraded and modified to address Year 2000 issues. The process was completed in the fourth quarter of 1998, and the system has been tested and certified by our vendor as Year 2000 compliant.

      Spirit products: Year 2000 issues have been satisfied through corrective modifications of existing software. The process was completed early in October 1999 and we have tested the software. We are also in the process of replacing the existing software with a new system, that is certified as Year 2000 compliant by the vendor, as part of an overall upgrade of system capabilities, but we made the Year 2000 corrections to the existing software as the new system will not be fully implemented before the end of 1999.

      Camps and events: Year 2000 issues have been satisfied through corrective modifications of existing software. The process was completed early in the second quarter of 1999 and has been tested by Riddell.

      We have other minor systems for which Year 2000 corrective action is in various


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

stages of completion, all scheduled for completion before the end of 1999.

      We face potential Year 2000 problems relating to embedded computer chips which control equipment used in our business, such as telephone equipment and a limited amount of machinery. We have completed assessments of equipment considered most susceptible to Year 2000 issues and repair or replacement has been arranged for equipment found to have Year 2000 problems.

      We also face potential Year 2000 issues with third parties. These third parties include customers who purchase our extracurricular and retail products and suppliers of raw materials and finished goods, among others. Because our extracurricular products and services are sold to a large number of schools and other customers, it is impractical to poll them all in order to determine their Year 2000 readiness. However, because this customer base is large, the potential of a negative impact on us may be lowered as none of these customers individually account for a material portion of our revenues. Third parties also include airlines and air transportation systems. A disruption of domestic or foreign air travel systems, or fear of such a disruption among our customers, could have a negative impact on our special events, many of which occur at the end of the calendar year or shortly thereafter. We have had discussions with certain other key customers and vendors in order to assess the potential impact that their Year 2000 problems might have on us. However, the process of communications with key customers and vendors and planning for the impact of any problems arising from their systems are ongoing.

      Expense for Year 2000 remedial programs for the years ended December 31, 1997 and 1998 was $200,000 and $250,000, respectively, and a similar level of expense is anticipated for 1999. We have also incurred capital expenditures for computer hardware and software related to the system replacements described above, of approximately $150,000 and $800,000 for the years ended December 31, 1997 and 1998, respectively. These capital expenditures include all of the system upgrade and modernization aspects of the replacement programs discussed above. Approximately $700,000 of similar capital expenditures are anticipated for 1999.

      Our remedial actions are intended to reduce the possibility of a disruption of our business due to Year 2000 issues. While we believe these actions will be successful, the issues involved are full of complexities and uncertainties, so there can be no assurance that a disruption of our business will not occur. If a material disruption of our business were to occur, it could have a material adverse impact on our results of operations, liquidity and financial condition.

      Readers are cautioned that forward-looking statements contained in the Year 2000 disclosure should be read in conjunction with our Special Cautionary Notice Regarding Forward-Looking Statements located at the beginning of this prospectus.


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

      PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      Our common stock was quoted on The Nasdaq National Stock Market System under the symbol RIDL in 1997 and through November 20, 1998. Commencing November 23, 1998 our common stock was listed on the American Stock Exchange under the symbol RDL. As of December 10, 1999, there were approximately 732 holders of record of our common stock. The following table sets forth the high and low sales prices for the common stock as reported by the NASDAQ-NMS for 1997 and through November 23, 1998, and as reported by the American Stock Exchange for the rest of 1998 and for 1999:

Year Ended December 31, 1997:             High        Low
                                          ----        ---
First Quarter                             5 1/2       3 7/8
Second Quarter                            5 7/8       3 5/8
Third Quarter                             6           4 5/16
Fourth Quarter                            5 3/8       3 7/8

Year Ended December 31, 1998:
First Quarter                             5 5/8       4
Second Quarter                            6 3/8       4 7/8
Third Quarter                             5           3 3/4
Fourth Quarter                            6 5/8       2 5/8

Year Ended December 31, 1999:
First Quarter                             7 7/8       3 5/8
Second Quarter                            4 3/16      3
Third Quarter                             4           2 7/8
Fourth Quarter*                           3 1/2       2 13/16

      The last sale price of the common stock on December 10, 1999 was $3.125.

*     Represents the period from September 1, 1999 through December 10, 1999.

Dividend Policy

      Since our inception, we have not declared or paid, and do not currently intend to declare or pay, any dividends on shares of our common stock, and intend to retain future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Our financing arrangements impose restrictions on our ability to pay cash dividends or make other distributions on our common stock.


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

                                    BUSINESS

General

      Riddell is a leading marketer and manufacturer of branded products and services to the extracurricular activities portion of the educational market. We believe that the extracurricular activities market encompasses approximately 30 million young men and women in the United States who participate in team sports and other organized activities outside the classroom. We estimate that this market generates approximately $5 billion in sales annually, including approximately $2 billion of sales in athletic equipment and uniforms for team sports and various products and services for cheerleaders and dancers.

      Under our many brands, the best known of which are Riddell and Varsity Spirit (which we own) and Umbro (which we license), we are:

      o a leading provider of athletic equipment and clothing for team sports;

      o the only national reconditioner of football protective and other athletic equipment;

      o The largest designer, marketer and supplier of innovative cheerleader and dance team uniforms and accessories;

      o The biggest operator of cheerleading and dance team training camps and clinics;

      o A leading organizer of special events for extracurricular activities;

      o A major provider of soccer apparel, equipment and footwear for team play; and

      o A supplier of sports collectible products through retailers in the United States and internationally.

      Our success in building our various brands and lines of business is due, in large part, to our long-standing marketing strategy through which our direct, proprietary sales force establishes and builds relationships with the participants, coaches and instructors among the 40,000 junior and senior high schools, colleges and various youth organizations throughout the United States. We believe that our sales force is unique within the extracurricular activities market and provides us with a significant competitive advantage.

      Our relationship marketing strategy is a year-round, integrated approach, which includes conducting training camps, clinics and conventions and producing various nationally-televised and regional championships and performance events in the U.S. and Europe. These activities, which are in themselves profitable, reinforce each other and the sale of our products, while they enhance participation and build loyalty to our brands.

      We believe that Riddell branded football equipment is worn by more than 50% of all high school and collegiate football players. We also have a longstanding agreement with the NFL for the promotion of our Riddell brand. Over 80% of the NFL players choose to wear our helmets. We also use the Riddell brand to sell sports collectible products through retailers in the U.S. and internationally. We believe that our Varsity Spirit brand cheerleading uniforms are worn by approximately 40% of all high school and 75% of all collegiate cheerleaders. Our cheerleading camps are attended by more than 200,000 students annually, and in 1999, more than 25,000 people traveled to the Walt Disney Resort in Orlando, Florida to participate in and view our various cheerleading and dance competitions.

      In the fourth quarter of 1998, we became the exclusive U.S. licensee for Umbro branded soccer apparel, footwear, equipment and accessories for team channel distribution. Umbro is one of the leading soccer brands worldwide.

      Over the last few years, we have expanded the array of products and services for the extracurricular activities market that can be readily sold using our comprehensive marketing strategy. We have added:

      o     baseballs and baseball equipment in 1996

      o practice wear (silk-screened t-shirts, shorts and sweat pants and shirts) in 1997

      o instructional conventions and competitions for young participants from private dance studios in late 1997

      o     game uniforms for football and baseball in late 1998

      o     team soccer apparel, equipment and footwear in 1999

      Game clothing represents the largest category of sporting goods in the extracurricular activities market. Based on the results in our first full year of selling football uniforms, which exceeded our expectations, we believe that the game uniform market has significant growth potential for us because we presently have such a small share of this large market. As a result, we plan on increasing our athletic game uniform production capabilities and expanding our product offerings to other men's and women's sports, such as basketball and softball.

      We also plan to build upon our presence in dance through a comprehensive marketing approach to private dance studios.

Our objectives and strategy

      We believe that these actions will enable us to:

      o expand the sales of our traditional team sports and school spirit products and services

      o develop relationships with participants in other team sports and additional extracurricular activities that we are not currently servicing effectively, such as youth baseball

      o establish new Internet-based revenue streams, through our sale of advertising, product sales and third-party alliances


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

      Our business strategy is to further capitalize on our relationship marketing strategy by:

      o adding sales people and shrinking sales territories, while having more product lines to sell at each school or organization

      o developing new special events, competitions and conventions to reinforce and promote participation in each extracurricular activity

      o     implementing our Internet plans

Opportunities for growth

      We believe that we are poised to experience significant growth in three product categories over the next twelve months:

      Game uniforms to high schools

      According to the National Federation of High Schools, there are 6.3 million high school athletes who play team sports in the United States. We believe that the market for game uniforms and practice wear (t-shirts, sweat shirts, shorts, etc.) exceeds $500 million in the U.S. and that we can capture an increasing share of this market over each of the next few years.
This market is a natural extension of our core business because:

      o the decision-makers for the purchase of these products is often the same person that our sales force already calls upon to sell football equipment and reconditioning services

      o we have in-house expertise in the manufacturing of cheerleading uniforms which is readily transferable to game uniforms

      o we believe that we can provide faster service than our competitors as a result of our efficient manufacturing and outsourcing capabilities

      Game uniforms and equipment for recreational youth leagues

      We estimate that the market for game uniforms and equipment for recreational youth leagues is a $750 million market in the U.S. and that it consists of approximately 15 million participants in organized youth leagues, such as Little League, Pop Warner and parks and recreational leagues for football, baseball, softball and basketball. This market is currently serviced by a highly fragmented range of suppliers. To address this market, we are using our in-house sales force and have recently established a dedicated sales force to service this market in major metropolitan areas. We also plan to continue to add sales people for this market.

      Apparel, equipment and footwear to the team soccer market

      Soccer has recently become the fastest growing sport in the U.S. among boys and girls. We believe that there are over 4 million participants from high school teams and youth leagues nationwide who spend $750 million annually for apparel, equipment and footwear.

      o the Umbro brand, which we license, is one of the leading soccer brands worldwide

      o our expertise in manufacturing uniforms for cheerleaders, coupled with our ability to out-service our competitors gives us a competitive advantage

Our advantages

      We believe that we have four advantages that will support our growth.

      Direct, proprietary sales force

      Our direct, proprietary sales force is comprised of approximately 320 people who are responsible for developing and maintaining relationships among the 40,000 junior and senior high schools, colleges and numerous recreational youth organizations throughout the United States. As the only national, factory-direct marketer of athletic products and services in the extracurricular activities market, we are able to bypass the middlemen and independent dealer networks used by our competitors. As a result, we can provide competitive pricing and enhanced services to our customers.

      Efficient manufacturing and outsourcing capabilities

      Our efficient manufacturing and outsourcing capabilities support our direct sales force and enable us to produce and deliver competitively priced high quality customized products faster than our competitors. We accomplish our efficiencies by manufacturing only those low labor-intensive items and components that are difficult for outsourcing partners to make, thereby allowing us to avoid bottlenecks in the production process. By outsourcing the manufacturing of most of the items that we sell, we are able to focus on design, marketing, sales and new product development. The result is that we are able to minimize our capital commitments, operate more efficiently and be better positioned to respond to changing market conditions.

      Relationship marketing

      Our relationship marketing, which we began 25 years ago, is a year-round, integrated marketing approach. We enjoy longstanding relationships with the participants, coaches and instructors of various team sports, school spirit programs and other extracurricular activities in youth leagues and organizations. Our sales force develops relationships with coaches and athletic directors throughout the U.S. by providing value-added services that enhance the coach's ability to efficiently manage his or her team. Examples of this include fitting of football helmets and other equipment, quick repair service, and the design and fitting of custom-uniforms for participants in cheerleading and team sports. In the case of cheerleading, it also includes conducting training camps, clinics and conventions, and producing various nationally-televised and regional championships and performance events in the U.S. and Europe. Our relationship marketing is designed so that each of our products and services reinforce one another, as well as strengthen our overall brand awareness. We believe that our new Internet operations are a logical extension of, and will effectively reinforce, this marketing strategy.

      Internet operations

      Our Internet operations began in the fourth quarter of 1999. We believe it is a logical extension and application of our sales and marketing strategy. We believe that our Internet operations, which have a community and a commerce orientation, will provide us with a direct link to our customers, enhance our existing relationships with the participants and coaches in the various extracurricular activities and expand our business beyond our historical football and cheerleading product and service offerings, all in a cost-efficient manner.

Our business segments

      We presently employ our sales and marketing strategy and operate our business through various wholly-owned subsidiaries in three business segments:

      Extracurricular

      Our extracurricular segment, which we have historically referred to as our institutional segment, markets, manufactures and distributes products and services primarily through our 320 person direct sales force to customers such as schools, recreational groups and other organizations. It is our largest segment, and was responsible for almost 90% of our revenues in 1998 and approximately 93% of our revenues for the first nine months of 1999. Over 6.3 million boys and girls participate in team sports in high schools within the U.S. We estimate that there are an additional 15 million team sports participants in organized youth leagues and an additional 10 million participants in school-sponsored bands and choirs and youngsters who take dance lessons at private studios.

      Retail

      Our retail segment markets products through retailers in the U.S. and internationally. Most of the products sold by this segment are sports collectible products, such as authentic and replica football helmets which bear licensed NFL and collegiate team logos. This segment's operations also include sales of a limited amount of recreational football, baseball and other athletic products sold internationally and in the U.S. through consumer product retailers and distributors.

      Licensing

      Our licensing segment consists of the licensing of our Riddell and MacGregor trademark rights to other entities for use in marketing products such as athletic footwear and equipment.

      Extracurricular segment

      We believe that we are a leading marketer and manufacturer of branded products and services to the extracurricular branch of the U.S. educational market. Today, our extracurricular products and services segment includes our team sports and school spirit business units.

      The extracurricular activities market includes most of the organized activities for children that take place outside of classrooms in the United States. It includes team sports, school spirit activities, private dance groups, bands, orchestras, choirs and a wide variety of other school- sponsored clubs, such as drama, debate and chess.

      These activities take place in approximately 40,000 junior and senior high schools and in colleges, as well as in youth leagues and organizations like Little League, Pop Warner and parks and recreation leagues. In addition to the
6.3 million participants in high school team sports in the U.S., we estimate that there are an additional 15 million participants in team sports at junior high schools and youth leagues. We also estimate that there are an additional 10 million participates in other extracurricular activities. We estimate that spending by these various participants on the extracurricular activities that we are already targeting exceeds $2 billion a year and that the extracurricular industry is highly-fragmented and represents aggregate spending of $5 billion annually.

      Relationship marketing

      Our marketing model is based upon our longstanding relationships with three distinct but equally important groups. First, our direct sales organization, through personalized service, creates an important connection to the participants, coaches and instructors of various team sports, school spirit activities and other extracurricular activities in schools, youth leagues and organizations and colleges. Second, instructors and staff at our camps, clinics and performance tours and events motivate participants to get more instruction and become better competitors. Third, we increase our brand awareness and enhance our relationships with our customers through our affiliations with strategic partners such as the Walt Disney Company, ESPN and other media and marketing entities. These strategic relationships and the televised shows that we produce reinforce the importance of our events and competitions.

      Our cheerleading operations serve as the template for our relationship-based marketing strategy. We intend to develop similar events, conventions and competitions for other extracurricular activities, with soccer and dance the most likely near-term extensions of our integrated marketing approach. The marketing of our various activities is designed to provide logical extensions to basic participation and to encourage participants as they improve to increasingly utilize more of our products and services.

      Our extracurricular segment is supported and based upon our sales and marketing strategy, which we believe provides us with a competitive advantage, and features the following key components.

      o     Our proprietary, direct sales force

      o     Cross marketing of products and promotional activities

            -     Camps

            -     Special events, conventions and competitions

            -     Uniforms and accessories

      o     Key marketing alliances

      Proprietary, direct sales force


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

      Our comprehensive relationship marketing and sales strategy is made possible by our 320 person direct sales force who are responsible for developing and maintaining relationships among the 40,000 junior and senior high schools, and colleges in the United States, visiting between 10,000 and 15,000 schools every five weeks during the sales season. We believe that there is no other nationwide direct sales force focusing on the product lines that we sell to the extracurricular branch of the educational market and that this gives us a significant competitive advantage. Our sales force develops relationships with coaches and athletic directors throughout the U.S. by providing value-added services that enhance the coach's management of his team. Examples of this include: providing clinics, fitting football helmets and equipment, and quickly servicing, designing and fitting custom-uniforms for participants in cheerleading and team sports.

      Over the last several years, we have been increasing the size of our sales force, and intend to continue to do so over the next few years. Increasing the size of the sales force goes hand-in-hand with expanding the array of products and services marketed by the sales force. In this way, we can shrink the size of sales territories, while sales people become more efficient and increase their incomes. As a result, we are seeking to make it easier for each salesperson to better concentrate on and become more intimate with a smaller sales territory, while at the same time having more products and services to offer to the customers in that territory. The desired effect is to enable each salesperson to generate increased sales by spending less time traveling and more time with customers selling a greater array of products and services. Increased sales enables the sales force to increase their incomes, because their compensation is commission-based and smaller territories can also increase their incomes because the our salespeople pay for all of their travel and other related expenses.

      Promotional activities

      Since 1974, we have conducted (and we continue to refine) profit generating activities, which are an integral part of our promotional efforts. Our sales and marketing strategy, as we have developed it for the school spirit industry, is illustrated in the diagram below. We create relationships through our camps and events and believe that these relationships naturally translate to a sales opportunity for our cheerleading uniforms or dance costumes when the campers return to school. When the sales force interacts with cheerleaders or dance team participants and their coaches during the design and fitting of custom uniforms, they also have the opportunity to reinforce participation in our camps and special events. We intend to extend this strategy to other extracurricular activities. The marketing of our various activities is designed to provide logical extensions to basic participation and to encourage participants, as they improve, to increasingly utilize more of our products and services. All of our marketing activities are designed so that each of our various products and services reinforce one another, as well as strengthen overall brand awareness and loyalty.

      [INSERT BASIC MARKETING TEMPLATE DIAGRAM WHICH DEPICTS THE CROSS-MARKETING ASPECT OF EACH OF THE THREE ELEMENTS OF OUR INTEGRATED MARKETING STRATEGY]

      How we cross-market is evident from our marketing of special events and competitions for cheerleaders. For example, in order to attend and participate in the various special events that we run, such as the nationally-televised Macy's Thanksgiving Day parade in New York City, a cheerleader must attend and excel at one of our camps. Our camps are


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

the only place that a cheerleader can get an invitation to appear in one of our special events. Similarly, we hold local cheerleading competitions that progress to various regional levels during the course of the fall, which are the only way for a team to qualify for our championships which are held at the Walt Disney Resort in Orlando, Florida and nationally-televised on ESPN.

      Camps

      Because our approach to relationship building has inter-related parts, the marketing process can begin at any point on the above diagram, but in the case of cheerleading it is our camps which, more than anything else, build brand loyalty.

      Special events, conventions and competitions enhance relationship marketing

      Just as our camps build loyalty to us in cheerleading, special events, conventions and competitions for other extracurricular activities can build new allegiances from participants in a wide variety of other extracurricular activities. We run regional and national cheerleading and dance team competitions, organize a national dance competition for young individuals and sponsor youth soccer tournaments. The national competitions and finals for these activities are typically held at The Walt Disney Resort in Orlando, Florida and televised on ESPN and/or ESPN2. Participants in the school spirit activities that we target are also given the opportunity to take part in various performance events in the U.S. and Europe. These events include parades, such as the annual Macy's Thanksgiving Day parade in New York City and year-end parades in London and Paris. We also arrange half-time shows for college football bowl games. We intend to extend our promotional activities to a greater number of extracurricular activities with soccer and dance the most likely first additions.

      Uniforms and accessories

      In addition, the cheerleaders who participant in our special events, such as parades, often come from a variety of schools, they need a uniform for the special event so they portray a unified appearance. We design and sell such uniforms and also sell a travel package, including hotel arrangements, to the participants in our special events.

      At the same time, because participation in our various promotional activities enhances our bond with cheerleaders, we believe that their team is more likely to buy our uniforms and accessories.

      Key Marketing Alliances

      We have a promotional rights agreement with the NFL's licensing division which requires that our Riddell brand name appear on the front and on the chin strap of all of our helmets used in NFL play. Our agreement with the NFL further requires all teams in the NFL to cover any indicia of brand identification of any other manufacturers that might otherwise appear on helmets, face masks or chin straps not manufactured by us, but used during league play. In return, we agree to supply specified quantities of Riddell helmets, shoulder pads and related equipment, either at no cost or at reduced cost to each NFL team which has a requisite percentage of its roster using the Riddell helmet. Presently, over 80% of NFL players choose to wear our Riddell brand football helmets.


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

      We also have longstanding marketing alliances with other strategic partners such as the Walt Disney Company, ESPN and other media and marketing entities through which we create visibility on nationally-televised shows. These shows further reinforce the importance of the activity and competitor. All of these relationships enhance one another and serve to reinforce and cross-market our products and services.

      We believe that our new Internet operations, which are described further below, are a logical extension and application of this approach and are designed to enhance our contact with customers and build brand loyalty.

      [INSERT DIAGRAM OF MARKETING TEMPLATE WITH INTERNET ADD-ON WHICH DEPICTS HOW OUR NEW INTERNET OPERATIONS FIT INTO AND AUGMENT THE CROSS MARKETING ASPECTS OF OUR INTEGRATED MARKETING STRATEGY]

      Our extracurricular segment, which we have historically referred to as our institutional segment, is comprised of two divisions that relate to the sales of products for both team sports and the school spirit industry.

      Team Sports

      We are the world's leading manufacturer of football helmets, which we sell under our Riddell brand. Our Riddell brand football helmets are worn by football players throughout the world, including players on all NFL teams, certain other professional leagues and on most teams in the NCAA. High school teams, however, have historically been the largest market for our football helmets. We offer several types of varsity and youth helmets which are different in their configurations, padding and other features. Our helmets are known for their quality and performance and meet the industry standards set by the National Operational Committee for Safety in Athletic Equipment ("NOCSAE"). NOCSAE, an independent entity, is organized by various participants from the sporting goods industry which establishes industry-wide standards for protective athletic equipment.

      We also sell a professional and collegiate line of shoulder pads under the Power(Registered) name and several other lines of shoulder pads under the Riddell name. The shoulder pads are used by NFL, college, high school and youth players.

      We have been steadily increasing the categories of athletic products we sell to the extracurricular market. In 1998, we introduced a line of custom team uniforms for high school and youth participants. In 1996, we introduced a line of baseball and softball products designed for high school and college players and expanded this line to the youth market in 1998.

      Game Uniforms

      We are seeking to capitalize on the same expertise and efficiency, and apply the same design and manufacturing techniques that we have employed in producing custom-made cheerleading and dance apparel in connection with producing game uniforms for various team sports. We believe that the game uniform market for team sports is a larger market than our other team sports products and services lines of business. We believe that by using the suppliers of our Varsity cheerleader uniforms we will be able to produce and deliver


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

competitively priced, high quality game uniforms faster than our competitors.

      In 1998, we began offering our Umbro team soccer uniforms, along with a line of equipment and apparel, through a network of independent sales representatives. These independent sales representatives market and sell Umbro team soccer apparel, footwear and equipment to the team channel of distribution in the United States.

      In 1998, we also began manufacturing athletic team uniforms for other sports. We believe that the manufacturing capabilities of our cheerleader uniform operations, coupled with the breadth and depth of our direct sales organization to schools and youth organizations across the country, provide us with an opportunity to successfully expand our historical line of athletic equipment into game uniforms.

      Reconditioning

      We are the leading national reconditioner of football helmets, shoulder pads and related equipment with what we believe to be an over 50% share of the reconditioning market. Reconditioning typically involves the cleaning, sanitizing, buffing or painting, and recertifying of helmets as conforming to NOCSAE standards. Reconditioning may also include replacing face guards, interior pads and chin straps. We also recondition shoulder pads, as well as equipment for other sports, including baseball and lacrosse helmets, catchers' masks and baseball gloves. Our reconditioning services are sold by our sales force to the same athletic coaches responsible for equipment purchases. Our reconditioning customers are primarily high schools, colleges and youth recreational groups.

      School Spirit

      Cheerleader Dance Team and Game Uniforms and Accessories

      We design, market and manufacture cheerleader and dance team uniforms and accessories, including sweaters, sweatshirts, jumpers, vests, skirts, warm-up suits, t-shirts, shorts, pompons, socks, jackets, pins and gloves. We market all of our cheerleading uniforms and accessories under the Varsity Spirit trademark. Over 100,000 catalogs are mailed annually to schools and school spirit advisors and coaches containing color photographs and descriptions of our Varsity Spirit line of uniforms and accessories. We supplement our direct sales force and catalog sales efforts with a telemarketing sales force of 13 full and part-time employees.

      Cheerleader and Dance Team Camps

      We operate cheerleader and dance team camps in the United States. Camp enrollment has increased every year since the camp division commenced operation in 1975 with 20 cheerleading camps and 4,000 participants. During the 1999 camp season, approximately 218,000 participants (consisting of students and their coaches) attended Varsity's Universal Cheerleader Association and United Spirit Association camps, including over 8,000 participants representing colleges and junior colleges. During 1999, cheerleading and/or dance team squads from approximately 75% of the universities comprising the Atlantic Coast, Big East, Big Ten, Big Twelve, Pacific 10 and Southeastern collegiate athletic conferences attended our camps.


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

      Camp sessions for high school and junior high school students are held primarily in June, July and August while camp sessions for college cheerleaders and dance team participants are held primarily in August. We also offer mascot training clinics at certain cheerleader and dance team camps.

      A significant majority of our cheerleader and dance team camps are conducted on college or junior college campuses. We contract with the colleges and universities for the provision of housing, food and conference facilities. The camps generally are conducted over a four-day period and are attended by resident and commuting students. We generally market the camp, establish and collect participation fees, register students, provide instruction and perform all related administrative services.

      Our instructors are mostly college cheerleaders who may have previously attended our camp, and we believe that our training of many of the top college cheerleading squads augments our recruiting of high school and junior high school camp participants. Prior to the commencement of our camps, instructors participate in an intensive six-day training session where they are taught new cheerleading and dance material. We also place a high degree of emphasis on teaching our instructors the most up-to-date teaching, training and safety techniques. We hire instructors by utilizing applications given to talented camp participants, supervisor evaluations and numerous nationwide tryouts. As a result of this process, we believe that we hire the most qualified and talented instructors available.

      We were a founding member of and remain an active participant in the American Association of Cheerleading Coaches and Advisors ("AACCA"), an industry trade group whose mission is to improve the quality of cheerleading and to maintain established safety standards. In 1990, AACCA published comprehensive certification and safety guidelines for cheerleading coaches. We follow the AACCA safety guidelines in the training of our instructional staff and in the conduct of our cheerleader and dance team camps and competitions.

      Special Events

      We promote our Varsity Spirit brand products and services, as well as the school spirit industry, through active and visible association with the following annual championships and television specials:

      o     National High School Cheerleading Championship(Registered)

      o     National Dance Team Championship(Registered)

      o     College Cheerleading and Dance Team National
            Championship(Registered)

      o     National All Star Cheerleading Championship(Registered)

      o     Company Dance Championship(Registered)

      These championships and special events have been regularly televised on the ESPN television network and have been sponsored by various companies and products, including Nike, Unilever, Sprint, The Walt Disney World Resort, Johnson & Johnson and Claire's Accessories.


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

      In addition to promoting cheerleading and dance team activities, these championships, television specials and events are a source of revenues for us. In 1999, over 25,000 persons, including cheerleaders and their families, participated in our special events.

      Other Extracurricular Operations

      We are seeking to expand our uniform design, manufacturing and special event expertise from cheerleading into the private dance studio market through a venture called Company Dance. Company Dance operates weekend dance conventions in seventeen U.S. cities and an annual championship from the Walt Disney Resort in Orlando that is televised on ESPN. We also design, manufacture and market costumes for dance recitals.

      We also operate a tour company, which does business as Intropa, specializing in organizing trips for cheerleaders, bands, choirs and orchestras, dance and theater groups and other school affiliated or performing groups, which tour in the continental United States, Hawaii, Canada, Europe and Israel.

      Production

      Team Sports Products

      We design, manufacture and package all of our full sized football and baseball batting helmets at our plant in Chicago, Illinois. Our Elk Grove, Illinois warehouse facility also has a screen printing operation which can customize practicewear and uniforms with almost any logo, team name or other design or numbering that a customer requests.

      Power shoulder pads are manufactured for us by a single source in Canada, and we have a facility in Pennsylvania that can customize these shoulder pads. All of our other shoulder pads are imported as finished products from sources in the Far East.

      We purchase our baseball products, other than baseball batting helmets, from suppliers in the Far East and source our practicewear from four domestic suppliers. Athletic uniforms are purchased on a made-to-order basis from domestic suppliers.

      All of our manufactured protective products are subjected to at least four separate quality control procedures. Quality control inspections for helmets are conducted when the product is molded, when liners are inserted, when face guards are attached and when the product is finished, and samples of all models produced are tested in accordance with NOCSAE standards. We continually monitor our products for quality.

      All varsity protective football helmet shells are covered by a five-year warranty and youth football helmet shells are covered by a three-year warranty. Helmet liners, protective padding and shoulder pads are covered by a one-year warranty.

      Principal raw materials purchased by us for use in our protective products include various custom and standard grades of resins, plastic and foam as well as metal fasteners, paints and cardboard. Similar materials are used in most purchased components and finished products along with steel wire used in purchased face guard components and textile products used in purchased practicewear and athletic uniforms. We rely on a single supplier with respect to fulfilling all of our requirements for resin, which is an integral component in the


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

manufacture of helmets.

      We employ an engineering staff principally with respect to the design, development and improvement of our helmets and shoulder pads and to the testing of raw materials which are used in our products or in the development of new products. We have eight employees devoted principally to design, development and quality and have several patents and patents pending that are applicable to our protective products.

      Reconditioning

      Our reconditioning services include the sanitizing, buffing or painting, replacing certain parts and recertifying of athletic equipment as conforming to NOCSAE standards. These services are performed at our reconditioning facilities which are located throughout the United States.

      Cheerleading and Dance Team Uniforms and Accessories

      Cheerleading and dance team uniforms designed, manufactured and marketed by us are made to order. During 1999, we contracted for our production requirements with nine independent garment manufacturers. The manufacturers provide knitting, cutting, sewing, finishing and shipping for all orders, and we provide the patterns, fabrics, yarn and manufacturing specifications and quality control supervision. We also provide some cutting, knitting and lettering at two specialized production facilities. The use of independent manufacturing facilities to fulfill our production needs affords us with the flexibility to adjust our production output to meet our highly seasonal selling cycle. The use of independent manufacturers also reduces our fixed costs, which we believe is beneficial in a highly seasonal business.

      Cheerleading accessories such as shoes, pompons and campwear are purchased from various suppliers including Nike(Registered), Capezio(Registered) and Converse(Registered), among others. We have expanded the variety and number of accessories we market, which has contributed to the increase in our merchandise sales revenue in recent years.

      Retail Segment

      Our retail segment markets our Riddell branded products primarily through retailers. In the fourth quarter of 1999, we launched our collectible web site, www.riddell.com. Most of our branded retail products are sports collectible products which consist primarily of authentic and replica helmets of professional and college sports teams. These helmets are offered in various miniature and full-size models bearing the colors and logos of NFL and other professional or collegiate teams. Our full-size authentic football helmets are the same helmets used by players on these teams. Other sports collectible products bearing licensed team logos include lamps and desk organizers fashioned from miniature helmets and a line of smaller, less expensive miniature helmets tailored for the mass market. In early 1999, we also announced the introduction of a desk organizer bearing logos and designs licensed from NASCAR and various professional drivers.

      Our retail segment also includes sales of certain recreational football and baseball products sold through retailers and distributors in the United States and athletic products sold internationally.


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

      In connection with the sale of our collectible helmets, NFL Properties Inc. has granted us a license to use the names, symbols, emblems, designs and colors of the member clubs of the NFL and the "League Marks" (i.e., "National Football League," "NFL," "NFC," "AFC," "Super Bowl," "Pro Bowl," the "NFL Shield" design and other insignia adopted by the NFL) on authentic and replica football helmets sold for display purposes.

      Marketing sales and promotion

      Our retail segment products are sold primarily to retail and specialty sporting goods stores and distributors through approximately 57 independent commissioned sales representatives. We strategically target different channels of trade based on the type and price of each retail product.

      In support of our sports collectible products, we have initiated various advertising and public relations efforts. Advertisements are placed in publications targeted toward the sports collectible industry as well as other licensed products retailers. We also provide incentives to retail outlets to advertise and display Riddell products during promotional periods and participate in a major national sporting goods show where we promote our products.

      The retail segment also benefits from the promotional exposure of the NFL Agreement described above under the extracurricular segment.

      Production

      We engineer, manufacture and package our full size collectible helmets at our plant in Chicago, Illinois in a process similar to that used for our competitive helmets. We purchase our miniature helmets and other collectible products principally from two sources in China.

      We have retained a design company to assist us in developing new retail collectible products on terms that we believe are customary in the industry and from time to time we work with other design companies.

      Athletic products sold as part of the retail segment are manufactured or purchased, together with similar products sold through our extracurricular segment.

      Licensing Segment

      We license our Riddell and MacGregor trademarks to third parties for use on various products, including athletic clothing and footwear.

      We are continually exploring additional opportunities for licensing the MacGregor and Riddell trademarks and retain the services of an independent licensing agent to assist our efforts in this regard worldwide.

      The licensing segment also benefits from the promotional exposure of our agreement with the NFL because it gives our brand national television exposure on a weekly basis during the football season.

      Riddell licensing

      We license the Riddell trademark to third parties for certain types of athletic clothing, socks and athletic footwear.

      Pursuant to an agreement settling an action commenced against us in March 1995 by the trustee for MacGregor Sporting Goods, Inc., which filed for bankruptcy protection in 1989, we license the "Riddell" name to an affiliate of Enterprise Rent-a-Car, which purchased this license from the party with whom we initially settled. This license relates to the use of the Riddell brand on footwear. We will not receive any royalties from this license until the earlier of the second half of 2007 or such time as the license produces $3.0 million (plus interest) of royalties.

      MacGregor licensing

      We have granted Kmart Corporation a non-exclusive license to use the MacGregor trademark on athletic socks until June 30, 2001. We have also granted Footstar, Inc. an exclusive license to use the MacGregor trademark on athletic footwear sold at Kmart stores under a license with an initial term expiring on June 30, 2001. The license granted to Footstar is renewable at Footstar's option for an additional two-year period if certain conditions are satisfied.

Our Internet business

      We believe that we are uniquely positioned to take advantage of commercial opportunities offered by electronic community-building and commerce. We believe that our Internet strategy of building community sites and simultaneously establishing complementary commerce sites affords us a unique opportunity to extend our relationship sales and marketing strategy to expand our core business as well as develop new lines of business.

      We plan to devote a substantial portion of our initial efforts towards developing community sites. We launched our Internet business in the fourth quarter of 1999 with our first two web sites: a community web site with e-commerce elements for cheerleaders, www.varsity.com, and our e-commerce web site for our sports collectibles, www.riddell.com.

      We intend to develop additional community sites, for various activities, expanding to the 20 million young men and women who participate in team sports in schools, colleges and various recreational leagues and organizations throughout the U.S. It is likely that future Internet sites will include the 10 million other young men and women who participate in other extracurricular activities, such as dance, band, etc.

      Unlike the Internet operations of other companies, which are looking for a portion of a large, often ill-defined market, such as teenage girls, our approach to the Internet is to focus on well-defined distinct special interest groups (such as participants in team sports, including football, soccer, baseball and softball, and cheerleading and dance teams). We also plan to develop sites for communities that participate in other extracurricular activities. The age group of our target market includes the demographic sector commonly called Generation Y, the 56 million boys and girls between the ages of 10 and 24.

      Our Internet advantages

      Strong community identification


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      We believe that our target customers are so dedicated to the extracurricular activities in which they participate that the activity often becomes a defining aspect of their lives. For example, cheerleaders, football players and other high school and youth athletes are typically very enthusiastic about their activities. We believe that we can aggregate a large audience through our Internet operations by gradually adding additional web sites for each distinct group.

      Our community sites will feature original, frequently-updated, highly-relevant content that speaks directly to each targeted group's need for information which help individuals improve the quality of their participation and increase their enjoyment of their activity. Through their involvement with our Internet sites, community members will not only be able to get information, but will also have the opportunity to be interactively involved to benefit themselves and their teams. They will be encouraged to submit articles and pictures, ask questions of the experts, make postings on various message boards, enter contests, play games, etc.

      For example, for cheerleaders, there would be information on new routines, safety tips, upcoming competitions, etc., as well as discussions of other logical outside interests of cheerleaders, such as beauty, fashion, style, etc. The site will also serve as a secure Intranet among the cheerleading squad itself, allowing the squad to post the schedule of games and practices, letting the coach communicate with the cheerleading squad, and permit squad members to exchange ideas, schedule practice times, and otherwise chat or communicate.

      Cost-effective web site promotion

      We will use our direct sales force to promote our web sites. When the sales force is calling on coaches and squads, they will be educating them about the benefits of our web sites. In addition the sales force will be able to help them to get their own pages up on our site at no cost to the team, group or school.

      We believe that we have a marketing advantage as compared to other Internet companies in promoting our web sites, because we already have our own 320 salespeople calling on 10,000 to 15,000 high schools every four or five weeks during our sales season.

      In addition, we also run cheerleading camps for over 200,000 cheerleaders in the summer, recondition approximately 600,000 helmets, and sell approximately 200,000 new helmets and approximately 2,200,000 million pieces of cheerleading and team sport clothing, equipment and accessories each year. In connection with all of these activities, we plan to gather e-mail addresses, distribute fliers at schools and cheerleading camps and attach hang tags on all of our uniforms, equipment and accessories, promoting the appropriate community web site. We believe these efforts will increase the awareness of our brands and web sites.

      We believe that the coaches and instructors who have come to rely on us for various goods and services will find that their jobs can be made easier by our Internet offerings and therefore are likely to become even more supportive of us and our products.

      Internet Benefits

      New Revenue Streams


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

      We believe that the Internet will give rise to new streams of revenue and help us expand and enhance the relationships in our traditional business.

      Direct link to our customers

      The content and community-building aspects of our web sites will enhance existing relationships with coaches and participants in extracurricular activities.

      Market penetration

      We believe that the Internet will be particularly effective in selling uniforms and equipment to the recreational youth leagues, a large market. In particular, we believe that the greatest potential for expanding our traditional sales through electronic commerce is the recreational youth sports market. This is a highly fragmented market which we believe includes approximately 20 million boys and girls between the ages of 5-18 who participate in a variety of sports and purchase approximately $1 billion of athletic equipment and clothing for use in these activities each year. The coaches and parents who typically organize and are in charge of these various recreational youth leagues (i.e., not directly a part of a public or private school system) are typically pressed for time. The ability of these individuals to readily access, order and purchase uniforms, equipment and accessories easily over the Internet in a single transaction will be highly attractive to these individuals. As a consequence, we believe that electronic commerce can rapidly increase the our sales to this market.

      Broaden distribution of sports collectibles and customized products

      We believe that our web sites dedicated to our retail products will overcome the geographical limitation of stores, which preclude our ability to offer collectibles of every team in every city. Over the Internet, our extensive line of NFL, MLB and collegiate full and miniature size helmets and other collectibles (such as our lamps and desk organizers) will be far more readily available to consumers. For instance, on the Internet, even a Cincinnati Bengals fan living in Phoenix, Arizona can readily obtain any of the Cincinnati Bengals collectible items, many if not all of which are not likely to be carried in the local Phoenix stores. The Internet will also enable us to offer customized products (i.e., your high school team's helmet for Father's Day with a memento printed on the helmet) that cannot readily be sold through traditional commercial channels. Further, orders for customized versions of our full size and miniature, authentic and replica collectibles can easily be ordered and delivered through our Internet site.

      We operate our electronic commerce business through several of our existing subsidiaries, although we may at some future date establish a separate subsidiary to run our Internet business.

Seasonality and backlog

      Our operations are highly seasonal. In recent years operations have been most profitable in the second and third quarters, with the third quarter typically the strongest and losses have been incurred in the first and fourth quarters. This seasonal pattern is influenced by the following factors:


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      Orders for the extracurricular segment's athletic products and reconditioning services are solicited over a sales cycle that begins in the fall of each year and continues until just before the start of a new school year at the end of the following summer. Delivery of products and performance of reconditioning services reach a low point in the fall of each year after school begins and during the football playing season. These activities contribute most to profitability in the first through third quarters of each calender year.

      Cheerleading and dance uniforms and accessories are typically ordered commencing late March through August and are shipped prior to or contemporaneous with the start of the school year.

      Most of the extracurricular segment's camp revenues relate to our cheerleading camps. We incur costs relating to our camp business from the fourth quarter through the second quarter as we prepares for the upcoming camp season, while most revenue relating to camps is earned during the June to August period.

      Our retail segment's sports collectible products are sold to retailers throughout the year. However, sales are usually at their highest during the third and fourth quarters as retailers build inventory in anticipation of both the football and the holiday shopping seasons.

      We believe that the sale of Umbro branded items will also be seasonal, substantially following the pattern of our existing extracurricular athletic products as soccer, like football, is primarily a fall sport. Soccer, however experiences a spring season as well, which may somewhat temper the seasonality of the sale of Umbro branded products.

      Our sales order backlog was $9.4 million at October 31, 1999, a 69% increase over October 31, 1998 backlog of $5.6 million. Backlog increased in all areas of our business. The increase includes $2.1 million of orders for our line of Umbro soccer products, introduced in 1999.

Competition

      Athletic Products

      Our principal competitor in the football helmet market is Schutt, manufacturer of the AIR helmet. We compete principally with Bike Athletic Co., Inc., Douglas, Inc., Gear 2000, Inc. and Rawlings Sporting Goods Company, Inc. in the football shoulder pad business, with Diamond Sports Co., Rawlings Sporting Goods Company, Inc., Wilson Sporting Goods Company and other companies in baseball and softball products, with Champion Products, Inc., Russell Athletic, Inc., and other companies for practicewear and athletic game uniforms and with Adidas, Nike, and other companies for soccer team apparel, footwear and equipment. We also compete with numerous independent dealers throughout the United States who market the competitor's products. Some of our competitors are substantially larger and have greater resources than us.

      We believe that we compete in the football market on the basis of quality, price, reliability, service, comfort and ease of maintenance. With respect to football and other athletic products, our believe that our direct sales force provides us with a competitive advantage in terms of our ability to provide superior customer service and a significant price advantage due to the elimination of independent dealers which are used by our competitors.

      Reconditioning

      Reconditioners compete on the basis of quality, price, reputation, convenience and customer loyalty. We believe that we are the largest nationwide participant among the approximately 30 competitors in the highly fragmented athletic reconditioning industry.

      Spirit products and services

      We are one of two major companies that design and market cheerleader, dance team and booster club uniforms and accessories on a national basis. Besides us and our major national competitor, National Spirit Group, there are many other smaller regional competitors serving the uniform and accessories market in the United States. We believe that the principal factors governing the selection of cheerleader and dance team uniforms and accessories are the quality, variety, design, delivery, service and, to a lesser extent, price.

      We are also one of two companies that annually operate a significant number of cheerleader and dance team camps in the United States (the other being National Spirit Group). There are also many other smaller companies and schools that operate camps and clinics on a regional basis. We believe that the principal factors governing the selection of a cheerleader or dance team camp or clinic are the reputation of the camp operator for providing quality instruction and supervision, location, schedule and the tuition charged for camp participation.

      Retail collectible products

      Our collectible products compete with a large number and wide array of manufacturers and sellers of sports and other collectible and memorabilia products, some of which have greater resources than us. Among our competitors in this large marketplace are sellers of products such as autographed photographs and uniforms and other memorabilia and manufacturers of clothing, such as caps and jackets.

      Licensing

      Competition in the licensing of sports equipment, apparel and footwear is substantial, and the Riddell and MacGregor brands compete with numerous companies also having significant brand recognition, many of which have greater financial, distribution, marketing and other resources. Brand recognition and reputation for quality are important competitive factors in the licensing of sports apparel and footwear. Competing brands include Adidas(Registered), Champion(Registered), Converse(Registered), Nike(Registered),
Rawlings(Registered), Reebok(Registered), Russell(Registered) and Wilson(Registered).

Patents and trade secrets

      Certain of our football helmet liner systems and other items are protected by patents and trade secrets, including a patent on our inflatable liner expiring in 2010. Other patents on the liners will expire in 2008. We also have patents expiring in 2006, 2007 and 2008 on various components of our shoulder pads which improve absorption of shock.

Trademarks and service marks

      We own various common law and registered trademarks in the U.S. and various foreign countries including the following: Riddell, MacGregor, ProEdge, Power, Air Pac, Warrior, Biolite, Maxpro, Universal Cheerleaders Association, Varsity Spirit, United Spirit Association, National High School Cheerleading Championship, the Universal Dance Association, Universal Dance Camps, Varsity Spirit Fashions and The National Dance Team Championship, among others.

      Our use of the MacGregor trademark is limited by an agreement with Global Licensing Corporation, which owns the similar trademark McGregor. Under this agreement, the parties have agreed on certain restrictions in the use of their respective trademarks. We have licensed the MacGregor trademark in connection with certain team sports items sold to extracurricular customers. We do not have the MacGregor trademark rights to golf products.

Governmental regulation

      Our products and accessories are subject to the Federal Consumer Product Safety Act, which empowers the Consumer Product Safety Commission to protect consumers from hazardous sporting goods and other articles. The Consumer Product Safety Commission has the authority to exclude from the market certain articles which are found to be hazardous and can require a manufacturer to repurchase such goods. Similar local laws exist in some states and cities in the United States, Canada and Europe. We maintain a quality control program for our protective equipment operations and other products that is designed to comply with applicable laws. To date, none of our products have been deemed to be hazardous by any governmental agency.

      There is no national governing body regulating cheerleading and dance team activities at the collegiate level. Although voluntary guidelines relating to safety and sportsmanship have been issued by the NCAA and some of the athletic conferences, to date cheerleading and dance teams are generally free from rules and restrictions similar to those imposed on other competitive athletics at the college level. However, if rules limiting off-season training are applied to cheerleading and/or dance teams (similar to rules imposed by the NCAA on certain sports), it is likely that we would be unable to offer a significant number of our camps either because participants would be prohibited from participating during the summer or because enough suitable sites would not be available. Although we are not aware of any school officially adopting these activities as a competitive sport, recognition of cheerleading and/or dance teams as "sports" would increase the possibility that cheerleader or dance activities may become regulated. We currently do not believe that any regulation of collegiate cheerleading or dance teams as a "sport" is forthcoming in the foreseeable future, and in the event any rules are proposed to be adopted by athletic associations, we expect to participate in the formulation of such rules to the extent permissible.

      At the high school level, some state athletic associations have classified cheerleading as a sport and in some cases have imposed certain restrictions on off-season practices and out-of-state travel to competitions. However, in all cases to date, we have been able to work with these state athletic associations to designate acceptable times for the cheerleaders within these states to attend camps. We have also signed agreements with several state associations to assist with sponsoring and executing official competitions within these states. To date, state regulations have not had a material effect on our ability to conduct our normal business activities.

      Operations at all of our facilities are subject to regulation by the Occupational Safety and Health Agency and various other regulatory agencies.

      Our operations are also subject to environmental regulations and controls. While some of the raw materials used by us may be potentially hazardous, it has not received any material environmental citations or violations and has not been required to spend significant amounts to comply with applicable law.

Employees

      At October 31, 1999, we had approximately 1,230 employees. Approximately 1,035 of these employees were employed on a full time basis and 195 were part time or temporary employees. Approximately 34 employees employed in manufacturing at the Chicago factory are represented by the Chicago and Central States Joint Board, Amalgamated Clothing and Textile Workers Union, under a collective bargaining agreement which expires in March 2002. Approximately 28 of our employees working in reconditioning at our New York facility are represented by the Local #500A United Food and Commercial Workers Union (AFL-CIO) under a collective bargaining agreement that expires in January 2000, but is presently being renegotiated.

      During the summer of 1999, we employed approximately 1,900 summer camp instructors, trainers and administrators on a seasonal basis.

      We believe that our relations with our employees are satisfactory.

Insurance and product liability proceedings

      Insurance

      We also carry general liability insurance with coverage limits which we believe is adequate for our business.

      We also maintain product liability insurance. The policy is an occurrence-based policy providing coverage against claims currently pending against us and future claims relating to injuries occurring between December 1994 and January 2005 even if such claims are filed after the end of the policy period. The insurance program provides certain basic and excess coverages with combined aggregate coverage of over $40,000,000 subject to the limitations described below.

      The first level of insurance coverage under the policy provides coverage of up to $2,250,000 per claim (with an annual limit of $4,500,000) in excess of an uninsured retention (deductible) of $750,000 per occurrence. This basic coverage has an aggregate limit which is currently $4,900,000, but the policy requires us to increase this maximum limit to $7,700,000 by paying a fixed annual payment or by prepaying the required premium at any time, which counts at 120% of the amount paid toward the limit.

      The insurance program also provides for additional coverage, which may be subject to certain state statutes limiting the applicability of such coverage in certain instances, of up to $20,000,000 per occurrence, in excess of the first $3,000,000 of each claim which is covered by the uninsured retention and basic coverage, to the extent available. Claims covered by this excess coverage are subject to one of two separate $20,000,000 aggregate policy limits, depending on the date of the related injury. The first $20,000,000 aggregate limit applies to claims for injuries occurring prior to January 31, 1998 while claims occurring after January 1998, are covered under the second separate $20,000,000 aggregate limit.

      There is no certainty that coverage will remain available to us after January 2005 or that the insured amounts will be sufficient to cover all future claims.

      Our product liability insurance carrier is a division of American International Group, Inc., which has been rated A++XV by A.M. Best Property and Casualty Insurance Rating Company.

      In March 1999, a jury rendered a verdict against us in a Texas product liability lawsuit for approximately $11.4 million plus interest from February 1996. We have filed an appeal of the verdict. If the verdict was paid in full it would be covered by the insurance described above, except for an amount equal to the $750,000 uninsured retention. This amount, however, is already included in our balance sheet reserves. Any such payment by the insurance company would reduce the aggregate limits of insurance coverage available for other claims, as discussed above.

      Product Liability Proceedings

      We have historically been a defendant in product liability personal injury suits allegedly related to the use of football helmets manufactured or reconditioned by us. As of November 30, 1999, five product liability cases were pending against us.

      We have established reserves for pending product liability claims and determine our reserves based on the level of insurance that is available and estimates of losses and defense and settlement costs which we anticipate would result from such claims based on information available at the time the financial statements are issued. Due to the uncertainty involved with estimates, actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly, there can be no assurance that the ultimate costs of these claims or potential future claims will fall within the established reserves. See Note 11 to the Audited Consolidated Financial Statements.

Properties

      We own our principal football helmet manufacturing facility located in Chicago, Illinois and we lease various facilities throughout the U.S.

      We believe our properties, machinery and equipment are adequate for our current requirements.

      Set forth below is information regarding our principal properties:

--------------------------------------------------------------------------------
                                                   Square
Location                     Principal Use        Footage  Lease Expiration Date
--------                     -------------        -------  ---------------------
--------------------------------------------------------------------------------
New York, New          Corporate headquarters         650  September 2000
York
--------------------------------------------------------------------------------
Chicago, Illinois      Headquarters of             95,000  Owned
                       Riddell, Inc. and helmet
                       manufacturing
--------------------------------------------------------------------------------
Elk Grove Village,     Warehouse and              105,000  March 2000
Illinois               distribution center
--------------------------------------------------------------------------------
Elyria, Ohio           Headquarters for All        72,000  September 2014
                       American Sports
                       Corporation
                       reconditioning
                       operations and
                       customer service
--------------------------------------------------------------------------------
Stroudsburg,           Reconditioning and          44,000  October 2001
Pennsylvania           shoulder pad
                       customizing
--------------------------------------------------------------------------------
Memphis, Tennessee     Headquarters for            64,000  November 2000
                       Varsity's Operations
                       and Manufacturing
--------------------------------------------------------------------------------
Olive Branch,          Warehouse                   80,000  October 2000
Mississippi
--------------------------------------------------------------------------------

      We also lease several smaller facilities throughout the country.

                                   MANAGEMENT

      Our directors and executive officers are set forth below as of December 10, 1999.

                                                Positions
Name                             Age            with Riddell
----                             ---            ------------

Robert E. Nederlander (1)        67             Chairman of the Board

David M. Mauer (1)               51             Director, President and Chief
                                                Executive Officer

Jeffrey G. Webb (1) (2)          49             Vice Chairman of the Board of
                                                Riddell, President and Chief
                                                Operating Officer of the Varsity
                                                Group Division

David Groelinger                 49             Executive Vice President and
                                                Chief Financial Officer

Leonard Toboroff (1)             67             Director and Vice President

Don R. Kornstein                 48             Director

John McConnaughy, Jr. (1)        71             Director

Glenn E. "Bo" Schembechler       70             Director

Arthur N. Seessel, III (2)       61             Director

--------------------
(1) Messrs. Nederlander, Mauer, Webb, Toboroff and McConnaughy and certain entities controlled by them, are parties to a shareholders' agreement that requires the parties thereto to vote the shares of Riddell's common stock owned by them directly and beneficially in the same manner as does Mr. Nederlander and for the election of Mr. Webb and his designee as members of our Board of Directors during the term of Mr. Webb's employment agreement. See "Employment Agreements and Change of Control Arrangements." In addition, the shareholders' agreement generally provides that the voting restrictions are terminated when a party transfers his shares. The Shareholders' Agreement expires on the earlier of May 28, 2001 or upon Mr. Nederlander's death.

(2) In accordance with the agreements entered into in connection with Riddell's acquisition of Varsity in 1997, our Board of Directors increased the number of its members from seven to eight and agreed to nominate Mr. Webb and his designee to become members of the Board for the three-year period commencing at June 1997 and terminating on the third anniversary of such date or upon earlier termination of Mr. Webb's employment. Mr.

      Webb, who was elected a member of our Board at our 1998 annual meeting of stockholders and is our Vice Chairman, has named Arthur N. Seessel, III to serve on our Board as his designee.

      Set forth below is biographical information regarding each director and executive officer of Riddell based on information supplied by them.

      Robert E. Nederlander. Mr. Nederlander has been Chairman of the Board of Riddell since April 1988 and was Riddell's Chief Executive Officer from April 1988 through April 1, 1993. Mr. Nederlander has been President and/or a Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of live theaters. Since December 1998 Mr. Nederlander has been a co-managing member of the Nederlander Company LLC, an operator of live theaters outside of New York City. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc. and Chairman of the Board since January 1988 of Mego Financial Corporation. Mr. Nederlander was a director of Mego Mortgage Corporation from December 1996 until June 1998. Mr. Nederlander became Chairman of the Board of Allis-Chalmers Corp. in May 1989; from 1993 through October 1996 he was Vice Chairman, and thereafter he remained solely a director. In 1995, Mr. Nederlander became a director of HFS Incorporated, which recently merged into Cendant Corporation. In October 1996 Mr. Nederlander became a director of News Communications, Inc., a publisher of community-oriented free circulation newspapers.

      David M. Mauer. Mr. Mauer became Riddell's Chief Executive Officer on April 1, 1993, succeeding Mr. Nederlander. Mr. Mauer was President of Mattel U.S.A. from late 1990 through the beginning of 1993 and was President of Tonka U.S.A. Toy Group from 1988 until 1990. In 1995, Mr. Mauer was elected a member of the Board of Directors of The Topps Company, Inc. Mr. Mauer is also a director of the National Center for Missing and Exploited Children.

      Jeffrey G. Webb. Mr. Webb has been the Vice Chairman of the Board of Riddell and the President and Chief Operating Officer of the Varsity Group Division since Varsity was acquired by Riddell in June 1997. Prior to the Varsity acquisition, Mr. Webb was Chairman of the Board, President and Chief Executive Officer of Varsity Spirit Corporation since our formation in 1974.

      David Groelinger. In March of 1996, Mr. David Groelinger was appointed Riddell's Chief Financial Officer, and in June 1996 our Executive Vice President. From 1994 to 1995 he was a member of the Board of Directors, Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman) Inc., which owned and operated a major international cruise line. Prior to 1994 Mr. Groelinger served in various senior financial capacities during his twelve years at Chiquita Brands International, Inc. In 1990, he was promoted to Vice President reporting to the Chiquita's President and Chief Operating Officer. Regency Holdings (Cayman) Inc. filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code in November 1995.

      Leonard Toboroff. Mr. Toboroff has been Vice President of Riddell since April 1988. Since May 1989, Mr. Toboroff has been a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been a practicing attorney since 1961 and from

January 1, 1988 to December 31, 1990, was counsel to Summit Solomon & Feldesman in New York City, which was counsel to Riddell from April 1988 through February 1993. He has been a Director since August 1987 and was Chairman and Chief Executive Officer from December 1987 to May 1988 of Ameriscribe Corp. Mr. Toboroff was Chairman and Chief Executive Officer from May through July 1982, and then was Vice Chairman from July 1982 through September 1988 of American Bakeries Company. Mr. Toboroff has been a director of Banner Aerospace, Inc., a supplier of aircraft parts, since September 1992. He has been a director of Engex, Inc. and director of Saratoga Springs Beverage Co. since 1993, and a director of Hi Rise Recycling since March 1999.

      Don R. Kornstein. Mr. Kornstein has been a member of the Board of Directors, Chief Executive Officer and President of Jackpot Enterprises, Inc. since September 1994. Prior to this Mr. Kornstein was a Senior Managing Director at Bear, Stearns & Co. Inc. for 17 years through September 1994. Mr. Kornstein has been a director of Riddell since April 1995.

      John McConnaughy, Jr. Mr. McConnaughy has been Chairman and Chief Executive Officer of JEMC Corp. since 1988. From 1969 to 1986, Mr. McConnaughy served as Chairman and Chief Executive Officer of Peabody International Corp. ("Peabody"). From 1981 to 1992, he served as Chairman and Chief Executive Officer of GEO International Corp. when it was spun off from Peabody in 1981. Mr. McConnaughy is a Director of DeVlieg Bullard Inc., Mego Financial Corporation, Transact International, Inc., Levcor International, Inc., Wave Systems, Inc. and Adrien Arpel, Inc. He has been a director of Riddell since September 1989.

      Glenn E. "Bo" Schembechler. Mr. Schembechler was President of the Detroit Tigers from January 1990 through August 1992 and a member of the Tigers Board of Directors from 1989 through 1990. He is also a Director of Midland Company. From 1968 through 1989, Mr. Schembechler was head football coach of the University of Michigan and served as its Athletic Director in 1988 and 1989. He has been a director of Riddell since September 1991.

      Arthur N. Seessel, III. Mr. Seessel was the Chief Executive Officer of Seessel Holdings Inc., a supermarket chain located in Memphis, Tennessee, until the company was sold in 1996. Mr. Seessel currently serves as a consultant to Albertson's Inc. and is a member of the Board of Directors of Red River Bankshares and Auto Radio Inc. He has been a director of Riddell since February 1999.

Structure and Compensation of Board of Directors

      Directors' fees and board meeting attendance

      Directors who are not officers of Riddell received a fee in 1999 of $20,000 per annum. In 1999, directors who were members of the Audit and Compensation Committees of the Board (Messrs. McConnaughy, Kornstein, Schembechler and Seessel) were also each paid an aggregate additional amount of $5,000 per annum for their Committee memberships.

      During 1999, Messrs. Nederlander, Toboroff, McConnaughy, Kornstein and Schembechler were each granted an option to purchase up to 7,500 shares of Riddell's common stock at an exercise price of $3.125 per share and Mr. Seessel was granted an option to purchase up to 15,000 shares of Riddell's common stock at an exercise price of $6.50 per share. These grants were pursuant to provisions of the 1991 and 1997 Stock Option Plans which provide for fixed automatic grants of options to eligible directors as described below under "General Description of 1997 Stock Option Plan." In 1999, Messrs. Nederlander, McConnaughy, Toboroff and Schembechler each received a payment of $16,875 in exchange for the surrender of stock options granted to them in 1994 for 15,000 shares each, at an exercise price of $2.625. The payment was computed based on the "in the money" value of the options at the time of the payments.

      See "Summary Compensation Table" and "Options Granted in 1999" for a discussion of compensation paid to Mr. Mauer, a director and Riddell's Chief Executive Officer and Mr. Webb, Riddell's Vice Chairman and the President and Chief Operating Officer of our Varsity Group Division.

      Riddell has agreed to indemnify each director and officer against certain claims and expenses for which the director might be held liable in connection with service on the Board. In addition, Riddell maintains an insurance policy insuring our directors and officers against such liabilities.

      During calendar year ended December 31, 1999, there were four meetings of the Board of Directors. One meeting was attended by all of the members of the Board of Directors, one meeting was attended by all of the members other than Mr. Schembechler, one meeting was attended by all of the members other than Mr. Webb and one meeting was attended by all of the members other than Mr. McConnaughy.

      Committee Structure and Meetings

      The Board of Directors maintains an Executive Committee consisting of Mr. Nederlander, the Committee's Chairman, Mr. Mauer, Mr. Toboroff and Mr. Webb. Under Riddell's bylaws the Executive Committee has the power of the full Board. The Executive Committee did not hold any meetings in 1999.

      The Board of Directors also maintains a Compensation Committee comprised in 1999 of Messrs. McConnaughy, Schembechler, Seessel and Kornstein. Mr. Kornstein was Chairman of the Committee in 1999. None of these individuals has ever been an officer of Riddell. The Compensation Committee reviews and establishes the cash and non cash compensation of key employees and recommends grants of options under Riddell's 1991 Stock Option Plan and 1997 Stock Option Plan. It considers recommendations of management and, when it deems appropriate, the advice of outside experts in connection with these determinations. The Compensation Committee had one meeting, which was attended by all of the members of the Compensation Committee.

      The Board of Directors has established an Audit Committee which in 1999 consisted of Messrs. McConnaughy, Schembechler, Seessel and Kornstein. Mr. Kornstein was Chairman of the Committee in 1999. No member of the Audit Committee has ever been an officer of Riddell. The Audit Committee reviews Riddell's internal controls and the objectivity of our financial reporting and the scope and results of the auditing engagement. It meets with appropriate Riddell financial personnel and independent public accountants in connection with these reviews. The auditors have access to such Committee at any time. The Audit Committee had one meeting in 1999 which was attended by all of the members of the Audit Committee.

      The members of each committee are appointed by the Board of Directors for a term beginning after the first regular meeting of the Board following the Annual Meeting and until their respective successors are elected and qualified. Each committee elects its own Chairman.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of November 12, 1999 pertaining to ownership of the Riddell's common stock by persons known to Riddell to own 5% or more of Riddell's common stock and common stock owned beneficially by each director and named executive officer of Riddell and by directors and named executive officers of Riddell as a group.

      The information contained herein has been obtained from Riddell's records, or from information furnished directly by the individual or entity to Riddell made by such persons with the U.S. Securities and Exchange Commission.

                                                         Percent
                                                           of
                                       Shares Owned      Common               As Adjusted (Assuming Completion of Rights
                                       Beneficially       Stock                    Offering and Concurrent Offering)
                                       ------------       -----                    ---------------------------------

                                                                               Minimum (1)                   Maximum (2)
                                                                               -----------                   -----------

                                                                        Shares         Percentage       Shares       Percentage
                                                                        ------         ----------       ------       ----------

Robert E. Nederlander                  5,289,747(3)       51.9%        5,760,917          50.4%
810 Seventh Avenue
New York, NY 10019

David M. Mauer                           480,645(4)        5.0%          486,921           4.5%
c/o Riddell Sports Inc
50 East 42nd Street, Suite
1808
New York, NY 10017

Jeffrey G. Webb                        1,214,370(5)       12.6%        1,303,374          12.0%
c/o Varsity Spirit
Corporation
2525 Horizon Lake Drive
Memphis, TN 38133

David Groelinger                          71,000(6)           *           71,918           *
c/o Riddell Sports Inc.
50 East 42nd Street, Suite
1808
New York, NY 10017

Leonard Toboroff                       1,303,585(7)       14.0%        1,440,253          13.6%
c/o Riddell Sports Inc.
50 East 42nd Street, Suite
1808
New York, NY 10017

Don R. Kornstein                          50,000(8)           *           50,000           *
c/o Riddell Sports Inc.
50 East 42nd Street, Suite
1808
New York, NY 10017

John McConnaughy, Jr.                  1,038,937(9)       11.2%        1,147,037          10.9*
c/o JEMC Corp.
1011 High Ridge Road
Stamford, CT  06905

Glenn E. "Bo"                             37,500(8)           *           37,500           *
Schembechler
c/o Riddell Sports Inc.
50 East 42nd Street, Suite
1808
New York, NY 10017

Arthur N. Seessel, II                       None           None             None           None
c/o Seessel's Supermarkets
1745 Union Avenue
Memphis, TN 38104

All officers and directors as          5,448,247          52.7%        5,920,335          51.1%
a group (9 individuals)

Angelo, Gordon & Co., L.P.             1,395,000(10)      13.1%        1,395,000          11.7%
245 Park Avenue,
26th Fl.
New York, NY 10167

      --------------------

      * Less than 1%

      (1) Adjusted to reflect the assumed exercise of each individual's pro rata rights granted pursuant to the rights offering and assuming no shares of common stock are purchased by the standby group pursuant to rights issued to other stockholders.

      (2) Adjusted to reflect the assumed exercise of each individual's pro rata rights granted pursuant to the rights offering and assuming the standby group purchases all of the shares of common stock pursuant to the standby purchase commitment.

      (3) Of the 5,289,747 shares beneficially owned by Mr. Nederlander: (i) 1,252,210 shares are owned by Mr. Nederlander directly or through entities controlled by him having dispositive power over these shares (37,500 of these 1,252,210 shares underlie options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of November 12, 1999; 646,037 of such 1,252,210 shares are subject to a voting trust expiring May 29, 2001 pursuant to which Robert Nederlander is voting trustee and has sole voting power (except to the limited extent described in Note 6 below) and (ii) an additional 4,037,537 shares are beneficially owned by Mr. Nederlander as voting trustee under the voting trust and pursuant to a shareholders' agreement to which Mr. Nederlander and certain other officers and directors of Riddell and their affiliates are parties. Under Rule 13-d of the Securities Exchange Act of 1934, Mr. Nederlander is deemed to beneficially own the shares of stock subject to the voting trust and the stockholders' agreement. The stockholders' agreement terminates upon the earliest May 28, 2001 or the death of Mr. Nederlander, or the date of the transfer of shares subject to the stockholders' agreement (other than to certain parties) as to the shares transferred.

      (4) The shares of common stock beneficially owned by Mr. Mauer are subject to the stockholders' agreement and 422,500 of these shares are issuable in connection with options granted under Riddell's 1991 Stock Option Plan and the warrant that are exercisable currently or within 60 days of November 12, 1999.

      (5) The shares of common stock beneficially owned by Mr. Webb are subject to the stockholders' agreement and 389,843 of these shares underlie options granted under Riddell's 1997 Stock Option Plan that are exercisable currently or within 60 days of November 12, 1999.

      (6) Includes 62,500 shares underlying that portion of an option granted under Riddell's 1991 Stock Option Plan that is exercisable within 60 days of November 12, 1999.

      (7) The shares of common stock beneficially owned by Mr. Toboroff are subject to the stockholders' agreement and 37,500 shares underlie options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of November 12, 1999

      (8) Represents shares underlying options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of November 12, 1999.

      (9)   Of the shares of common stock beneficially owned by Mr. McConnaughy:
            (i) 484,530 are subject to the voting trust; (ii) 554,407 are subject to the stockholders' agreement and (iii) 37,500 shares underlie options granted under Riddell's 1991 Stock Option Plan that are exercisable currently or within 60 days of November 12, 1999. Mr. McConnaughy has pledged his interest in 989,155 shares of Riddell's common stock to financial institutions to secure loans. The voting trust provides that if Mr. McConnaughy defaults on the loan pursuant to which the pledge was made, the voting restrictions are removed from the pledged shares.

      (10) Based on a Schedule 13G filed February 13, 1997, Angelo, Gordon & Co., L.P. may be deemed to be the beneficial owner of 1,395,000 shares as a result of voting and dispositive powers it holds with respect to $1,000,000 principal amount of Riddell's 4.10% Convertible Subordinated Note due November 1, 2004 (the "Notes") convertible at $5.3763 per share into 186,000 shares of

            Riddell's common stock held for its own account and $6,500,000 principal amount of Notes convertible into 1,209,000 shares of common stock which it holds for the account of private investment funds for which it acts a general partner and/or investment advisor or investment manager.

Section 16(a) Disclosure

      Riddell believes, based solely on our review of the copies of the Forms 3, 4 and 5 required to be filed with Riddell pursuant to Section 16(a) of the Exchange Act by our officers, directors and beneficial owners of more than 10% of Riddell's common stock, that during the eleven (11) month period ended December 1, 1999, all filing requirements applicable to such persons were complied with.

Executive Compensation Summary Compensation Table

      The table below sets forth the cash compensation paid to or accrued for Riddell's Chief Executive Officer and our five other most highly paid executive officers in 1998 for services rendered in all capacities to Riddell and our subsidiaries during the fiscal years ended December 31, 1998, 1997 and 1996.

                                             Annual Compensation                    Long Term Compensation Awards
                                  ---------------------------------------------------------------------------------
                                                                                   Securities
Name and                                                       Other Annual        Underlying      All Other
Principal Position       Year      Salary           Bonus      Compensation (1)     Options(2)     Compensation (3)
------------------       ----      ------           -----      ----------------     ----------     ----------------
Robert E.
Nederlander              1998     $196,160               -             -               7,500                 -
Chairman of the          1997      189,511         $50,000             -               7,500                 -
Board                    1996      180,656               -             -               7,500                 -

David M. Mauer
Chief Executive          1998     $575,000               -             -              40,000            $1,000
Officer                  1997      550,000         $60,000             -              50,000             4,750
                         1996      500,000               -                            50,000             4,620

Jeffrey G. Webb
President and            1998     $375,000        $207,090             -              35,000                 -
Chief Operating          1997      200,914(4)      133,380(5)          -             397,760(4)              -
Officer of The
Varsity Group
Division since the
Varsity
Acquisition date
of June 19, 1997

                                             Annual Compensation                    Long Term Compensation Awards
                                  ---------------------------------------------------------------------------------
                                                                                   Securities
Name and                                                       Other Annual        Underlying      All Other
Principal Position       Year      Salary           Bonus      Compensation (1)    Options(2)      Compensation (3)
------------------       ----      ------           -----      ----------------     ----------     ----------------
David Groelinger
Chief Financial          1998     $220,385               -               -            15,000            $1,000
Officer and              1997      195,977         $50,000               -            20,000             4,302
Executive Vice           1996      143,308          25,000               -            65,000                 -
President since
March 7, 1996

Thomas L. Clark
Senior Vice              1998     $132,693         $88,000        $164,467(6)         20,000                 -
President,
Consumer
Products, of
Riddell Group
Division since
February 8, 1999

Dan Cougill
President and            1998     $252,275               -               -            45,000          $457,667
Chief Operating          1997      259,231               -               -            20,000             4,750
Officer of Riddell       1996      230,000               -               -            15,000             4,750
Group Division
until November
27, 1998

---------------------------

(1) Other perquisites and other personal benefits paid for the named executive officers are omitted from the table as permitted by the rules of the U.S. Securities and Exchange Commission because they aggregated less than the lesser of $50,000 and 10% of the total annual salary and bonus set forth in the columns entitled, "Salary" and "Bonus" for each named executive officer.

(2) These options were issued under Riddell's 1991 Stock Option Plan or 1997 Stock Option Plan. Options granted to Mr. Cougill were forfeited upon his separation from Riddell.

(3) Represents Riddell's contribution to a 401(k) plan on behalf of the employee and in the case of Mr. Cougill, also includes $456,667 of separation payments paid or accrued in 1998.

(4) Pursuant to an employment agreement between Riddell and Mr. Webb effective in June 1997 which provides for an annual base salary of $375,000 and certain stock options to be granted in 1997. See "Employment Agreements and Change of Control Arrangements."

(5) Includes unrestricted stock awards of Riddell's common stock valued at $153,400 for 1998 and $98,800 for 1997 based on quoted market values on the date the awards were granted. The 1998 award of 41,600 was valued at approximately $3.69 per share and the 1997 award of 20,800 shares was valued at $4.75 per share.

(6)   Includes one-time relocation related expenses of $164,467 for Mr. Clark.

Stock Options Granted in 1998

      The following table sets forth information concerning individual grants of stock options made during 1998 to each executive officer listed below pursuant to Riddell's 1991 and 1997 Stock Option Plans.

                                                 % of Total                                             Potential Realizable
                              Number of           Options                                                 Value at Assumed
                              Securities         Granted to                                               Annual Rates of
                              Underlying         Employees          Exercise                                Stock Price
                               Options           In Fiscal         Price Per        Expiration            Appreciation for
Name                           Granted              Year             Share             Date               Option Term (1)
----                           -------              ----             -----             ----                           ---

                                                                                                         5%             10%
                                                                                                         --             ---

Robert                           7,500               2%              $5.38          6/24/2008         $25,352         $64,248
Nederlander (2)

David M. Mauer                  40,000               9%              $5.38          6/24/2008         135,212         342,655
(3)

Jeffrey Webb (3)                35,000               8%              $5.38          6/24/2008         118,311         299,823

David                           15,000               3%              $5.38          6/24/2008          50,705         128,495
Groelinger (3)

Thomas L.                       20,000               4%              $4.88           2/9/2008          61,317         155,390
Clark (4)

Dan Cougill (5)                 45,000              10%              $5.38          6/24/2008              (5)             (5)

(1) Based upon the per share market price on the date of grant and an annual appreciation of such market price at the rate stated in the table through the expiration date of such options. Gains, if any, are dependent upon the actual performance of the common stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code and any applicable state laws.

(2) This option was granted pursuant to provisions of the 1991 Stock Options Plan which provides for annual fixed automatic grants of options to certain eligible directors. The option is fully exercisable commencing June 24, 1999 through June 24, 2008. In the event Mr. Nederlander's Board membership terminates, generally, other than for cause, the option becomes fully exercisable for 90 days. The option terminates if Mr. Nederlander's Board membership terminates for cause.

(3) This option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant. The option is canceled upon a termination of employment for cause. In the event the employee's employment is terminated by Riddell, generally, other than for cause, this stock option becomes fully exercisable for one year. The option fully vests immediately upon a change in control.

(4) This option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant. The option is canceled upon a termination of employment for cause. In the event the employee's employment is terminated by Riddell, generally, other than for cause, the stock option remains exercisable for 90 days to the extent of any underlying shares which were vested on the termination date.

(5) Options granted to Mr. Cougill were forfeited upon his separation from Riddell.

Stock Options Held at End of 1998

      The following table indicates the total number of exercisable and unexercisable stock options held by each executive officer listed below on December 31, 1998. No options to purchase Riddell's common stock were exercised by any of these individuals during 1998. On December 31, 1998, the last sale price of the common stock on the American Stock Exchange was $5.625 per share.

                              Number of Securities Underlying                Value of Unexercised
                                  Unexercised Options at                   in-the-Money Options at
                                     December 31, 1998                        December 31, 1998
                                     -----------------                        -----------------

Name                         Exercisable         Unexercisable         Exercisable          Unexercisable
----                         -----------         -------------         -----------          -------------
Robert Nederlander                45,000                 7,500            $107,325                 $1,875

David M. Mauer                   387,500               102,500             741,188                 45,063

Jeffrey G. Webb                  364,427                68,333             638,079                 15,583

David Groelinger                  37,500                 7,500              33,425                 39,025

Thomas L. Clark                       --                20,000                  --                 15,000

Employment Agreements and Change of Control Arrangements

      In June 1992, Riddell entered into an employment agreement with each of Messrs. Nederlander and Toboroff. Each agreement continues until terminated by Riddell, with termination effective three years after Riddell delivers notice of termination or, if earlier, until the death or disability of the employee. The agreements are immediately terminable by Riddell for cause (as defined therein). Bonuses are at the discretion of the board. Each agreement provides a base salary of $162,500 which may be increased in the discretion of the board, provided that in any event each year the salaries are increased at least by the percentage increase in the Consumer Price Index. Each agreement provides that in the event Riddell terminates the employee's employment, generally, other than for cause, the employee will receive his full salary through the end of the term of his agreement and annual bonuses for the remainder of the term equal to the average of the annual bonuses awarded to the employee prior to termination. Each agreement acknowledges that the employee will devote time and provide services to entities other than Riddell.

      In April 1993, Riddell entered into an employment agreement with Mr. Mauer. The agreement, as amended in 1994, provides an annual base salary in such amount in excess of $400,000 as the Board of Directors may determine from time to time. The agreement provides for the years subsequent to 1993, that the Board of Directors and Mr. Mauer establish target bonuses based upon measures to be agreed upon before the beginning of each calendar year, and that Mr. Mauer's bonus will be a percentage, not to exceed 100%, of his base salary based upon the percent of the targets achieved. The agreement continues until terminated by Riddell, with termination effective three years after Riddell delivers notice of termination or, if earlier, until Mr. Mauer's death or disability. The agreement is immediately terminable for cause (as defined therein). Mr. Mauer was granted an option for ten years to acquire 300,000 shares of Riddell's common stock pursuant to the Agreement at an average price of $3.63 per share. In the event Mr. Mauer's employment is terminated, generally, other than for cause, Mr. Mauer will receive his salary for a period of three years plus a pro rata portion of the bonus earned through the date of termination, and his options become fully exercisable for one year.

      In addition, in connection with the acquisition of Varsity Spirit Corporation, Riddell entered into an employment agreement with Mr. Webb effective June 1997. Under the provisions of such agreement Mr. Webb serves as Vice Chairman of the Board of Directors of Riddell as well as President and Chief Operating Officer of the Varsity Group Division. Mr. Webb is entitled to a base salary of no less than $375,000 per year and is eligible to participate in those bonus arrangements which are made available to other senior officers of Riddell at a target level of 40% of his base salary. Pursuant to his employment agreement, Mr. Webb received options to purchase 50,000 shares of common stock of Riddell with a per share exercise price of $5.44 and "special options" to purchase an additional 347,760 shares at a per share exercise price of $3.80. Upon termination of Mr. Webb's employment (i) by Riddell without cause (as defined therein), (ii) by Mr. Webb with good reason (as defined therein, including a material adverse alteration in his status or responsibilities and relocation more than 50 miles from Memphis, Tennessee), or (iii) following a change in control (as defined therein), Mr. Webb will receive continued payments of base salary for the longer of the remainder of the term and one year (two years in case of termination following a change in control), as well as certain benefits. Mr. Webb is subject to a non-competition covenant generally for a period of two years following the termination of his employment for any reason. Pursuant to his employment agreement, Mr. Webb agreed to become a party to the Shareholders' Agreement to which Messrs. Mauer, Nederlander, Toboroff and McConnaughy are parties.

      Riddell entered into an employment agreement with Mr. Groelinger effective March 1996 in connection with his joining Riddell as Chief Financial Officer. The agreement provides for an annual base salary of $180,000 and a guaranteed minimum bonus for 1996 of $25,000. Thereafter, bonuses will be a percentage of his salary, with a target of 40%. Pursuant to the Agreement, Mr. Groelinger was granted a ten-year option to purchase 65,000 shares of Riddell's common stock at an exercise price of $4.63 per share. The agreement is immediately terminable for cause (as defined therein) and expires, unless renewed, in March 2001. The agreement provides, generally, that if Mr. Groelinger's employment is terminated other than for cause he will be paid no less than one year's salary (two years' salary in the event termination arises in connection with a change of control (as defined therein)) plus a pro rata portion of his bonus through the date of termination and his stock options become immediately exercisable for one year to the extent then vested.

      The stock options granted to Messrs. Mauer, Webb and Groelinger in connection with their employment become immediately exercisable in the event a change of control of Riddell occurs.

Compensation committee interlocks and insider participation

      Mr. McConnaughy is a member of Riddell's Board of Directors and our Compensation and Audit Committees and a member of a group of stockholders who may be deemed to beneficially own and exercise control over approximately 52% of Riddell's outstanding common stock as of November 12, 1999. See "Security Ownership of Certain Beneficial Owners and Management."

Our 1991 Stock Option Plan and 1997 Stock Option Plan

      Introduction

      Riddell maintains two stock option plans: the 1991 Riddell Sports Inc. Stock Option Plan (the "1991 Plan") and the 1997 Riddell Sports Inc. Stock Option Plan (the "1997 Plan") pursuant to which there are 305,650 shares of common stock available for grant of options as of November 12, 1999. Riddell has granted an aggregate of 2,609,850 shares of our common stock under options and stock grants made in accordance with the 1991 Plan and 1997 Plan as of November 12, 1999 (net of past grants canceled or expired).

      1991 Stock Option Plan

      Riddell's Board of Directors adopted the 1991 Stock Option Plan, which was approved by Riddell's stockholders, to attract and retain qualified management. Options to acquire an aggregate of 1,415,500 shares of common stock were originally reserved for issuance under the 1991 Plan

      Under the 1991 Plan, options may be granted from time to time to key employees, including officers, directors, advisors and independent consultants to Riddell or to any of our subsidiaries. The board is generally empowered to interpret the 1991 Plan, to determine the terms of the option agreements, to determine the employees to whom options are to be granted, and to determine the number of shares subject to each option and the exercise price thereof. Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of Riddell, or at the discretion of the Board, Riddell may loan some or all of the purchase price to the optionee.

      Each Riddell director other than any director who is also a Chief Executive Officer, President, Executive Vice President or Senior Vice President of Riddell or any of our subsidiaries will receive an option to acquire 7,500 shares of common stock each year. In addition, each such individual (other than current directors) will receive an option to acquire 15,000 shares of common stock upon becoming a member of the board and, after the first anniversary of his joining the board, the annual grant of an option to acquire 7,500 shares concurrently with the grants to the other directors. All such directors' options will become exercisable in full on the first anniversary of the date of grant will have an exercise price equal to the fair market value of the common stock on the date of grant, which will be the closing price of the common stock on the date of each annual meeting of stockholders. For tax reasons, the 1991 Plan limits the number of shares of common stock with respect to which options may be granted to any individual in any year to no more than 150,000.

      'The board may modify, suspend or terminate the 1991 Plan, provided however, that certain material modifications affecting the 1991 Plan must be approved by the stockholders, and any change in the 1991 Plan that may adversely affect an optionee's rights under an option previously granted under the 1991 Plan requires the consent of the optionee.

      1997 Stock Option Plan

      Under the 1997 Plan a maximum of 1,500,000 shares of common stock has been reserved for issuance, subject to equitable adjustment upon the occurrence of any stock dividend, stock split, recapitalization, combination or exchange of shares.

      Unless otherwise determined by the board, the 1997 Plan shall be administered by a committee appointed by the board, which shall consist of two or more members of the board who are "outside directors" within the meaning of section 162(m) of the Internal Revenue Code. The full board shall also have the authority, in its discretion, to grant stock options or other stock-based awards under the 1997 Plan and to administer the 1997 Plan. For all purposes under the 1997 Plan, any entity which performs the duties described, shall be referred to as the "Committee." The Committee shall have full authority, subject to the provisions of the 1997 Plan, among other things, to determine the persons to whom options or other stock-based awards will be granted, to determine the exercise price of the stock options and to prescribe, amend and rescind rules and regulations relating to the 1997 Plan. Grants of stock options or other stock-based awards may be made under the 1997 Plan to selected employees, directors (including directors who are not employees) and consultants of Riddell and our present or future affiliates, in the discretion of the Committee.

      The 1997 Plan also provides for automatic grants of stock options (with an exercise price equal to the fair market value of a share of common stock on the date of grant) to each member of the board who is not a Chief Executive Officer, President, Senior Vice President or Executive Vice President of Riddell or our subsidiaries ("Eligible Directors"). Except as otherwise determined by the Committee, options to purchase 15,000 shares of common stock will be automatically granted to Eligible Directors upon commencement of their service on the board, except with respect to Eligible Directors serving on the date of the 1997 annual stockholders meeting. Thereafter Eligible Directors are granted an option to purchase 7,500 shares of common stock on the date of each subsequent annual meeting of stockholders (unless such Eligible Director has received an initial option grant less than one year prior to the date of such meeting). Options automatically granted to Eligible Directors become exercisable as to all shares on the first anniversary of the date of grant or on the retirement of the Eligible Director from the Board, whichever is first. Options automatically granted to Eligible Directors expire on the earliest of (i) the tenth anniversary of the date of grant, (ii) the second anniversary of the termination of the Eligible Directors' service on the Board for reasons other than cause, or (iii) thirty days after the termination of the Eligible Directors' service on the Board of Directors for cause (as defined in the 1997
Plan).

      Except to the extent the committee provides otherwise, stock options granted under the 1997 Plan shall not be transferable otherwise than by will or by the laws of descent and distribution. The 1997 Plan may, at any time and from time to time, be altered, amended, suspended, or terminated by the board, in whole or in part; provided that, unless otherwise determined by the board, an amendment that requires stockholder approval in order for the 1997 Plan to continue to comply with Section 162(m) of the Internal Revenue Code or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders. In addition, no amendment may be made which adversely affects any of the rights of a optionee under any award theretofore granted, without such grantee's written consent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1994 Riddell granted a common stock purchase warrant to a limited partnership owned in part by Messrs. Nederlander, Toboroff and McConnaughy to purchase 150,000 shares of our common stock in consideration for the extension of a note in the amount of $2,000,000 issued by the partnership in favor of Riddell. In August 1995 certain of the original partners withdrew from the partnership, and Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff or entities controlled by them acquired their interests in the warrant.

      In 1998, based on a resolution of the Compensation Committee with Mr. McConnaughy abstaining, Riddell allowed the holders of the warrant to effect a cashless exercise of the warrant, in effect accepting shares issuable upon exercise as payment for the exercise based on per share value one-eighth of a point higher than the quoted market value. As a result, 42,362 shares of common stock were issued in exchange for the 150,000 share warrant based on an exercise price of $2.96 per share and an exchange price of $4.125 per share. The exchange price of $4.125 per share was set on a date when the quoted market price of a share of common stock was $4.00.

                              PLAN OF DISTRIBUTION

      We are offering the shares of common stock in the rights offering directly to holders of our common stock.

      As soon as practicable after the date of this prospectus, we will distribute the rights and copies of this prospectus to individuals who owned shares of common stock on December ___, 1999.

      We currently anticipate that a group of our officers, directors and some other individuals will agree to exercise all of the rights granted to those members of the standby group who are stockholders as of the record date, and, in addition, will also agree to purchase up to $__________ worth of the shares offered under the rights offering that are not purchased by the other stockholders.

      We will pay the fees and expenses of American Stock Transfer & Trust Company, as subscription agent in the rights offering. We have also have agreed to indemnify the subscription agent from any liability which it may incur in connection with the rights offering, including liabilities under the Securities Act of 1933.

      We will pay H.C. Wainwright & Co., Inc., as solicitation agent, an agency fee equal to 3% of the gross proceeds received upon the exercise of rights in the rights offering.

      In addition to the rights offering, we are also conducting an underwritten offering of 250,000 shares of our common stock, the concurrent offering. In the concurrent offering, H.C. Wainwright & Co. shall act as underwriter. In its capacity as underwriter, H.C. Wainwright & Co., Inc. shall receive a 7% discount on all shares underwritten in the concurrent offering. We have also granted the underwriter an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 37,500 shares of common stock. In addition, we have agreed to issue to H.C. Wainwright & Co. as underwriter of the concurrent offering, five-year warrants to purchase up to _____% of the number of shares of common stock sold in the concurrent offering.

      We have also agreed to reimburse H.C. Wainwright & Co. for its actual out-of-pocket expenses incurred in connection with the rights offering and the concurrent offering, including the fees and expenses of its counsel.

      In addition, we have agreed to indemnify H.C. Wainwright & Co. against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments H.C. Wainwright & Co. may be required to make in this respect.

                          DESCRIPTION OF CAPITAL STOCK

General

      We are authorized to issue 45,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and by-laws, which are included as exhibits to the Registration Statement of which this prospectus forms a part of, and by the provisions of applicable Delaware law.

Common stock

      As of December 10, 1999 there were 9,263,957 shares of common stock outstanding which were held of record by approximately 732 stockholders.

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for such purpose. In the event of a liquidation, dissolution or winding up of Riddell, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and non-assessable.

Preferred stock

      As the proper language was inadvertently omitted from our certificate of incorporation in connection with a previous amendment, we are currently amending our certificate of incorporation to provide the Board of Directors with the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. We cannot state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the Board determines the specific rights of the holders of such preferred stock. However, effects on the holders of common stock might include, among other things, restricting dividends on a common stock, deleting the voting power of the common stock, and paring the liquidation rights of the common stock and delaying or preventing a change of control of Riddell without further action by the stockholders. As of December ____, 1999, there are 5,000,000 shares of preferred stock authorized, although none were issued and outstanding. We have no present plans to issue any shares of preferred stock.

Common stock purchase warrants

      Holders who exercise their rights shall receive, for no additional consideration, common stock purchase warrants that are exercisable for a portion of Riddell's ownership interest in a future subsidiary (either newly formed or presently existing) whose principal business is Riddell's Internet operations. All of the warrants issued, in the aggregate, will represent the right to purchase ______ (____%) percent of Riddell's ownership interest in this Internet subsidiary at the time the warrants first become exercisable. These warrants will only become exercisable if (i) we form or use a presently existing subsidiary to conduct substantially all of our Internet operations, and (ii) we effect an initial public offering for this subsidiary on or before December 31, 2002. If we close on an initial public offering of our Internet subsidiary by December 31, 2002, the warrants will be exercisable for six (6) months after the closing of the initial public offering, after which time they will expire. If we do not form an Internet subsidiary by December 31, 2002, or form such a subsidiary but do not effect an initial public offering for our Internet subsidiary on or before December 31, 2002, these common stock purchase warrants shall expire on December 31, 2002 and shall no longer be exercisable. If we do effect an initial public offering of our Internet subsidiary on or before December 31, 2002 we will also register at that time the shares of common stock issuable to you upon your exercise of the common stock purchase warrants. The common stock purchase warrants will have an exercise price of $.01 per share, are not transferable (except in the event of the death of the holder, in which event they are transferable to the estate of the holder), are subject to dilution, and will only be issued to those individuals or entities who exercise rights.

Delaware anti-takeover law and certain charter and bylaw provisions

      Certain provisions of Delaware law and our certificate of incorporation and by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

      We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

      Our certificate of incorporation and by-laws require that special meetings of our stockholders may be called only by the Board of Directors or certain of our officers.

                         DESCRIPTION OF DEBT SECURITIES

      In April 1999, we entered into a revised credit facility with Bank of America National Trust and Savings Association. The revised credit facility replaced our $35 million credit facility with NationsBank (now named Bank of America) and NBD Bank which subsequently became a participant in the revised facility. The revised credit facility consists of a line of credit in a principal amount not to exceed $48 million, expiring at the end of December 2003. Draws under the line of credit are limited to a percentage of certain receivables and inventory. The outstanding balance of the line accrues interest at a rate of LIBOR plus a margin of 2.25% on draws so designated by us, payable at the end of the applicable interest period, but not less frequently than quarterly, and on other draws at the higher of the bank's prime rate plus a margin of 0.75% or the Federal Funds rate plus 1.25%, payable monthly. The credit facility also calls for an unused line fee equal to an annual rate of 0.375% applied to the amount by which the lesser of $40 million and the then maximum revolving amount exceeds the average daily balance of outstanding borrowings under the line. After December 31, 1999, the margin of the interest rate over the related rates is subject to quarterly adjustment dependent on certain financial ratios. The interest rate margin can vary between 1.75% and 2.75% over LIBOR, 0.25% to 1.25% over the prime rate and 0.75% and 1.75% over the Federal Funds rate. The credit facility agreement contains certain covenants which, among other things, require us to meet certain financial ratio and net worth tests, restrict the level of additional indebtedness we may incur, limit payments of dividends, restrict the sale of assets and limit investments we may make. The credit facility also requires repayment of the principal amount upon the occurrence of a change in the control, as defined, of Riddell. We have pledged essentially all of our tangible assets as collateral for the credit facility.

      The 10.5% Senior Notes due 2007 contain certain covenants that, among other things, restrict the level of other indebtedness we may incur, the amounts of investments we may make in other businesses, the sale of assets and use of proceeds therefrom, and the payment of dividends. The Senior Notes also restrict payment of junior indebtedness prior to the maturity of the junior indebtedness. The interest on the Senior Notes is payable semiannually on January 15 and July
15. The holders of the Senior Notes have the right to require the Senior Notes to be redeemed at 101% of the principal amount in the event of a change of control (as defined in the Senior Notes). The Senior Notes contain certain prepayment restrictions and have no mandatory redemption provisions. The Senior Notes are guaranteed by all of our subsidiaries. Each of these subsidiaries are wholly-owned subsidiaries of Riddell and have fully and unconditionally guaranteed the Senior Notes on a joint and several basis. Riddell itself is a holding company with no assets or operations other than those relating to our investments in our subsidiaries.

      The 4.1% convertible subordinated note is subordinated in right to prior payment in full of Senior Indebtedness, which is generally defined in the governing agreements to include debt under the senior notes and revolving line of credit described above and any refinancing, renewal or replacement thereof as well as certain other debt. Repayments of 25% and 33 1/3% of the then outstanding principal balance is due on November 1, 2002 and 2003, respectively, with the remaining balance due November 1, 2004. Interest is payable semiannually each May 1 and November 1. The note limits our ability to grant certain stock options and requires repayment of 101% of the principal amount in the event of a change in control (as defined). In connection with obtaining consents needed for various aspects of the Varsity acquisition, we amended the note to provide for a reduction from $6.00 to $5.3763 per share in the conversion price.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

      This section discusses certain federal income tax consequences of the rights offering to (1) beneficial owners of our common stock upon distribution of the rights, (2) holders of rights upon the exercise and disposition of the rights, and (3) holders of common stock purchase warrants. The discussion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively. The discussion is limited to U.S. taxpayers who hold our common stock, and will hold the rights and common stock purchase warrants and any shares acquired upon the exercise of such rights or warrants, as capital assets (generally, property held for investment). This discussion deals only with stockholders who receive the rights in the initial offering and does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our common stock or rights or common stock purchase warrants, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

      HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR OWN RESPECTIVE TAX SITUATIONS OR SPECIAL TAX CONSIDERATIONS THAT MAY APPLY TO THEM, INCLUDING WITHOUT LIMITATION FOREIGN, STATE AND LOCAL LAWS THAT MAY APPLY.

Tax Consequences of Rights

      Distribution of rights

      Owners of our common stock will not recognize taxable income as a result of the distribution of the rights.

      Basis and holding period of the rights

      The tax basis of the rights received by an owner of our common stock will be zero, unless the stockholder elects to allocate a portion of the tax basis of the common stock to the rights received in proportion to their respective fair market values. The election to allocate a portion of the tax basis to the rights must be made on the holders federal income tax return for the taxable year in which the rights are received.

      The holding period of a stockholder with respect to the rights received as a distribution on such stockholders common stock will include the stockholders holding period for the common stock with respect to which the rights were distributed.

      Transfer of the rights

      A holder of rights who sells the rights prior to exercise will recognize capital gain or loss equal to the difference between the sale proceeds and the tax basis (if any) in the rights sold.

      Lapse of the rights

      If rights expire prior to their sale or other disposition, the holders of those rights will not recognize any gain or loss, assuming the holder did not elect to allocate tax basis to the rights upon the initial distribution; therefore no adjustment will be made to the tax basis of our common stock, if any, owned by such holders.

      Exercise of the rights and basis and holding period of the common stock

      Holders of rights will not recognize any gain or loss upon the exercise of rights except as discussed below with respect to the common stock purchase warrants. The tax basis of our common stock acquired through exercise of the rights will be equal to the sum of the subscription price allocated to our common stock received upon exercise and the holders tax basis (if any) in the rights. We believe that a holder should first allocate a portion of the subscription price to the common stock purchase warrants received based upon the proportion of the fair market value of such warrants on the date of receipt to the sum of the fair market value of the common stock purchase warrants and the common stock. A holder should allocate the remainder of the subscription price to our common stock acquired through exercise of the rights. An independent appraiser retained by us has determined the fair market value of the common stock purchase warrants to be $_______ per warrant as of _______________. Holders of rights should consult with their own tax advisors regarding the tax consequences of exercising the rights and the tax basis of our common stock received upon exercise.

      The holding period for our common stock acquired through exercise of the rights will begin on the date the rights are exercised.

      Sale of common stock

      A stockholder will recognize gain or loss upon the sale of our common stock acquired by exercise of rights in an amount equal to the difference between the amount realized and the stockholders tax basis in the shares. The gain or loss so recognized will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year.

Tax Consequences of Common Stock Purchase Warrants

      Distribution of common stock purchase warrants

      Upon exercise of the rights, we believe that receipt of the common stock purchase warrants will be treated as a distribution of property and taxable as a dividend to the stockholders upon receipt to the extent the fair market value of the common stock purchase warrants on the date of receipt exceeds the subscription price allocated to said warrants. An independent appraiser retained by us has determined the fair market value of the common stock purchase warrant to be $_______ per warrant as of __________.

      The tax basis of the common stock purchase warrants will be equal to the allocated portion of the subscription price plus the amount of dividend resulting thereon; accordingly, Riddell believes that the total tax basis of the common stock purchase warrants will be equal to the fair market value of the common stock purchase warrants as of the date of receipt.

      We believe that the proper measurement date to value the common stock purchase warrant is the date the warrant is issued (i.e., the date the rights are exercised). However, the Internal Revenue Service may assert that the proper date of measurement occurs on the date of exercise of the common stock purchase warrant, in which case the exercise of the common stock purchase warrants would be treated as a distribution of property and taxable as a dividend to the stockholders to the extent that the fair market value of the shares received upon exercise of the warrants exceeds the amount paid for such shares, subject to the current and accumulated earnings and profits of Riddell. We will aggressively contest any such assertion by the Internal Revenue Service. Holders of common stock purchase warrants should consult with their own tax advisors regarding the tax consequences of exercising the warrants.

      Holding period of common stock purchase warrants

      The holding period of the common stock purchase warrants will begin on the date following the day of distribution.

      Lapse of common stock purchase warrants

      In the event the common stock purchase warrants expire, the holder will recognize a loss to the extent of the tax basis allocated to the common stock purchase warrant. Such a loss would be a capital loss.

      Exercise of the common stock purchase warrant

      To the extent the common stock purchase warrant is exercised, there should not be a taxable event. The tax basis in the shares received would be the basis of the warrant and the exercise price paid for the shares of stock.

                                  LEGAL MATTERS

      The validity of the common stock, the rights and warrants in this offering will be passed upon for Riddell by Zukerman Gore & Brandeis, LLP, New York, New York. Orrick, Herrington & Sutcliffe LLP will pass upon various legal matters for the underwriter.

                                     EXPERTS

      The consolidated financial statements and schedules as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1996 included in this prospectus and elsewhere in this registration statement have been audited by Grant Thornton LLP independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our recent SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

      This prospectus, which constitutes a part of a registration statement on Form S-1 filed by us with the Securities and Exchange Commission under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the Securities and Exchange Commission. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
Unaudited Condensed Financial Statements:
  Condensed Consolidated Balance Sheets at September 30, 1999,
     December 31, 1998 and September 30, 1998..............................................................    F-2
  Condensed Consolidated Statements of Operations for the nine months
     ended September 30, 1999 and 1998.....................................................................    F-3
  Condensed Consolidated Statements of Stockholders' Equity for the nine months
     ended September 30, 1999 and 1998.....................................................................    F-4
  Condensed Consolidated Statements of Cash Flows for the nine months
     ended September 30, 1999 and 1998.....................................................................    F-5
  Notes to Condensed Consolidated Financial Statements.....................................................    F-6

Audited Consolidated Financial Statements:
  Report of Independent Certified Public Accountants.......................................................    F-9
  Consolidated Balance Sheets at December 31, 1998 and 1997................................................   F-10
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1997 and 1996......................................................................   F-11
  Consolidated Statements of Shareholders' Equity for the years
     ended December 31, 1998, 1997 and 1996................................................................   F-12
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1997 and 1996......................................................................   F-13
  Notes to Consolidated Financial Statements...............................................................   F-14

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        SEPTEMBER 30,    DECEMBER 31,    SEPTEMBER 30,
                                                                           1999             1998            1998
                                                                        -------------    ------------    -------------
                               ASSETS
Current assets:
  Cash...............................................................     $     368        $  1,752        $   2,824
  Accounts receivable, trade, less allowance for doubtful accounts
     ($1,619, $1,302 and $933 respectively) (Note 3).................        56,064          28,016           48,761
  Inventories (Note 4)...............................................        30,356          28,763           24,608
  Prepaid expenses...................................................         4,435           6,493            4,393
  Other receivables..................................................         1,612           1,644            1,790
  Deferred taxes.....................................................           271           1,253            1,358
                                                                          ---------        --------        ---------
     Total current assets............................................        93,106          67,921           83,734
Property, plant and equipment, less accumulated depreciation ($9,086,
  $7,213 and $6,532 respectively)....................................         8,095           7,871            7,548
Intangibles and deferred charges, less accumulated amortization
  ($16,903, $13,858 and $16,331 respectively)........................       106,674         108,735          109,035
Other assets.........................................................         2,425           1,684            1,625
                                                                          ---------        --------
                                                                          $ 210,300        $186,211        $ 201,942
                                                                          ---------        --------        ---------
                                                                          ---------        --------        ---------
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................     $  14,224        $ 12,744        $  12,432
  Accrued liabilities................................................        10,876          11,253            9,016
  Customer deposits..................................................         2,896           5,961            2,652
                                                                          ---------        --------        ---------
     Total current liabilities.......................................        27,996          29,958           24,100
Long-term debt, less current portion:................................       145,144         126,900          138,200
Deferred taxes.......................................................           271             348              453
Other Liabilities....................................................         3,254           3,554            3,060
Contingent liabilities (Note 6)......................................            --              --               --
Stockholders' equity
  Common stock.......................................................            93              93               91
  Additional paid in capital.........................................        36,849          36,849           36,586
Accumulated deficit..................................................        (3,307)        (11,491)            (548)
                                                                          ---------        --------        ---------
                                                                             33,635          25,451           36,129
                                                                          ---------        --------        ---------
                                                                          $ 210,300        $186,211        $ 201,942
                                                                          ---------        --------        ---------
                                                                          ---------        --------        ---------

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                            NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                                                                          ----------------------
                                                                                            1999          1998
                                                                                          --------      --------
Net revenues:
  Net sales, products and reconditioning...............................................   $132,767      $115,310
  Camps and events.....................................................................     46,219        42,615
  Royalty income.......................................................................        764         1,401
                                                                                          --------      --------
                                                                                           179,750       159,326
                                                                                          --------      --------
Cost of revenues:
  Products and reconditioning..........................................................     72,993        65,217
  Camps and events.....................................................................     31,976        30,022
                                                                                          --------      --------
Cost of sales..........................................................................    104,969        95,239
                                                                                          --------      --------
Gross profit...........................................................................     74,781        64,087
Selling, general and administrative expenses...........................................     54,024        49,169
                                                                                          --------      --------
Income from operations.................................................................     20,757        14,918
Interest expense.......................................................................     11,668        11,114
                                                                                          --------      --------
Income before taxes....................................................................      9,089         3,804
Income taxes...........................................................................        905            --
                                                                                          --------      --------
Net income.............................................................................   $  8,184      $  3,804
                                                                                          --------      --------
                                                                                          --------      --------
Net earnings per share:
  Basic................................................................................   $   0.88      $   0.42
  Diluted..............................................................................   $   0.78      $   0.37

Weighted average number of common and common equivalent shares outstanding:
  Basic................................................................................      9,259         9,122
  Diluted..............................................................................     10,862        11,066

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                            RETAINED
                                                           COMMON STOCK      ADDITIONAL     EARNINGS         TOTAL
                                                         ----------------     PAID IN      (ACCUMULATED    STOCKHOLDERS'
                                                         SHARES    AMOUNT     CAPITAL       DEFICIT)         EQUITY
                                                         ------    ------    ----------    ------------    -------------
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998:

  Balance, January 1, 1998............................   9,079      $ 91      $ 36,386       $ (4,352)        $32,125
     Issuance of common stock upon
       exercise of stock options......................      28        --            72             --              72
     Stock issued to employees........................      27        --           128             --             128
     Net income for the period........................      --        --            --          3,804           3,804
                                                         ------     ----      --------       --------         -------
  Balance, September 30, 1998.........................   9,134      $ 91      $ 36,586       $   (548)        $36,129
                                                         ------     ----      --------       --------         -------
                                                         ------     ----      --------       --------         -------

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999:

  Balance, January 1, 1999............................   9,259      $ 93      $ 36,849       $(11,491)        $25,451
     Net income for the period........................      --        --            --          8,184           8,184
                                                         ------     ----      --------       --------         -------
  Balance, September 30, 1999.........................   9,259      $ 93      $ 36,849       $ (3,307)        $33,635
                                                         ------     ----      --------       --------         -------
                                                         ------     ----      --------       --------         -------

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                                                                 SEPTEMBER 30,
                                                                                              --------------------
                                                                                                1999        1998
                                                                                              --------    --------
Cash flows from operating activities:
  Net income...............................................................................   $  8,184    $  3,804
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization:
       Amortization of debt issue costs....................................................        633         602
       Other depreciation and amortization.................................................      4,285       4,246
     Provision for losses on accounts receivable...........................................        718         442
     Deferred taxes........................................................................        905          --
     Changes in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable, trade.......................................................    (28,766)    (22,778)
          Inventories......................................................................     (1,593)       (542)
          Prepaid expenses.................................................................      2,058       2,407
          Other receivables................................................................         32        (228)
          Other assets.....................................................................       (741)     (1,027)
       Increase (decrease) in:
          Accounts payable.................................................................      1,480       4,055
          Accrued liabilities..............................................................       (377)     (1,573)
          Customer deposits................................................................     (3,065)     (1,877)
          Other liabilities................................................................       (300)         --
                                                                                              --------    --------
            Net cash provided by (used in) operating activities............................    (16,547)    (12,469)
                                                                                              --------    --------
Cash flows from investing activities:
  Capital expenditures.....................................................................     (2,097)     (1,490)
  Other....................................................................................       (419)         --
                                                                                              --------    --------
            Net cash used in investing activities..........................................     (2,516)     (1,490)
                                                                                              --------    --------
Cash flows from financing activities:
  Net borrowings under line-of-credit agreement............................................     18,244      15,700
  Debt issue costs.........................................................................       (565)         --
  Proceeds from issuance of common stock...................................................         --          72
                                                                                              --------    --------
            Net cash provided by financing activities......................................     17,679      15,772
                                                                                              --------    --------
Net increase (decrease) in cash............................................................     (1,384)      1,813
Cash, beginning............................................................................      1,752       1,011
                                                                                              --------    --------
Cash, end..................................................................................   $    368    $  2,824
                                                                                              --------    --------
                                                                                              --------    --------

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These statements are unaudited, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company's consolidated financial position and the consolidated results of its operations and cash flows at September 30, 1999 and 1998 and for the periods then ended. Certain information and footnote disclosures made in the Company's annual audited consolidated financial statements have been condensed or omitted from these interim statements. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this prospectus. Operating results for the nine months ended September 30, 1999 are not indicative of the results to be expected during the remainder of 1999.

     Income tax expense for the nine-month period ending September 30, 1999 reflect an adjustment relating to the valuation of deferred taxes. No tax expense, other than this adjustment, has been recorded for the 1999 period as the Company has net operating loss carryforwards which offset any such taxes.

2. EARNINGS PER SHARE

     Basic earnings per share amounts have been computed by dividing earnings by the weighted average number of outstanding common shares. Diluted earnings per share is computed by adjusting earnings for the effect of the assumed conversion of dilutive securities and dividing the result by the weighted average number of common shares and common equivalent shares relating to dilutive securities. A reconciliation between the numerators and denominators for these calculations follows:

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                    -------------------
                                                                                     1999        1998
                                                                                    -------     -------
                                                                                      (IN THOUSANDS)
Earnings--numerator:
  Net income.....................................................................   $ 8,184     $ 3,804
  Effect of assumed conversion of convertible debt,
     interest savings net of tax.................................................       314         314
                                                                                    -------     -------
     Numerator for diluted per share computation.................................   $ 8,498     $ 4,118
                                                                                    -------     -------
                                                                                    -------     -------
Shares--denominator:
  Weighted average number of outstanding common shares...........................     9,259       9,122
  Weighted average common equivalent shares:
     Options, assumed exercise of dilutive options net of treasury shares which could have been purchased from the proceeds of the
       assumed exercise based on average market prices...........................       208         549
     Convertible debt, assumed conversion........................................     1,395       1,395
                                                                                    -------     -------
       Denominator for diluted per share computation.............................   $10,862     $11,066
                                                                                    -------     -------
                                                                                    -------     -------

3. RECEIVABLES

     The Company's policy is to record revenues when goods have been shipped. Accounts receivable include unbilled shipments of approximately $3,053,000, $1,678,000 and $1,683,000 at September 30, 1999, December 31, 1998 and
September 30, 1998, respectively. Unbilled shipments represent receivables for shipments that have not been invoiced. These amounts relate principally to partial shipments to customers who are not invoiced until their order is shipped in its entirety or customers with orders containing other terms that require a deferral in the issuance of an invoice. Management believes that substantially all of the unbilled receivables at September 30, 1999 will be invoiced before the end of the calendar year.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. INVENTORIES

     Inventories consist of the following (In thousands):

                                                             SEPTEMBER 30,    DECEMBER 31,     SEPTEMBER 30,
                                                                1999             1998             1998
                                                             -------------    -------------    -------------
  Finished goods..........................................      $18,696          $16,584          $13,078
  Work-in-process.........................................        1,878            2,769            2,361
  Raw materials...........................................        9,782            9,410            9,169
                                                                -------          -------          -------
                                                                $30,356          $28,763          $24,608
                                                                -------          -------          -------
                                                                -------          -------          -------

5. LONG TERM DEBT

     In April 1999, the Company entered into a revised credit facility with Bank of America National Trust and Savings Association. The revised credit facility replaced the Company's $35 million credit facility with NationsBank (now named Bank of America ) and NBD Bank which subsequently became a participant in the revised facility. The revised credit facility consists of a line of credit in a principal amount not to exceed $48 million, expiring at the end of December 2003. Draws under the line of credit are limited to a percentage of certain receivables and inventory. The outstanding balance of the line accrues interest at a rate of LIBOR plus a margin of 2.25% on draws so designated by the Company, payable at the end of the applicable interest period, but not less frequently than quarterly, and on other draws at the higher of the bank's prime rate plus a margin of 0.75% or the Federal Funds rate plus 1.25%, payable monthly. The credit facility also calls for an unused line fee equal to an annual rate of 0.375% applied to the amount by which the lesser of $40 million and the then maximum revolving amount exceeds the average daily balance of outstanding borrowings under the line. After December 31, 1999 the margin of the interest rate over the related rates is subject to quarterly adjustment dependent on certain financial ratios. The interest rate margin can vary between 1.75% and 2.75% over LIBOR, 0.25% to 1.25% over the prime rate and 0.75% and 1.75% over the Federal Funds rate. The credit facility agreement contains certain covenants which, among other things, require the Company to meet certain financial ratio and net worth tests, restrict the level of additional indebtedness the Company may incur, limit payments of dividends, restrict the sale of assets and limit investments the Company may make. The credit facility also requires repayment of the principal amount upon the occurrence of a change in the control, as defined, of the Company. The Company has pledged essentially all of its tangible assets as collateral for the credit facility.

6. LITIGATION MATTERS AND CONTINGENCIES

     At September30, 1999, the Company was a defendant in 4 product liability suits relating to personal injuries allegedly related to the use of helmets manufactured or reconditioned by subsidiaries of the Company. The Company estimates that the uninsured portion of future costs and expenses related to these claims and incurred but not reported claims will amount to at least $3,800,000, and accordingly, a reserve in this amount is included in the Condensed Consolidated Balance Sheet at September 30, 1999 as part of accrued liabilities and other liabilities. These reserves are based on estimates of losses and defense costs not covered by insurance that are anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases. However, due to the uncertainty involved with estimates, the ultimate outcome of these claims, or potential future claims, cannot presently be determined and actual results on certain claims have at times varied substantially from earlier estimates and could do so in the future. Accordingly, there can be no assurance that the ultimate costs of such claims will fall within the established reserves.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest was $14,043,000 and $14,330,000 for the nine-month periods ended September 30, 1999 and 1998, respectively. Income tax payments or refunds were not significant for the nine-month periods ended September 30, 1999 and 1998.

     During the nine-month period ended September 30, 1998 the Company issued shares of its Common Stock, valued at $128,000 based on quoted market values at the time of grant, to certain employees as consideration for compensation included in accrued liabilities at December 31, 1997.

8. SEGMENT INFORMATION:

     Net revenues and income or loss from operations for the Company's three reportable segments are as follows:

                                                                                     NINE MONTHS ENDED
                                                                                       SEPTEMBER 30,
                                                                                    -------------------
                                                                                     1999        1998
                                                                                    -------     -------
                                                                                      (IN THOUSANDS)
Net revenues:
  Institutional products and services............................................  $166,786    $144,790
  Retail products................................................................    12,200      13,135
  Trademark licensing............................................................       764       1,401
                                                                                    -------     -------
     Consolidated total..........................................................  $179,750    $159,326
                                                                                    -------     -------
                                                                                    -------     -------
Income (loss) from operations:
  Institutional products and services............................................   $22,946     $16,261
  Retail products................................................................       676         551
  Trademark licensing............................................................       191         787
  Corporate and unallocated expenses.............................................    (3,056)     (2,681)
                                                                                    -------     -------
     Consolidated total..........................................................   $20,757     $14,918
                                                                                    -------     -------
                                                                                    -------     -------

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Riddell Sports Inc.

     We have audited the accompanying consolidated balance sheets of Riddell Sports Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the management of Riddell Sports Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Riddell Sports Inc. and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Chicago, Illinois
February 19, 1999, except for Note 17
  as to which the date is March 16, 1999

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1998        1997
                                                                                             --------    --------
                                     ASSETS (Note 8)
Current assets:
  Cash....................................................................................   $  1,752    $  1,011
  Accounts receivable, trade, less allowance for doubtful accounts ($1,302 and $824
     respectively) (Note 4)...............................................................     28,016      26,425
  Inventories (Note 5)....................................................................     28,763      24,066
  Prepaid expenses........................................................................      6,493       6,800
  Other receivables.......................................................................      1,644       1,562
  Deferred taxes (Note 12 )...............................................................      1,253       1,358
                                                                                             --------    --------
          Total current assets............................................................     67,921      61,222
Property and equipment, less accumulated depreciation (Note 6)............................      7,871       7,823
Intangible assets and deferred charges, less accumulated
  amortization (Note 7)...................................................................    108,735     112,118
Other assets..............................................................................      1,684         598
                                                                                             --------    --------
                                                                                             $186,211    $181,761
                                                                                             --------    --------
                                                                                             --------    --------
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................   $ 12,744    $  8,377
  Accrued liabilities (Note 11)...........................................................     11,253      10,717
  Customer deposits.......................................................................      5,961       4,529
                                                                                             --------    --------
          Total current liabilities.......................................................     29,958      23,623
Long-term debt, less current portion (Note 8).............................................    126,900     122,500
Deferred taxes (Note 12)..................................................................        348         453
Other liabilities (Note 11)...............................................................      3,554       3,060
Commitments and contingent liabilities (Notes 10 and 11)
Shareholders' equity (Note 9):
  Preferred stock, $.01 par; authorized 5,000,000 shares; none issued.....................         --          --
  Common stock, $.01 par; authorized 40,000,000 shares; issued and outstanding 9,258,957
     and 9,079,154 shares, respectively...................................................         93          91
  Capital in excess of par................................................................     36,849      36,386
  Accumulated deficit.....................................................................    (11,491)     (4,352)
                                                                                             --------    --------
                                                                                               25,451      32,125
                                                                                             --------    --------
                                                                                             $186,211    $181,761
                                                                                             --------    --------
                                                                                             --------    --------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1998        1997       1996
                                                                                  --------    --------    -------
Net revenues:
  Net sales, products and reconditioning.......................................   $136,283    $103,583    $69,888
  Camps and events.............................................................     48,704      32,302         --
  Royalty income...............................................................      1,613       2,388      2,494
                                                                                  --------    --------    -------
                                                                                   186,600     138,273     72,382
                                                                                  --------    --------    -------

Costs of revenues:
  Products and reconditioning..................................................     79,611      58,718     38,813
  Camps and events.............................................................     33,930      21,957         --
                                                                                  --------    --------    -------
                                                                                   113,541      80,675     38,813
                                                                                  --------    --------    -------
Gross profit...................................................................     73,059      57,598     33,569
Selling, general and administrative expenses...................................     64,617      46,278     27,853
Other charges..................................................................        925          --         --
                                                                                  --------    --------    -------
Income from operations.........................................................      7,517      11,320      5,716
Interest expense (Note 8)......................................................     14,656      11,879      2,763
                                                                                  --------    --------    -------
Income (loss) before taxes and extraordinary item..............................     (7,139)       (559)     2,953
Income taxes...................................................................         --          --        110
                                                                                  --------    --------    -------
Net income (loss)..............................................................   $ (7,139)   $   (559)   $ 2,843
                                                                                  --------    --------    -------
                                                                                  --------    --------    -------

Earnings (loss) per share:
  Basic........................................................................   $  (0.78)   $  (0.07)   $  0.35
  Diluted......................................................................   $  (0.78)   $  (0.07)   $  0.33

Weighted average number of common and common equivalent shares outstanding
  Basic........................................................................      9,134       8,585      8,068
  Diluted......................................................................      9,134       8,585      8,730

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                           RETAINED
                                                          COMMON STOCK      ADDITIONAL     EARNINGS          TOTAL
                                                        ----------------     PAID-IN      (ACCUMULATED    SHAREHOLDERS'
                                                        SHARES    AMOUNT     CAPITAL       DEFICIT)         EQUITY
                                                        ------    ------    ----------    ------------    --------------
Balance, January 1, 1996.............................   8,068      $ 81      $ 31,457       $ (6,636)        $ 24,902
  Net income for the year............................      --        --            --          2,843            2,843
                                                        ------     ----      --------       --------         --------
Balance, December 31, 1996...........................   8,068        81        31,457         (3,793)          27,745
  Compensation in connection with option grants......      --        --           559             --              559
  Issuance of common stock upon exercise of stock
     options.........................................      25        --            60             --               60
  Sale of common stock, net of costs.................     986        10         4,310             --            4,320
  Net (loss) for the year............................      --        --            --           (559)            (559)
                                                        ------     ----      --------       --------         --------
Balance, December 31, 1997...........................   9,079        91        36,386         (4,352)          32,125
  Issuance of common stock upon exercise of stock
     options and warrants............................      99         1           136             --              137
  Stock issued to employees..........................      81         1           327                             328
  Net (loss) for the period..........................      --        --            --         (7,139)          (7,139)
                                                        ------     ----      --------       --------         --------
Balance, December 31, 1998...........................   9,259      $ 93      $ 36,849       $(11,491)        $ 25,451
                                                        ------     ----      --------       --------         --------
                                                        ------     ----      --------       --------         --------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                    ------------------------------
                                                                                     1998        1997       1996
                                                                                    -------    --------    -------
Cash flows from operating activities:
  Net income (loss)..............................................................   $(7,139)   $   (559)   $ 2,843
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Depreciation and amortization:
       Amortization of debt issue costs..........................................       803         502         15
       Other depreciation and amortization.......................................     5,713       4,010      2,193
     Stock options issued........................................................        --         559         --
     Compensation expense for stock issued to employees..........................       199          --         --
     Provision for losses on accounts receivable.................................       929         365        436
     Change in assets and liabilities (net of effects from acquisitions):
       (Increase) decrease in:
          Accounts receivable, trade.............................................    (2,520)      6,426     (1,482)
          Inventories............................................................    (4,697)      1,400     (1,980)
          Prepaid expenses.......................................................       307       2,304        (10)
          Other receivables......................................................       (82)        975        199
          Other assets...........................................................       212          45         39
       Increase (decrease) in:
          Accounts payable.......................................................     4,367      (4,010)    (1,437)
          Accrued liabilities....................................................       664        (502)    (2,842)
          Customer deposits......................................................     1,432      (6,167)    (2,558)
          Other liabilities......................................................       494        (987)        --
                                                                                    -------    --------    -------
            Net cash provided by (used in) operating activities..................       682       4,361     (4,584)
                                                                                    -------    --------    -------
Cash flows from investment activities:
  Capital expenditures...........................................................    (2,494)     (1,814)    (1,139)
  Acquisitions...................................................................        --     (91,245)        --
  Umbro license acquisition fee..................................................      (500)         --         --
  Other investments..............................................................    (1,298)         --         --
  Contingent "earn-out" payments on prior acquisitions...........................      (187)       (166)      (174)
                                                                                    -------    --------    -------
            Net cash used in investing activities................................    (4,479)    (93,225)    (1,313)
                                                                                    -------    --------    -------
Cash flows from financing activities:
  Net borrowings under line-of-credit agreement..................................     4,400     (17,890)       (87)
  Proceeds from issuance of long-term debt.......................................        --     115,000      7,500
  Debt issue costs...............................................................        --      (6,220)      (761)
  Principal payments on long-term debt:
     Shareholders................................................................        --        (439)      (871)
     Banks and other.............................................................        --      (5,313)      (142)
  Proceeds from issuance of common stock.........................................       138       4,380         --
                                                                                    -------    --------    -------
            Net cash provided by financing activities............................     4,538      89,518      5,639
                                                                                    -------    --------    -------
Net increase (decrease) in cash..................................................       741         654       (258)
Cash, beginning..................................................................     1,011         357        615
                                                                                    -------    --------    -------
Cash, ending.....................................................................   $ 1,752    $  1,011    $   357
                                                                                    -------    --------    -------
                                                                                    -------    --------    -------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation: The consolidated financial statements include the accounts of Riddell Sports Inc. and its wholly-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated.

     Business: The Company provides institutional sporting goods and school spirit products and services to educational and recreational organizations through its national, direct sales force. The Company is the leading manufacturer and reconditioner of football protective equipment and the leading supplier of products and services to the school spirit industry. The Company also markets miniature and full-size helmets for collectors and licenses the Riddell and MacGregor trademarks for use on athletic footwear and apparel. The Company operates primarily throughout the United States.

     Inventories: Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market and include material, labor and factory overhead.

     Property and equipment: Property and equipment are stated at cost. Depreciation is being computed using the straight-line method over the estimated useful lives (principally 30 years for buildings and improvements and 3 to 7 years for machinery and equipment) of the related assets.

     Intangible assets and deferred charges: Debt issue costs are amortized to interest expense over the term of the related debt. Other intangibles and deferred charges are being amortized by the straight-line method over their respective estimated lives.

     Long-lived assets including goodwill and other intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the related assets' carrying value is compared to the undiscounted estimated future cash flows from the related operations.

     Income taxes: Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

     Revenues: Sales of products and reconditioning are generally recorded upon shipment to customers. Camp and event revenues are recognized over the term of the respective activity. Royalty income is generally recorded by the Company when earned based upon contracts with licensees. These contracts provide for royalties based upon the licensee's sales or purchases of covered products, subject to periodic minimum amounts of royalties.

     Estimates: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods reported. Actual results could differ from those estimates. Estimates relating to contingent liabilities are further discussed in Note 11.

     Concentration of credit risk: The Company earns the majority of its revenues from sales to schools and other institutions. The Company maintains reserves for potential losses on receivables from these institutions, as well as receivables from other customers, and such losses have not exceeded managements expectations.

     Earnings (loss) per share: Basic earnings (loss) per share is computed by dividing earnings (loss) by the weighted average number of outstanding common shares. Diluted earnings per share is computed by adjusting earnings for effect of the assumed conversion of dilutive securities and dividing the result by the weighted average number of common shares and common equivalent shares relating to dilutive securities. Only

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

outstanding shares are considered in computing diluted loss per share. A reconciliation between the numerators and denominators for these calculations follows:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                       ---------------------------
                                                                                        1998       1997      1996
                                                                                       -------    ------    ------
                                                                                             (IN THOUSANDS)
Earnings (loss)--numerator:
  Net income (loss).................................................................   $(7,139)   $ (559)   $2,843
  Effect of assumed conversion, when dilutive, of convertible debt--interest savings
     net of tax.....................................................................        --        --        61
                                                                                       -------    ------    ------
       Numerator for diluted per share computation..................................   $(7,139)   $ (559)   $2,904
                                                                                       -------    ------    ------
                                                                                       -------    ------    ------
Shares--denominator:
  Weighted average number of outstanding common shares..............................     9,134     8,585     8,068
  Weighted average common equivalent shares:
     Options and warrants, assumed exercise of dilutive options and warrants, net of treasury shares which could have been purchased from the proceeds of the
      assumed exercise based on average market prices...............................        --        --       480
     Convertible debt, assumed conversion when dilutive.............................        --        --       182
                                                                                       -------    ------    ------
       Denominator for diluted per share computation................................     9,134     8,585     8,730
                                                                                       -------    ------    ------
                                                                                       -------    ------    ------

     The convertible debt, which has been outstanding since November 1996, is described in Note 8 below. Options and warrants are described in Note 9 below. Options and warrants to purchase 89,500 shares of common stock with a weighted average exercise price of $10.29 which were outstanding at December 31, 1996 were excluded from the computation of diluted earnings per share for 1996 as their inclusion would not have been dilutive because their exercise prices were greater than the average market price of common shares for the year.

     Segment information: Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. 1996 and 1997 segment disclosure have been restated to conform to SFAS No. 131.

     Capitalized software: Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", is effective for fiscal years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company plans to adopt SOP 98-1 beginning January 1, 1999.

2. ACQUISITION

     On June 19, 1997 the Company acquired Varsity Spirit Corporation ("Varsity"). Varsity is a leading supplier of cheerleader and dance team uniforms and accessories to the youth, junior high, high school and college markets. Varsity is also a leading operator of cheerleader and dance team camps, clinics and special events. The net purchase price of approximately
$91.2 million, including costs of the acquisition, was paid in cash, and the acquisition has been accounted for under the purchase method. The purchase price was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of the purchase price over the net assets acquired of $74.8 million, which has been recorded as goodwill and is being amortized on a straight-

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACQUISITION--(CONTINUED)

line basis over 40 years. A summary of the allocation of the purchase price to assets acquired based on their estimated fair values follows:

                                                                                                      (IN THOUSANDS)
                                                                                                      --------------
Purchase price including costs and
  liabilities paid at closing......................................................................      $ 95,548
Less, cash acquired................................................................................        (4,303)
                                                                                                         --------
Net cash cost......................................................................................        91,245
Current liabilities assumed........................................................................        23,068

Less, acquired assets:
  Current assets, excluding cash...................................................................       (35,055)
  Property and Equipment...........................................................................        (3,926)
  Other assets.....................................................................................          (577)
                                                                                                         --------
Excess cost over net assets acquired (goodwill)....................................................      $ 74,755
                                                                                                         --------
                                                                                                         --------

     The operating results of Varsity have been included in the consolidated statements of operations from the date of acquisition. The following pro forma information presents the combined operations of the Company and Varsity as if the acquisition, and relating financing transactions discussed in Note 8, had occurred at the beginning of each of the periods presented:

                                                                                           YEAR ENDED DECEMBER
                                                                                                   31,
                                                                                          ----------------------
                                                                                            1997          1996
                                                                                          --------      --------
                                                                                          (IN THOUSANDS, EXCEPT
                                                                                            PER SHARE AMOUNTS)
Net revenues...........................................................................   $174,084      $160,831
Cost of revenues.......................................................................    103,076        92,426
                                                                                          --------      --------
Gross profit...........................................................................     71,008        68,405
Selling, general and administrative expenses...........................................     63,048        55,469
                                                                                          --------      --------
Income from operations.................................................................      7,960        12,936
Interest expense.......................................................................     14,230        13,988
                                                                                          --------      --------
Income (loss) before taxes.............................................................     (6,270)       (1,052)
Income taxes...........................................................................         --            --
                                                                                          --------      --------
Net income (loss)......................................................................   $ (6,270)     $ (1,052)
                                                                                          --------      --------
                                                                                          --------      --------
Earnings (loss) per share:
  Basic................................................................................   $  (0.69)     $  (0.12)
  Diluted..............................................................................   $  (0.69)     $  (0.12)
Depreciation and amortization..........................................................   $  5,588      $  5,142

     These pro forma results have been presented for comparative purposes only and include the following pro forma adjustments (amounts shown in thousands and relate to the years ended December 31, 1997 and 1996, respectively): (1) additional amortization expense as a result of goodwill arising from the acquisition ($789 and $1,616); (2) salary increases relating to contracts entered into in conjunction with the transactions ($75 and $150); (3) elimination of costs incurred by Varsity in maintaining its status as a separate public corporation ($165 and $443); (4) adjustments of certain expenses incurred by the Company or Varsity based on programs existing within the other company ($38 and $95); (5) elimination of one time charges arising from the transaction for redeeming Varsity stock options ($4,783 for 1997 only), a change in control payment ($250 for 1997 only) and bridge loan commitment fees ($3,000 for 1997 only); (6) additional interest on acquisition debt and related debt changes ($5,401 and $11,391); and (7) the tax effect of the above ($1,728 credit elimination and $3,524 expense

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. ACQUISITION--(CONTINUED)

elimination). The pro forma results are not necessarily indicative of results that would have occurred had the combination been effected at the dates indicated nor of future operating results of the combined operations.

3. UMBRO LICENSE

     In November 1998, the Company entered into an license agreement (the "Umbro License") with Umbro International, Inc. ("UMBRO") pursuant to which the Company acquired the right for five years to manufacture, market and sell UMBRO brand soccer team apparel, footwear, equipment, and accessories on an exclusive basis to the team channel of distribution throughout the United States, Puerto Rico and the U.S. Virgin Islands. The Umbro License is royalty-free for 1999. The Company is required to begin paying royalties in the year 2000, at which time it is also required to meet annual minimum sales figures. In the event that the Company fails to meet required minimum sales levels subsequent to 1999 for two consecutive annual periods, UMBRO has the right to terminate the Umbro License. The Umbro License, which expires in November of 2003, may be extended for an additional five years at the Company's option on or before August 15, 2003, provided that the Company achieves certain performance levels. Simultaneously, the Company acquired certain inventory, promotional material and a 15% interest in U.S.I.S.L., Inc., an organization that promotes soccer in the United States, with an option to increase its ownership to 20%. The Company incurred costs and expenses approximating $3.4 million allocated as follows:

                                                                                  (IN THOUSANDS)
                                                                                  --------------
Investment in U.S.I.S.L., Inc..................................................       $  300
License Rights.................................................................          500
Inventories....................................................................        2,500
Other..........................................................................          100
                                                                                      ------
                                                                                      $3,400
                                                                                      ------
                                                                                      ------

4. RECEIVABLES

     Accounts receivable include unbilled shipments of approximately $1,678 and $1,157 at December 31, 1998 and 1997, respectively, principally relating to Varsity's business. It is the Company's policy to record revenues when the related goods have been shipped. Unbilled shipments represent receivables for shipments that have not yet been invoiced. These amounts relate principally to partial shipments to customers who are not invoiced until their order is shipped in its entirety or customers with orders containing other terms that require a deferral in the issuance of an invoice. Management believes that substantially all of these unbilled receivables will be invoiced within the current sales season.

5. INVENTORIES

     Inventories consist of the following:

                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1998       1997
                                                                           -------    -------
                                                                             (IN THOUSANDS)
Finished goods..........................................................   $16,584    $12,691
Work-in-process.........................................................     2,769      3,571
Raw materials...........................................................     9,410      7,804
                                                                           -------    -------
                                                                           $28,763    $24,066
                                                                           -------    -------
                                                                           -------    -------

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                              DECEMBER 31,
                                                                           ------------------
                                                                            1998       1997
                                                                           -------    -------
                                                                             (IN THOUSANDS)
Land....................................................................   $   207    $   207
Building and improvements...............................................     1,527      1,428
Machinery and equipment.................................................    13,350     10,955
                                                                           -------    -------
                                                                            15,084     12,590
Less accumulated depreciation...........................................     7,213      4,767
                                                                           -------    -------
                                                                           $ 7,871    $ 7,823
                                                                           -------    -------
                                                                           -------    -------

     Depreciation expense relating to all property and equipment amounted to $2,446,000, $1,423,000, and $598,000 the years ended December 31, 1998, 1997 and
1996, respectively.

7. INTANGIBLE ASSETS AND DEFERRED CHARGES

     Intangible assets and deferred charges consist of the following:

                                                                                 ESTIMATED        DECEMBER 31,
                                                                                  LIVES       --------------------
                                                                                 IN YEARS       1998        1997
                                                                                 ---------    --------    --------
                                                                                                 (IN THOUSANDS)
MacGregor trademark rights....................................................         40     $ 18,040    $ 18,040
MacGregor license agreements..................................................          8           --       2,030
Trademarks....................................................................         40        3,250       3,250
Goodwill......................................................................         40       91,479      91,292
Debt issue costs..............................................................          8        6,981       6,981
Other.........................................................................    7 to 10        2,843       3,773
                                                                                              --------    --------
                                                                                               122,593     125,366
Less accumulated amortization.................................................                  13,858      13,248
                                                                                              --------    --------
                                                                                              $108,735    $112,118
                                                                                              --------    --------
                                                                                              --------    --------

8. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                                                 DECEMBER 31,
                                                                                             --------------------
                                                                                               1998        1997
                                                                                             --------    --------
                                                                                                (IN THOUSANDS)
Outstanding balance under a credit facility expiring in 2002, terms further described
  below...................................................................................   $  4,400    $     --
Senior notes, 10.5%, due 2007, terms further described below..............................    115,000     115,000
Convertible subordinated note payable, interest at 4.1%, due 2002 through 2004, terms
  further described below.................................................................      7,500       7,500
                                                                                             --------    --------
                                                                                              126,900     122,500
Less current portion......................................................................         --          --
                                                                                             --------    --------
                                                                                             $126,900    $122,500
                                                                                             --------    --------
                                                                                             --------    --------

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)

     The aggregate maturities of long-term debt are as follows:

YEARS ENDING DECEMBER 31,                                                                           (IN THOUSANDS)
-------------------------                                                                           --------------
           2002             .....................................................................      $  6,275
           2003             .....................................................................         1,875
           2004             .....................................................................         3,750
           2007             .....................................................................       115,000
                                                                                                       --------
                                                                                                       $126,900
                                                                                                       --------
                                                                                                       --------

     The credit facility consists of a line of credit with the Company's bankers in a principal amount not to exceed $35 million, expiring in 2002. Draws under the line of credit are limited under the terms of the related loan agreement to a percentage of certain receivables and inventory. The outstanding balance of the line accrues interest, payable monthly, at a rate of LIBOR plus a margin of 2.5% on draws so designated by the Company, and on other draws at the higher of the bank's prime rate plus a margin of 1% or the Federal Funds rate plus 1.5%. At December 31, 1998 LIBOR rates averaged approximately 4.9% and the prime rate was 7.75%. The credit facility also calls for a commitment fee equal to an annual rate of 0.5% applied to the unused portion of the line. The margin of the interest rate over the related rates, as well as the commitment fee rate, is subject to quarterly adjustment dependent on certain financial ratios. The interest rate margin can vary between 1.5% and 2.5% over LIBOR, 0% to 1% over the prime rate, 0.5% and 1.5% over the Federal Funds rate and 0.4% to 0.5% on the commitment fee. The credit facility agreement contains certain covenants which, among other things, require the Company to meet certain ratio and net worth tests, restrict the level of additional indebtedness the Company may incur, limit payments of dividends, restrict the sale of assets and restricts investments the Company may make. The credit facility also requires repayment of the principal amount upon the occurrence of certain changes in the control of the Company. The Company has pledged essentially all of its tangible assets as collateral for the credit facility.

     The 10.5% senior notes due 2007 (the "Senior Notes") contain certain covenants that, among other things, restrict the level of other indebtedness the Company may incur, the amounts of investments it may make in other businesses, the sale of assets and use of proceeds therefrom, and the payment of dividends. The Senior Notes also restrict payment of junior indebtedness prior to the maturity of the junior indebtedness. The interest on the Senior Notes is payable semiannually on January 15 and July 15. The holders of the Senior Notes have the right to require the Senior Notes to be redeemed at 101% of the principal amount in the event of a Change of Control (as defined). The Senior Notes contain certain prepayment restrictions and have no mandatory redemption provisions. The Senior Notes are guaranteed by all of the Company's subsidiaries. Each of these subsidiaries are wholly-owned subsidiaries of the Company and have fully and unconditionally guaranteed the Senior Notes on a joint and several basis. The Company itself is a holding company with no assets or operations other than those relating to its investments in its subsidiaries. The separate financial statements of the guaranteeing subsidiaries are not presented in this report because, considering the facts stated above, the separate financial statements and other disclosures concerning the guaranteeing subsidiaries are not deemed material to investors by management.

     The 4.1% convertible subordinated note is subordinated in right to prior payment in full of Senior Indebtedness, which is generally defined in the governing agreements to include debt under the senior notes and revolving line of credit described above and any refinancing, renewal or replacement thereof as well as certain other debt. Repayments of 25% and 33 1/3% of the then outstanding principal balance is due on November 1, 2002 and 2003, respectively, with the remaining balance due November 1, 2004. Interest is payable semiannually each May 1 and November 1. The note limits the Company's ability to grant certain stock options and requires repayment of 101% of the principal amount in the event of a change in control (as defined). In connection with obtaining consents needed for various aspects of the Varsity acquisition, the Company amended the note to provide for a reduction from $6.00 to $5.3763 per share in the conversion price.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. LONG-TERM DEBT--(CONTINUED)

     The Senior Notes were issued and the revolving credit facility was entered into in connection with the 1997 acquisition of Varsity Spirit Corporation (see
Note 2). In connection with these financing transactions, all other long-term debt of the Company, except the convertible notes, was repaid. The Company incurred debt issue costs of approximately $5.4 million in connection with the Senior Notes and approximately $0.8 million of costs in connection with the new credit facility. These costs are included with intangibles and deferred charges (see Note 7) and are being amortized to interest expense over the life of the related debt. The Company also incurred costs of $3.0 million in connection with a bridge loan commitment needed to support the acquisition. The bridge loan was not drawn-down and the commitment fee was charged to interest expense in June 1997.

9. SHAREHOLDERS' EQUITY AND STOCK OPTION PLANS

     In conjunction with the Varsity Acquisition in June 1997, the Company sold 986,169 shares of its Common Stock to certain key employees of Varsity at $4.50 per share for an aggregate, net of related costs, of approximately $4.3 million pursuant to Stock Purchase Agreements, dated May 15, 1997.

     Stock option plans: The 1991 Stock Option Plan, as amended, and the 1997 Stock Option Plan provide for the granting of options to key employees, directors, advisors and independent consultants to the Company for the purchase of up to an aggregate of 2,915,500 shares of the Company's common stock. Under the 1991 Stock Option Plan, options for an aggregate of 1,415,500 shares may be granted at an option price of no less than 85% of the market price of the Company's common stock on the date of grant and may be exercisable between one and ten years from the date of grant. Under the 1997 Stock Option Plan, options or other stock-based awards may be granted for an aggregate of 1,500,000 shares. The 1997 Stock Option Plan generally does not restrict the option price or exercise terms of grants.

     During 1998, the Company issued 81,000 shares of its Common Stock to certain employees for incentive compensation as a stock award under the terms of the 1997 Stock Option Plan. These shares were recorded at a value of $328,000 based on quoted market values at the date of grant. The grants include 27,000 shares, valued at $128,000, granted in consideration for compensation included in accrued liabilities at December 31, 1997.

     During 1997, in connection with the terms of certain agreements entered into in connection with the Varsity acquisition, the Company issued options for the purchase of approximately 950,000 shares of its Common Stock to Varsity employees. Included in this amount are 450,000 options to certain key employees of Varsity which vested immediately with an option price of $3.80. A charge of approximately $559,000 was recorded in June, 1997, and credited to additional paid in capital to reflect the intrinsic value of these options based on their in-the-money position on the measurement date for this grant. The remaining 500,000 options were issued to a broad group of Varsity employees with exercise prices at market. Both of these sets of option grants are included in the information summarized below.

     Options granted through December 31, 1998 generally have been designated as non-qualified stock options and, except as described above, have had option prices equal to market values on the date of grant, have had

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. SHAREHOLDERS' EQUITY AND STOCK OPTION PLANS--(CONTINUED)

terms of five or ten years, and have had vesting periods of one or four years. Information relating to stock option transactions over the past three years is summarized as follows:

                                                                      OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                                                    -----------------------    -----------------------
                                                                                   WEIGHTED                   WEIGHTED
                                                                                   AVERAGE                    AVERAGE
                                                                                    PRICE                      PRICE
                                                                      NUMBER         PER         NUMBER         PER
                                                                    OUTSTANDING     SHARE      EXERCISABLE     SHARE
                                                                    -----------    --------    -----------    --------
Balance, January 1, 1996.........................................    1,032,050      $ 4.02        485,775      $ 5.21
  Granted........................................................      239,500      $ 4.57
  Forfeited......................................................       (5,500)     $ 2.89
  Expired........................................................      (80,000)     $ 8.00
                                                                     ---------
Balance, December 31, 1996.......................................    1,186,050      $ 3.87        712,913      $ 3.79
  Granted........................................................    1,085,925      $ 4.75
  Exercised......................................................      (25,000)     $ 2.39
  Forfeited......................................................       (7,000)     $ 4.46
  Expired........................................................      (82,000)     $10.75
                                                                     ---------
Balance, December 31, 1997.......................................    2,157,975      $ 4.05      1,284,425      $ 3.37
  Granted........................................................      461,600      $ 5.08
  Exercised......................................................      (58,825)     $ 2.48
  Forfeited......................................................     (291,925)     $ 3.59
  Expired........................................................      (16,300)     $ 4.05
                                                                     ---------
Balance, December 31, 1998.......................................    2,252,525      $ 4.36      1,362,106      $ 3.81
                                                                     ---------
                                                                     ---------

     Options granted in 1998 include grants for 56,600 shares, granted in November 1998, to certain employees (none of which were directors of the Company) in exchange for cancellation of options for 69,850 shares which had previously been granted to these employees. The canceled options, which are included in the forfeited category above, would have expired in December 1998 and had a weighted average option price of $2.65 per share. The new grants had a term of ten years and a weighted average option price of $3.76 per share.

     Further information about stock options outstanding at December 31, 1998 is summarized as follows:

                              OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                    ----------------------------------------     ------------------------
                                     WEIGHTED       WEIGHTED                     WEIGHTED
                                     AVERAGE        AVERAGE                      AVERAGE
                                    REMAINING        PRICE                        PRICE
   RANGE OF           NUMBER        CONTRACTUAL       PER          NUMBER          PER
EXERCISE PRICES     OUTSTANDING        LIFE          SHARE       EXERCISABLE      SHARE
---------------     -----------     -----------     --------     -----------     --------
$1.80 - $2.49           136,500     2.4 years        $ 1.99         135,000       $ 1.99
$2.50 - $3.99           764,100     7.2 years        $ 3.56         721,250       $ 3.54
$4.00 - $5.44         1,351,925     8.9 years        $ 5.05         505,856       $ 4.67

     At December 31, 1998 there were 498,150 shares available for future option grants.

     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). Under APB 25, generally, no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted. The following pro forma net income and earnings per share are presented for informational purposes and

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. SHAREHOLDERS' EQUITY AND STOCK OPTION PLANS--(CONTINUED)

have been computed using the fair value method of accounting for stock-based compensation as set forth in SFAS 123:

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                      ----------------------------
                                                                                       1998       1997       1996
                                                                                      -------    -------    ------
                                                                                             (IN THOUSANDS)
Pro forma net income (loss)........................................................   $(7,953)   $(1,973)   $2,669
Pro forma earnings (loss) per share
     Basic.........................................................................   $ (0.87)   $ (0.23)   $ 0.33
     Diluted.......................................................................   $ (0.87)   $ (0.23)   $ 0.31

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The pro forma results include expense related to the fair value of stock options estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions for the years ended December 31, 1998, 1997 and 1996, respectively: risk-free interest rates of 5.3%, 6.4% and 6.6%; expected volatility of 56%, 50% and 38%; expected option life of 7.0 years, 7.0 years and 6.9 years, and no dividend payments. The weighted average estimated fair value of options granted during 1998, 1997 and 1996 was $3.16, $3.28 and $2.40 per share, respectively.

     Warrants: At December 31, 1998 warrants were outstanding for the purchase of an aggregate of 172,152 shares of the Company's common stock. These warrants are held by one of the Company's banks and are exercisable through October 1999 at an exercise price of $3.72 per share.

     During 1998 certain officers and directors of the Company exercised outstanding warrants for shares of the Company's Common Stock which would have expired in January 1999. The Company agreed to a cashless exercise of the warrants, in effect accepting shares issuable upon exercise as payment for the exercise. As a result, 42,362 shares of Common Stock were issued in exchange for warrants for 150,000 shares based on an exercise price of $2.96 per share and an exchange price of $4.125 per share. The exchange price of $4.125 per share was set on a date when the quoted market price of a share of Common Stock was $4.00.

10. COMMITMENTS

     Leases: The Company leases various facilities and equipment under operating leases. Rent expense amounted to approximately $2,792,000, $1,958,000 and $1,451,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Future minimum rental payments for all non-cancelable lease agreements for periods after December 31, 1998 are as follows:

YEARS ENDING DECEMBER 31,                                                                           (IN THOUSANDS)
-------------------------                                                                           --------------
1999                        .....................................................................      $  2,828
2000                        .....................................................................         2,023
2001                        .....................................................................           789
2002                        .....................................................................           557
2003                        .....................................................................           431
Later years                 .....................................................................         3,370
                                                                                                       --------
          Total minimum payments required........................................................      $  9,998
                                                                                                       --------
                                                                                                       --------

     Employee benefits: The Company has three noncontributory defined benefit pension plans that cover, or have covered, certain employee groups. These plans consist of two "Union Plans" covering certain unionized employees and a "Non-Union Plan" that covered other employees of certain subsidiaries. The Non-Union Plan

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. COMMITMENTS--(CONTINUED)

was amended in 1994 to provide that no benefits would accrue under the plan on or after December 31, 1994. Expense for these plans for the year ended December 31, 1998 was approximately $200,000 including a provision for expense of an anticipated termination of the Non-Union Plan. Total pension expense for these plans was under $50,000 in each of the years ended December 31, 1997 and 1996.

     The Company maintains defined contribution (401-k) plans covering substantially all of its employees, other than those covered by the Union Plans. Company contributions to these plans are based on a percentage of employee contributions and are funded and charged to expense as incurred. Expenses related to the plans amounted to $95,000, $342,000 and $307,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

11. ACCRUED LIABILITIES AND CONTINGENCIES

     Recorded liabilities: In regards to the product liability contingencies discussed below, the Company has recorded certain liabilities. While these amounts are discussed in the remaining sections of this note, a summary of these amounts together with other items comprising the balance sheet line items "accrued liabilities" and "other liabilities" follows:

                                                                                           ACCRUED        OTHER
                                                                                           LIABILITIES  LIABILITIES
                                                                                           (CURRENT)    (NON-CURRENT)
                                                                                           ---------    -------------
                                                                                                 (IN THOUSANDS)
December 31, 1998:
  Product liability matters, reserves for pending and other contingencies...............    $   700        $ 3,300
  Accrued interest......................................................................      5,690             --
  Other accrued liabilities.............................................................      4,863            254
                                                                                            -------        -------
     Total of balance sheet category....................................................    $11,253        $ 3,554
                                                                                            -------        -------
                                                                                            -------        -------

December 31, 1997:
  Product liability matters, reserves for pending and other contingencies...............    $   700        $ 3,000
  Accrued interest......................................................................      6,536             --
  Other accrued liabilities.............................................................      3,481             60
                                                                                            -------        -------
     Total of balance sheet category....................................................    $10,717        $ 3,060
                                                                                            -------        -------
                                                                                            -------        -------

     Product liability litigation matters and contingencies: At December 31, 1998, the Company was a defendant in 5 product liability suits relating to personal injuries allegedly related to the use of helmets manufactured or reconditioned by subsidiaries of the Company. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. The Company estimates that the uninsured portion of future costs and expenses related to these claims, and incurred but not reported claims, will amount to at least $4,000,000 and, accordingly, a reserve in this amount is included in the Consolidated Balance Sheet at December 31, 1998 as part of accrued liabilities and other liabilities. These reserves are based on estimates of losses and defense costs anticipated to result from such claims, from within a range of potential outcomes, based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases. However, due to the uncertainty involved with estimates actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly there can be no assurance that the ultimate costs of such claims will fall within the established reserves.

     The Company maintains product liability insurance under a policy expiring in January 2005. The policy is an occurrence-based policy providing coverage against claims currently pending against the Company and future claims relating to all injuries occurring prior to January 2005 even if such claims are filed after the end of the

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. ACCRUED LIABILITIES AND CONTINGENCIES--(CONTINUED)

policy period. The insurance program provides certain basic and excess coverage on product liability claims with a combined aggregate coverage of over $40,000,000 subject to the limitations described below.

     The first level of insurance coverage under the policy ("Basic Coverage") provides coverage of up to $2,250,000 per claim in excess of an uninsured retention (deductible) of $750,000 per occurrence. The Basic Coverage is subject to an aggregate program limit and certain annual aggregate sub limits. The Basic Coverage, which does not affect the availability of the excess coverage described below, has an aggregate limit which is currently $4.9 million, but the policy allows the Company to increase this maximum limit to $7.7 million at any time by prepaying the required premium, which counts at 120% of the amount paid toward the limit. The Basic Coverage, to the extent available, covers the insured portion of the first $3,000,000 of a claim. The insurance program also provides for additional coverage ("Excess Coverage") of up to $20,000,000 per occurrence, in excess of the first $3,000,000 of each claim. Claims covered by the Excess Coverage are subject to one of two separate $20,000,000 aggregate policy limits, depending on the date of the related injury. The first $20,000,000 aggregate limit applies to claims for injuries occurring prior to January 31, 1998, and claims occurring after January 1998 are covered by the second separate $20,000,000 aggregate limit.

     Other contingencies and litigation matters: In addition to the matters discussed in the preceding paragraphs, the Company has certain other claims or potential claims against it that may arise in the normal course of business, including without limitation, claims relating to personal injury as well as employment related matters. Management believes that the probable resolution of such matters will not materially affect the financial position or results of operations of the Company.

12. INCOME TAXES

     Income taxes on income (loss), before extraordinary items, for the years ended December 31, 1998, 1997 and 1996 is summarized below:

                                                                                           YEARS ENDED DECEMBER
                                                                                                   31,
                                                                                          ----------------------
                                                                                          1998     1997     1996
                                                                                          ----     ----     ----
                                                                                              (IN THOUSANDS)
Current tax expense:
  Federal.............................................................................    $ --     $ --     $ 50
  State...............................................................................      --       --       60
                                                                                          ----     ----     ----
                                                                                            --       --      110
                                                                                          ----     ----     ----
Deferred tax expense:
  Federal.............................................................................      --       --       --
  State...............................................................................      --       --       --
                                                                                          ----     ----     ----
                                                                                            --       --       --
                                                                                          ----     ----     ----
                                                                                          $ --     $ --     $110
                                                                                          ----     ----     ----
                                                                                          ----     ----     ----

     For the years ended December 31, 1997 and 1996, tax expense was reduced by offsetting tax benefits of approximately $500,000 and $1,200,000, respectively, of net operating loss carryforwards which were not recognized in prior years.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. INCOME TAXES--(CONTINUED)

     Significant components of deferred income tax assets and liabilities at December 31, 1998, 1997 and 1996 are as follows:

                                                                                    YEARS ENDED DECEMBER 31,
                                                                                 -------------------------------
                                                                                  1998        1997        1996
                                                                                 -------     -------     -------
                                                                                         (IN THOUSANDS)
Deferred income tax assets:
  Accrued expenses and reserves..............................................    $ 2,843     $ 2,267     $ 3,509
  Inventory..................................................................        711         733         492
  Intangible assets..........................................................         --          --          26
  Net operating loss, and credit, carryforwards..............................      6,551       4,832       3,689
  Other......................................................................        308         276          36
                                                                                 -------     -------     -------
                                                                                  10,413       8,108       7,752
  Valuation allowances.......................................................     (3,215)     (1,031)     (1,386)
                                                                                 -------     -------     -------
  Total deferred income tax assets...........................................      7,198       7,077       6,366
                                                                                 -------     -------     -------
Deferred income tax liabilities:
  Intangible assets and deductible goodwill..................................      5,648       5,498       6,014
  Property and equipment.....................................................        442         481          86
  Prepaid expenses...........................................................        203         193         266
                                                                                 -------     -------     -------
  Total deferred income tax liabilities......................................      6,293       6,172       6,366
                                                                                 -------     -------     -------
Total net deferred income tax asset..........................................    $   905     $   905     $     0
                                                                                 -------     -------     -------
                                                                                 -------     -------     -------

     The net current and non-current components of the deferred income taxes were recognized in the balance sheet at December 31, 1998, 1997 and 1996 as follows:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                    ----------------------------
                                                                                     1998       1997       1996
                                                                                    ------     ------     ------
                                                                                           (IN THOUSANDS)
Net current assets, included with prepaid expenses..............................    $1,253     $1,358     $1,820
Net non-current deferred tax liabilities........................................       348        453      1,820
                                                                                    ------     ------     ------
                                                                                    $  905     $  905     $    0
                                                                                    ------     ------     ------
                                                                                    ------     ------     ------

     A reconciliation of effective tax rates to federal statutory tax rates is as follows:

                                                                                                   YEARS ENDED
                                                                                                  DECEMBER 31,
                                                                                             -----------------------
                                                                                             1998     1997     1996
                                                                                             -----    -----    -----
Statutory Federal tax rate................................................................   (34.0%)  (34.0%)   34.0%
Differences resulting from:
  Effective state tax rate, net of federal tax benefit....................................      --       --      3.1
  Amortization not deductible for tax purposes............................................    10.2     87.1      5.8
  Travel & entertainment expenses not deductible for tax purposes.........................     3.9     33.9      1.2
  Losses with no current benefit..........................................................    20.2
  Benefit of prior periods net operating losses not previously recognized.................            (86.4)   (40.2)
  Other differences.......................................................................    (0.3)    (0.6)    (0.2)
                                                                                             -----    -----    -----
                                                                                               0.0%     0.0%     3.7%
                                                                                             -----    -----    -----
                                                                                             -----    -----    -----

     At December 31, 1998 the Company had estimated net operating loss carryforwards for federal income tax purposes of approximately $17,700,000 expiring between 2008 to 2013. While this loss carryforward is available

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. INCOME TAXES--(CONTINUED)

to reduce the payment of taxes that might otherwise be payable in future years, the benefit of most of the net operating losses have been recognized in the computation of income tax expense reflected in the Company's consolidated financial statements in prior years. Benefits relating to approximately $7.0 million of net operating loss carryforwards have not yet been recognized in the computation of income tax expense for financial reporting purposes and have been reserved for as part of the deferred income tax asset valuation allowance. These unrecognized carryforwards would be recognized through a reduction of income tax expense in future periods upon the generation of an offsetting amount of taxable earnings.

13. RELATED PARTY TRANSACTIONS

     In 1997, in connection with certain financing transactions occurring in connection with the Varsity acquisition, notes payable to shareholders of $439,000 plus accrued interest were repaid in advance of maturity. Interest of $17,000 and $111,000 on the note was included in interest expense for the years ended December 31, 1997, and 1996, respectively. In 1996 the Company paid consulting fees of $75,000 to one director and paid another director $20,000 for services in connection with a series of promotional football clinics sponsored by the Company.

14. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for interest were $14,700,000, $5,260,000 and $2,662,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Interest payments for 1997 included $3,000,000 relating to bridge financing commitment fees--see Note 8. Income tax payments, or refunds, were not significant for 1998, 1997 or 1996.

     In 1998, the Company issued shares of its Common Stock, valued at $128,000 based on quoted market values at the time of grant, to certain employees as consideration for compensation included in accrued liabilities at December 31, 1997.

     In June 1997, in connection with the Varsity acquisition, the Company assumed liabilities of $23,068,000.

15. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash, accounts receivable, accounts payable and long-term debt. The carrying values of cash, accounts receivable and accounts payable approximate their fair values. The Company's long-term debt include the Senior Notes which at December 31, 1998 had a carrying value of $115,000,000 and a fair value, based on quoted market values, of $109,250,000. The Company's remaining long-term debt is not traded and has no quoted market value, however management believes any difference between its carrying value and fair value would not be material in relation to these Consolidated Financial Statements.

16. SEGMENT AND PRODUCT LINE INFORMATION

     The Company has three reportable segments: institutional products and services, retail products and trademark licensing:

     Institutional products and services: This segment markets products and services primarily through the Company's direct sales force for institutional customers such as schools, leagues, recreational groups and other organizations for competitive and recreational sport and spirit activities. Operations include the manufacture and sale of athletic products (including football helmets), spirit products (including cheerleading and dance uniforms and accessories), and athletic equipment reconditioning. The segment also operates cheerleader and dance team camps, clinics and special events.

     Retail products: This segment markets products through retailers in the U.S. and internationally. Most of the products sold by this segment are sports collectible products, such as authentic and replica football helmets,

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. SEGMENT AND PRODUCT LINE INFORMATION--(CONTINUED)

which bear licensed sports team logos. The segment's operations also include sales of certain recreational football and other athletic products sold through consumer product retailers and distributors.

     Trademark licensing: This segment consists of the licensing of the Company's Riddell and MacGregor trademark rights to other entities for use in marketing products such as athletic footwear and apparel.

     The Company's reportable segments are strategic business units that differ and are managed separately because of the nature of their markets and channels of distribution. The Institutional products and services segment includes the company's institutional athletic products business unit and its spirit (cheerleading and dance) business unit. Information about these two business units has been combined and reported as the institutional products and services segment as the units have similar economic and other business traits.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies except for the inclusion of operating results for Varsity Spirit Corporation, and related pro forma adjustments, for the period prior to its acquisition in June 1997 (see Note 2). The company evaluates performance of the institutional products and services segment based on these pro forma results. Total assets are as reported and do not include pro forma amounts or adjustments.

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                               1998         1997         1996
                                                                             --------     --------     --------
                                                                                       (IN THOUSANDS)
Net revenues:
  Institutional products and services....................................    $166,845     $153,641     $136,974
  Retail products........................................................      18,142       18,055       21,363
  Trademark licensing....................................................       1,613        2,388        2,494
                                                                             --------     --------     --------
                                                                              186,600      174,084      160,831
  Less, preacquisition results of Varsity Spirit Corporation included
     above...............................................................          --       35,811       88,449
                                                                             --------     --------     --------
  Consolidated total.....................................................    $186,600     $138,273     $ 72,382
                                                                             --------     --------     --------
                                                                             --------     --------     --------

Income from Operations:
  Institutional products and services....................................    $ 11,416     $ 10,841     $ 11,423
  Retail products........................................................          56        1,742        3,727
  Trademark licensing....................................................         841        1,476        1,536
  Corporate and unallocated expenses.....................................      (4,796)      (6,099)      (3,750)
                                                                             --------     --------     --------
                                                                                7,517        7,960       12,936
  Less, preacquisition results of Varsity Spirit Corporation included
     above...............................................................          --       (3,360)       7,220
                                                                             --------     --------     --------
  Consolidated total.....................................................    $  7,517     $ 11,320     $  5,716
                                                                             --------     --------     --------
                                                                             --------     --------     --------

Depreciation and amortization, exclusive of debt issue costs:
  Institutional products and services....................................    $  4,497     $  4,253     $  3,854
  Retail products........................................................         557          595          541
  Trademark licensing....................................................         614          696          702
  Corporate and unallocated..............................................          45           44           45
                                                                             --------     --------     --------
                                                                                5,713        5,588        5,142
  Less, preacquisition results of Varsity Spirit Corporation included
     above...............................................................          --        1,578        2,949
                                                                             --------     --------     --------
  Consolidated total.....................................................    $  5,713     $  4,010     $  2,193
                                                                             --------     --------     --------
                                                                             --------     --------     --------

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. SEGMENT AND PRODUCT LINE INFORMATION--(CONTINUED)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                               1998         1997         1996
                                                                             --------     --------     --------
                                                                                       (IN THOUSANDS)
Capital expenditures:
  Institutional products and services....................................    $  2,265     $  2,562     $  2,698
  Retail products........................................................         229          139          269
                                                                             --------     --------     --------
                                                                                2,494        2,701        2,967
  Less, preacquisition results of Varsity Spirit Corporation included
     above...............................................................          --          887        1,828
                                                                             --------     --------     --------
  Consolidated total.....................................................    $  2,494     $  1,814     $  1,139
                                                                             --------     --------     --------
                                                                             --------     --------     --------

Total assets:
  Institutional products and services....................................    $150,163     $143,414     $ 43,302
  Retail products........................................................      10,253       11,497       11,468
  Trademark licensing....................................................      16,898       17,835       17,807
  Corporate and unallocated..............................................       8,897        9,015        3,784
                                                                             --------     --------     --------
  Consolidated total.....................................................    $186,211     $181,761     $ 76,361
                                                                             --------     --------     --------
                                                                             --------     --------     --------

Revenues by product line for all reportable segments in the aggregate were as follows:
  Cheerleader and dance products.........................................    $ 63,491     $ 56,453     $ 49,472
  Camps and events.......................................................      48,704       44,966       38,977
  Athletic products......................................................      34,276       30,177       27,884
  Athletic product reconditioning........................................      23,415       22,892       21,700
  Sports collectibles....................................................      15,101       17,208       20,304
  Trademark licensing....................................................       1,613        2,388        2,494
                                                                             --------     --------     --------
                                                                              186,600      174,084      160,831
  Less, preacquisition results of Varsity Spirit Corporation included
     above...............................................................          --       35,811       88,449
                                                                             --------     --------     --------
  Consolidated revenues..................................................    $186,600     $138,273     $ 72,382
                                                                             --------     --------     --------
                                                                             --------     --------     --------

17. SUBSEQUENT EVENT

     On March 16, 1999, a jury rendered a verdict against the Company in a Texas product liability lawsuit for approximately $11.4 million plus interest from February 1996. The Company intends to appeal the verdict. If the verdict was paid in full it would be covered by the insurance described above, except for an amount equal to the $750,000 uninsured retention. This amount, however, is already included in the Company's balance sheet reserves. Any such payment by the insurance company would reduce the amount of the aggregate limits of the Company's product liability insurance coverage described in Note 11, above.

================================================================================

                          Riddell Sports Inc. [Logo]

                          H.C. Wainwright & Co., Inc.

================================================================================

                                                                [Alternate Page]

The information in this prospectus is not complete and may be changed. Riddell Sports may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DECEMBER 15, 1999

Preliminary Prospectus

                         250,000 Shares of Common Stock

                           RIDDELL SPORTS INC. [LOGO]

      We are a leading marketer and distributor of branded products and services to the extracurricular portion of the educational market. We are selling 250,000 shares of our common stock.

      Our shares are listed for trading on the American Stock Exchange under the symbol "RDL." On December 10, 1999, the last reported sale price for our common stock on the American Stock Exchange was $3.125 per share.

      Simultaneously with this underwritten offering, we are conducting a rights offering to our stockholders to sell an additional 1,000,000 shares of our common stock under a separate prospectus.

      See "Risk Factors" beginning on page [   ] to read about factors you
should consider before buying shares of our common stock.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                      Per Share      Total
Public offering price........................       $              $

Underwriting discounts and commissions.......       $              $

Proceeds, before expenses, to Riddell........       $              $

      Delivery and payment for the shares will be on [ ], 2000.

      The underwriter may, under some circumstances, for 45 days after the date of this prospectus, purchase up to an additional 37,500 shares of our common stock from us at the public offering price, less underwriting discounts and commissions.

                        H.C. Wainwright & Co., Inc.

                    Prospectus dated [          ], 2000

                                                                [Alternate Page]

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which the offer or solicitation is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

      In this prospectus, "Riddell," "we," "us" and "our" refer to Riddell Sports Inc. and our subsidiaries, unless the context specifically indicates otherwise.

                                                                [Alternate Page]

                                TABLE OF CONTENTS

                                                                           Page

PROSPECTUS SUMMARY.........................................................

RISK FACTORS...............................................................

TRADE NAMES AND TRADEMARKS.................................................

FORWARD-LOOKING STATEMENTS.................................................

THE CONCURRENT OFFERING....................................................

THE RIGHTS OFFERING........................................................

USE OF PROCEEDS............................................................

DILUTION...................................................................

CAPITALIZATION.............................................................

SELECTED FINANCIAL DATA....................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
      CONDITION AND RESULTS OF OPERATIONS..................................

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................

BUSINESS ..................................................................

MANAGEMENT.................................................................

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      AND MANAGEMENT.......................................................

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................

UNDERWRITING...............................................................

DESCRIPTION OF CAPITAL STOCK...............................................

DESCRIPTION OF DEBT SECURITIES.............................................

LEGAL MATTERS..............................................................

EXPERTS....................................................................

WHERE YOU CAN FIND MORE INFORMATION........................................

INDEX TO FINANCIAL STATEMENTS.............................................. F-1

                                                                [Alternate Page]

                               RIGHTS OFFERING


Securities Offered                             Rights to purchase 1,000,000
                                               shares of our common stock at
                                               $___ per share pro rata to all of
                                               our common stockholders as of
                                               December 27, 1999.  Further, to
                                               those individuals and entities
                                               who exercise rights, we will
                                               issue warrants which, upon
                                               exercise, will represent in the
                                               aggregate, _____ (____%) percent
                                               of Riddell's ownership in a new
                                               or existing subsidiary that we
                                               may establish in the future to
                                               conduct most of our Internet
                                               operations.

                                                                [Alternate Page]

                                 RIGHTS OFFERING

      In addition to the concurrent offering, we are also granting rights to purchase 1,000,000 additional shares of our common stock at $________ per share pro rata to all of our common stockholders as of December 27, 1999, the record date. Each stockholder has been granted 0.10795 rights for every share of common stock they hold on the record date. Further, if the stockholders exercise their rights, they will also receive, for no additional money, the right, if certain conditions are met, to purchase stock from Riddell of a new or existing subsidiary that will conduct substantially all of our Internet operations.

                                                                [Alternate Page]

                                  UNDERWRITING

      Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to H.C. Wainwright & Co., Inc. and H.C. Wainwright & Co., Inc. has agreed to purchase on a firm commitment basis 250,000 shares of our common stock offered in this offering.

      A copy of the underwriting agreement has been filed as an exhibit to this registration statement.

      The underwriter has advised us that it proposes to offer the shares to the public at the initial public offering price on the cover page of this prospectus and that it may allow some dealers who are members of the NASD, concessions not
in excess of $   per share and the dealers who receive concessions may reallow a
sum not in excess of $   per share to other dealers who are members of the NASD
and to some foreign dealers. Upon completion of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the underwriter. The underwriter has informed us that it does not expect discretionary sales by the underwriter to exceed five percent of the shares offered by this prospectus.

      The underwriter shall also receive a discount of 7% per share for all shares underwritten in this offering. We have also granted the underwriter an option, exercisable during the 45-day period commencing an the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 37,500 shares of common stock. The underwriter may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of shares.

      We have also agreed to sell to the underwriter, for nominal consideration, the underwriters warrants to purchase up to ___% of the number of shares of common stock sold in the concurrent offering. The underwriter's warrants are exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $____ (_____% of the public offering price).

      We have granted demand registration rights at our expense for a period of five years from the effective date of this offering upon the written demand of holder(s) representing a majority of the warrants and piggyback registration rights for a period of seven years from the effective date of this offering with respect to registration under the Securities Act of the securities directly or indirectly issuable upon exercise of the underwriter's warrants. In addition, for a period of five years from the effective date of this offering, we have agreed, on one occasion and upon the written request of any holder(s), to promptly register the underlying securities for purposes of a public offering, solely at the expense of the requesting holder(s).

      The underwriter's warrants contain anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the underwriter's warrants, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the underwriter's warrants have no voting, dividend, or other rights as a stockholder with respect to shares of common stock underlying the underwriter's warrants, unless the underwriter's warrants shall have been exercised.

                                                                [Alternate Page]

      In connection with this underwritten offering, we are also conducting a rights offering in which we are offering right evidenced by subscription certificates to purchase shares of our common stock to our existing shareholders. H.C. Wainwright & Co. is also acting as solicitation agent in the rights offering and shall receive an agency fee equal to 3% of the gross proceeds we receive upon the exercise of certain rights in that offering.

      We have also agreed to reimburse H.C. Wainwright & Co. for its actual out-of-pocket expenses incurred in connection with the rights offering and the concurrent offering, including the fees and expenses of its counsel.

      Rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for or purchase shares before the distribution of the shares is completed. However, the underwriter may engage in the following activities in accordance with the rules:

      Stabilizing transactions. The underwriter may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

      Over-allotments and coverage transactions. The underwriter may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the underwriter may engage in covering transactions by purchasing shares in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option.

      Stabilization and covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions.

      Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the American Stock Exchange, in the over-the-counter market or on any trading market. If such transactions are commenced, they may be discontinued without notice at any time.

      We have agreed to indemnify H.C. Wainwright & Co. against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments H.C. Wainwright & Co. may be required to make in this respect.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registrationfee..................................................$1064.89

NASD filing fee......................................................$903

Subscription Agent fees and expenses.................................$35,000

Information Agent fees and expenses..................................NA

Registration Agent fees and expenses.................................NA

Legal fees and expenses (including blue sky fees and expenses).......$180,000

Accounting fees......................................................$20,000

Printing and mailing expenses........................................$100,000

Miscellaneous........................................................$113,032.11

Total................................................................$450,000

Item 15. Indemnification of Directors and Officers.

      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Registrant contains provisions which eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under
Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

      Section 145 of the DGCL permits, and under certain circumstances requires, the Registrant to indemnify our directors, officers, employees, and agents subject to certain conditions and limitations. The Registrant's Bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. In addition, the Registrant maintains officers' and directors' liability insurance which insures against liabilities that our officers and directors may incur in such capacities.

Item 16. Exhibits and financial statement schedules.

      A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by this reference.

(a) EXHIBIT

NUMBER      DESCRIPTION

1.1         Form of Underwriting Agreement, by and between Riddell and H.C.
            Wainwright & Co., Inc. (1)

2.1 Asset Purchase Agreement, dated as of April 11, 1988, among Riddellink Holding Corporation, EN&T Associates, Inc., Netlink Inc., Riddell, Inc. (predecessor corporation), Equilink Licensing Corp., and MacGregor Sporting Goods, Inc., as amended on April 18, 1988 (the formal trademark assignments and license agreements implementing this agreement are omitted) (2) and Amendment thereto, dated March 1992. (3)

2.2 Agreement and Plan of Merger, dated as of May 5, 1997, by and among Riddell Sports Inc., Cheer Acquisition Corp. and Varsity Spirit Corporation. (31)

2.3 Asset Purchase Agreement dated as of December 1, 1994 by and between Intropa International U.S.A., Inc., Elisabeth Polsterer and Varsity/Tours, Inc. (27)

2.4 Asset Purchase Agreement dated as of May 15, 1996 by and between United Special Events, Inc., Michael Olmstead and Varsity USA, Inc.
            (26)

3.1         Amended and Restated Articles of Incorporation of Riddell Sports
            Inc. (20)

3.2         First Amended and Restated Bylaws of Riddell Sports Inc. (18)

3.3 Certificate of Incorporation of All American Sports Corporation (formerly known as Ameracq Corp). (33)

3.4         Bylaws of All American Sports Corporation (formerly known as Ameracq
            Corp). (33)

3.5         Certificate of Incorporation of Cheer Acquisition Corp. (33)

3.6         Bylaws of Cheer Acquisition Corp. (33)

3.7         Certificate of Incorporation of Equilink Licensing Corporation. (33)

3.8         Bylaws of Equilink Licensing Corporation. (33)

3.9         Certificate of Incorporation of Proacq Corp. (33)

3.10        Bylaws of Proacq Corp. (33)

3.11        Certificate of Incorporation of RHC Licensing Corporation. (33)

3.12        Bylaws of RHC Licensing Corporation. (33)

3.13        Amended and Restated Articles of Incorporation of Riddell, Inc.
            (formerly known as EN&T Associates Inc.). (33)

3.14        Bylaws of Riddell, Inc. (formerly known as EN&T Associates Inc.).
            (33)

3.15        Amended and Restated Articles of Incorporation of Ridmark
            Corporation. (33)

3.16        Bylaws of Ridmark Corporation. (33)

3.17        Charter of International Logos, Inc. (33)

3.18        Bylaws of International Logos, Inc. (33)

3.19        Charter of Varsity/Intropa Tours, Inc. (33)

3.20        Bylaws of Varsity/Intropa Tours, Inc. (33)

3.21        Amended and Restated Charter of Varsity Spirit Fashions & Supplies,
            Inc. (33)

3.22        Bylaws of Varsity Spirit Fashions & Supplies, Inc. (33)

3.23        Amended and Restated Charter of Varsity USA, Inc. (33)

3.24        Bylaws of Varsity USA, Inc. (33)

4.1 Indenture, dated as of June 19, 1997, between Riddell, certain subsidiaries of Riddell Sports Inc., as guarantors, and Marine Midland Bank, as Trustee. (23)

4.2 Form of Underwriter's Warrant Agreement by and between Riddell and H.C. Wainwright & Co., Inc. (1-A)

4.3         Form of Common Stock Purchase Warrant. (1-A)

4.4 Form of Warrant Agreement between Riddell and American Stock Transfer & Trust Company. (1-A)

5.1         Opinion of Zukerman Gore & Brandeis, LLP (1-A)

9.1         Voting Trust Agreement dated May 1991. (2)

10.1 Settlement Agreement, dated April 9, 1981, among McGregor-Doniger Inc., Brunswick Corporation and The Equilink Corporation. (2)

10.2        1997 Stock Option Plan (22)

10.3        Agreement, made January 23, 1989, between Equilink Licensing Corp.
            and Kmart Corporation, with supplemental agreements dated November 16, 1989, August 30, 1990 (2), June 30, 1994 (12) and June 30, 1998.
            (1)

10.4 Lease, dated November 12, 1993, between the International Brotherhood of Painters and Allied Trade Union and Industry Pension Fund and Riddell, Inc., (16); and amendment dated March 20, 1995
            (16); and Amendment dated September 19, 1996. (21)

10.5 Lease Agreement, dated November 2, 1984 by and between ADI Real Estate Joint Venture No. 2 (predecessor to The School Employees Retirement Board of Ohio) and Alamo Athletics Inc. (predecessor to All American Sports Corporation), and Amendments thereto, dated January 30, 1990. (3)

10.6 Lease Agreement, dated as of September 1, 1988 by and between Exeter Management Corporation and All American. (3)

10.7 Lease Agreement, dated April 1991, by and between Stroudsburg Park Associates and All American Corp. (3); as amended March 31, 1995.
            (18)

10.8 Lease, dated as of September 1, 1968, by and between Munro M. Grant and the All American Company and Extension and Amendment of Lease, dated July 11, 1989. (3)

10.9 Lease dated December 12, 1991, between O'Shanter Resources Inc. and All American Sports, Inc. (3)

10.10 Lease, dated May 5, 1986, by and between Paul Goldstein, Nathan Hoffenberg, All American and Medalist Industries, (3); amendment dated January 30, 1997. (21)

10.11 Lease, dated October 28, 1987, as amended and extended by letter dated October 31, 1991, by and between GABT Developments Ltd. and Marcan Ltd. (a division of All American ), (3); amendment dated February 6, 1997. (21)

10.13 1991 Stock Option Plan (2) as amended by amendments described in Riddell Sports Inc.'s proxy materials for its annual stockholders meetings held on August 20, 1992, September 30, 1993, June 27, 1996 and June 24, 1997.

10.14 Perpetual License and Trademark Maintenance Agreements among MacMark Corporation, Equilink Licensing Corporation and BSN Corp. each dated February 19, 1992 (3) and amendment dated November 1, 1992 (7).

10.15 Master Agreement by and among MacGregor Sports Products, Inc., BSN Corp. and MacMark Corporation dated February 19, 1992 (3); amendment No. 1 dated November 1, 1992. (16)

10.16 Employment Agreement, dated June 22, 1992, between Riddell Sports Inc. and Robert Nederlander (5); amended July 27, 1994. (12)

10.17 Employment Agreement, dated June 22, 1992, between Riddell Sports Inc. and Leonard Toboroff (5); amended July 27, 1994. (12)

10.18 Lease, dated September 10, 1992, and Amendment, dated October 1, 1992, and Amendment, dated October 22, 1992, between All American Sports Corporation and Ronald K. Howell d/b/a Lakewood Land and Cattle Company. (6)

10.19 Lease Addendum letter, dated February 13, 1992, between All American Sports Corporation and Paul Goldstein and Nathan Hoffenberg. (6)

10.20 License Agreement, dated October 1, 1992, between All American Sports Corporation and NOCSAE. (7)

10.21 Employment Agreement, dated March 19, 1993, commencing March 25, 1993 between David Mauer and Riddell Sports Inc. (7), as amended January 17, 1994; November 1, 1994 (14); November 28, 1994 (16)

10.22 Settlement agreement, dated February 15, 1994, among Riddell, Inc., Riddell Sports Inc., RHC Licensing Corporation, Ridmark Corporation, Pursuit Athletic Footwear, Inc., Riddell Athletic Footwear, Inc., Ernie Wood, Harry Wood, Silver Eagle Holdings, Ltd., Save Power, Limited, Extravest Holdings Limited, Frederic Brooks, Donald Engel, Alan Tessler, Alan Hirschfield, Jeffrey Steiner, Robert Nederlander, Leonard Toboroff, Jeffrey Epstein, John McConnaughy, Connecticut Economics Corporation, Stephen Tannen, Woodco Sports, Inc., Arthur Tse, Silver Top Limited, Billion Nominees, Limited, Weston Holdings Limited. (9)

10.23 Employment Agreement, dated as of February 1, 1994, between Riddell Inc. and Dan Cougill (11), as amended February 1, 1995 (17).

10.24 Employment Agreement, dated as of March 7, 1996, between Riddell Sports Inc. and David Groelinger (19), as amended March 7, 1998
            (34).

10.25 Note Purchase Agreement, dated October 30, 1996, between Riddell Sports Inc. and Silver Oak Capital, L.L.C., as amended by letter agreement dated May 2, 1997. (20)

10.26 Registration Rights Agreement, dated November 8, 1996, between Riddell Sports Inc. and Silver Oak Capital L.L.C. (20)

10.27 Shareholders Agreement, dated as of May 5, 1997, between Riddell Sports Inc., Cheer Acquisition Corp. and certain shareholders of Varsity Spirit Corporation. (32)

10.28 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc., Cheer Acquisition Corp. and Jeffrey G. Webb (32)

10.29 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and Gregory C. Webb (32)

10.30 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and W. Kline Boyd (32)

10.31 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and J. Kristyn Shepherd (32)

10.32 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and Jeffrey G. Webb (32)

10.33 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and Gregory C. Webb (32)

10.34 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and W. Kline Boyd (32)

10.35 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and J. Kristyn Shepherd (32)

10.36 Registration Rights Agreement, dated as of June 19, 1997, between Riddell Sports Inc., and NationsBanc Capital Markets, Inc. and First Chicago Capital Markets, Inc., as Purchasers. (23)

10.37 Sales Representative Agreement between Varsity Spirit Fashions & Supplies, Inc. and Stuart Educational Products, Inc., along with Security Agreement between Varsity Spirit Fashions & Supplies, Inc. and Gary Stuart and Patti Stuart, both individually and collectively doing business as Stuart Educational Products. (24)

10.38 Programming Agreement between Universal Cheerleaders Association and ESPN, Inc. (24).

10.39 Employment Agreement, dated December 1, 1994, between Varsity Spirit Corporation and Deana Roberts. (27)

10.40 Settlement Agreement, dated June 20, 1997, by and among Riddell Sports Inc., RHC Licensing Corporation, Riddell, Inc., Equilink Licensing Corporation, Ridmark Corporation, MacMark Corporation, NBD Bank, f/k/a NBD Bank, N.A., MLC Partners Limited Partnership, Robert
            E. Nederlander, Leonard Toboroff, John McConnaughy, Jr., Lisa J. Marroni, Frederic H. Brooks, Connecticut Economics Corporation, Robert Weisman, Bruce H. Levitt, as Bankruptcy Trustee of M. Holdings Corporation, Paul Swanson, as Bankruptcy Trustee of MGS Acquisition, Inc. and MacGregor Sports, Inc., Official Unsecured Creditors' Committee of MacGregor Sporting Goods, Inc., M. Holdings Corporation, f/k/a MacGregor Sporting Goods Inc., Innovative Promotions, Inc., Ernest Wood, Jr., Harry Wood, Pursuit Athletic Footwear, Inc., and Riddell Athletic Footwear, Inc. (33)

10.41 License Agreement dated March 4, 1998 between Footstar Corp. and Equilink Licensing Corporation (34)

10.42 Umbro License Agreement, dated as of November 23, 1998, between Umbro International, Inc. and Varsity Spirit Fashions & Supplies, Inc. (1-B)

10.43 Asset and USISL Stock Purchase Agreement, dated as of November 1998, between Umbro International, Inc. and Varsity Spirit Fashions & Supplies, Inc. (1-A)

10.44 Signal/Riddell Expense Sharing Arrangement dated November 23, 1998, between Signal Apparel Company, Inc. and Riddell Sports Inc. (1-B)

10.45 Industrial Lease and Agreement dated October 1, 1998, between Laphiew Gin Company and Varsity Spirit Corporation. (1-B)

10.46 Amended and Restated Loan, Guaranty And Security Agreement dated as of April 20, 1999 among the financial institutions named therein, as the Lenders, Bank of America National Trust and Savings Association, as the Agent, Riddell Sports Inc., as the Parent Guarantor, Riddell, Inc., All American Sports Corporation, Varsity Spirit Corporation, and Varsity Spirit Fashions & Supplies, Inc. collectively, as the Borrower and all other subsidiaries of the Parent Guarantor, collectively, as the Subsidiary Guarantors. (36)

10.47 Form of Subscription Agent Agreement, by and between Riddell and American Stock Transfer & Trust Company. (1-A)

10.48 Form of Solicitation Agent's Agreement by and between Riddell and H.C. Wainwright & Co., Inc. (1)

21          List of subsidiaries. (33)

23          Consent of Grant Thornton LLP regarding Riddell Sports Inc. (1-A)

23.1        Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5.1)

99.1        Form of Instructions for Use of Riddell Rights Certificates. (1-A)

99.2        Form of Notice of Guaranteed Delivery for Subscription Rights. (1-A)

99.3        Form of Letter to Stockholders Who Are Record Holders. (1-A)

99.4        Form of Letter to Stockholders Who Are Beneficial Holders. (1-A)

99.5        Form of Letter to Clients of Stockholders Who Are Beneficial
            Holders. (1-A)

99.6        Form of Nominee Holder Certification Form. (1-A)

99.7        Substitute Form W-9 for Use with the Rights Offering. (1-A)

99.8        Form of Beneficial Owner Election Form. (1-A)

----------

      (1)   Filed herewith.

      (1-A) To be filed by amendment.

      (1-B) Incorporated by reference to Riddell Sports Inc.'s Form 10K report
            (Commission File No. 001-14629) for the year ended December 31,
            1998.

      (2) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-1 (Commission File No. 33-40488) effective June 27, 1991 (including all pre-effective amendments to the Registration Statement).

      (3) Incorporated by reference to Riddell Sports Inc.'s Form 10-K report (Commission File No. 0-19298) for the year ended December 31, 1991.

      (4) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-1 (Commission File No. 33-40488) effective June 17, 1992 (including all pre-effective amendments to the Registration Statement).

      (5) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q report (Commission File No. 0-19298) for the quarter ended June 30, 1992.

      (6) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q report (Commission File No. 0-19298) for the quarter ended September 30, 1992.

      (7) Incorporated by reference to Riddell Sorts Inc.'s Form 10-K report (Commission File No. 0-19298) filed on March 30, 1993.

      (8) Incorporated by reference to Riddell Sports Inc.'s Post Effective Amendment No. 2 to Form S-1 Registration Statement (Commission File No. 33-47884) filed on January 28, 1994.

      (9) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1993.

      (10) Incorporated by reference to Riddell Sports Inc.'s Form 10-K/A constituting Amendment No. 1 to Form 10-K for the year ended December 31, 1993, filed June 21, 1994.

      (11) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended March 31, 1994.

      (12) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended June 30, 1994.

      (13) Incorporated by reference to Riddell Sports Inc.'s Form 8-K filed July 3, 1994.

      (14) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended September 30, 1994.

      (15) Incorporated by reference to Riddell Sports Inc.'s Form 8-K filed January 11, 1994.

      (16) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1994.

      (17) Incorporated by reference to Riddell Sports Inc.'s Form 8-K dated June 23, 1995.

      (18) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1995, dated November 11, 1996.

      (19) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated May 14, 1996.

      (20) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated November 11, 1996.

      (21) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1996.

      (22) Incorporated by reference to Riddell Sports Inc.'s Proxy Statement filed June 6, 1997.

      (23) Incorporated by reference to Riddell Sports Inc..'s Form 8-K dated June 19, 1997.

      (24) Incorporated by reference to the Varsity Spirit Corporation's Registration Statement on Form S-1 (Registration Statement No. 33-44431) filed on December 10, 1991.

      (25) Incorporated by reference to the Varsity Spirit Corporation's Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 33-44431) filed on January 21, 1992.

      (26) Incorporated by reference to the Varsity Spirit Corporation's Annual Report on Form 10-K for the year ended March 31, 1993 (File No. 0-19790).

      (27) Incorporated by reference to the Varsity Spirit Corporation's Transition Report on Form 10-K for the transition period April 1, 1994 to December 31, 1994 (File No. 0-19790)

      (28) Incorporated by reference to the Varsity Spirit Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-19790).

      (29) Incorporated by reference to the Varsity Spirit Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-19790).

      (30) Incorporated by reference to the Varsity Spirit Corporation's annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-19790).

      (31) Incorporated by reference to Riddell Sports Inc.'s Report on Form 8-K filed May 8, 1996.

      (32) Incorporated by reference to Varsity Spirit Corporation Schedule 13D filed June 25, 1997.

      (33) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-4 (Registration No. 333-31525) filed July 18, 1997.

      (34) Incorporated by reference to Riddell Sports Inc.'s Form 10-K Report for the year ended 1997 (file No. 0-19298).

      (35) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated May 15, 1998.

      (36) Incorporated by reference to Riddell Sports Inc's Form 10-Q dated March 31, 1999.

      (b)   Financial Statement Schedules

            Report of Independent Certified Public Accountants on Schedules

            Schedule II - Valuation and Qualifying Accounts

            All other financial statement schedules are omitted as the required information is presented in the financial statements or the notes thereto or is not necessary.

Item 17. Undertakings.

 The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (6) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the standby group during the subscription period, the amount of unsubscribed securities to be purchased by the standby group, and the terms of any subsequent reoffering thereof. If any public offering by the standby group is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 14, 1999.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                     RIDDELL SPORTS INC.

                                     By: /s/ David Mauer
                                        ------------------------
                                        David Mauer

                                     Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER and DAVID GROELINGER and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ David M. Mauer           Chief Executive Officer           December 14, 1999
--- ----- -- -----           and Director David M. Mauer
(Principal Executive Officer)


/s/ Robert Nederlander       Chairman of the Board             December 14, 1999
--- ------ -----------
Robert Nederlander

/s/ Jeffrey G. Webb          Vice Chairman of the Board        December 14, 1999
--- ------- -- ----          and President and Chief
Jeffrey G. Webb              Operating Officer of
                             Varsity Spirit Corporation

/s/ Leonard Toboroff         Vice President and Director       December 14, 1999
--- ------- --------
Leonard Toboroff

/s/ David Groelinger         Executive Vice President and      December 14, 1999
--- ----- ----------         Chief Financial Officer
David Groelinger             (Principal Financial Officer)

/s/ Lawrence Simon           Senior Vice President             December 14, 1999
--- -------- -----           (Principal Accounting Officer)
Lawrence Simon

/s/ Don Kornstein            Director                          December 14, 1999
--- --- ---------
Don Kornstein

/s/ John McConnaughy, Jr.    Director                          December 14, 1999
--- ---- ------------ ---
John McConnaughy, Jr.

/s/ Glenn E. Schembechler    Director                          December 14, 1999
--- ----- -- ------------
Glenn E. Schembechler

/s/ Arthur N. Seessel, III   Director                          December 14, 1999
--- ------ -- -------- ---
Arthur N. Seessel, III

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                  ON SCHEDULE

Board of Directors
Riddell Sports Inc.

     In connection with our audit of the consolidated financial statements of Riddell Sports Inc. and Subsidiaries referred to in our report dated February 21, 1998, which is included in the prospectus constituting Part I of this Registration Statement, we have also audited Schedule II for each of the three years in the period ended December 31, 1998. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                          GRANT THORNTON LLP

Chicago, Illinois
February 19, 1999

                                                                     SCHEDULE II

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                     COL. A                           COL. B              COL. C                COL. D         COL. E
-------------------------------------------------   ----------    -----------------------     ----------     ----------
                                                                         ADDITIONS
                                                                  -----------------------
                                                                                  (2)
                                                                    (1)         CHARGED
                                                    BALANCE AT    CHARGED TO    TO OTHER                     BALANCE AT
                                                    BEGINNING     COSTS AND     ACCOUNTS--                    END OF
                   DESCRIPTION                      OF PERIOD     EXPENSES      DESCRIBE      DEDUCTIONS      PERIOD
                   -----------                      ----------    ----------    ---------     ----------     ----------

Year ended December 31, 1996
  Allowance for doubtful accounts................      $620          $436            --          $543(a)       $  513
Year ended December 31, 1997
  Allowance for doubtful accounts................      $513          $365         $ 325(b)       $379(a)       $  824
Year ended December 31, 1998
  Allowance for doubtful accounts................      $824          $929            --          $451(a)       $1,302

------------------

Notes: (a) Accounts written off net of recoveries

       (b) Addition charged to other accounts for 1997 is the initial balance from the Varsity acquisition.

                                      S-2